UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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INFORMATION REQUIRED IN PROXY STATEMENT
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Proxy Statement Pursuant to Section 14(a) of the Securities
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CNX RESOURCES CORPORATION

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2020 PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

CNX™

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CNX Resources Corporation CNX Center 1000 CONSOL Energy Drive, Suite 400 Canonsburg, Pennsylvania 15317-6506 Telephone (724) 485-4000 March 24, 2020

Annual Meeting of Shareholders – May 6, 2020

Dear Shareholder:

On behalf of the entire Board of Directors of CNX Resources Corporation (“CNX” or the “Corporation”), I cordially invite you to participate in CNX’s 2020 Annual Meeting of Shareholders (the “Annual Meeting”) on May 6, 2020, at 10:00 a.m. Eastern Time. This year’s Annual Meeting will again be “virtual,” meaning that we are making our proxy materials available electronically as the primary means of furnishing proxy materials to our shareholders, and you can participate in the meeting online at www.virtualshareholdermeeting.com/CNX2020 at the appointed date and time. This “virtual” approach to the Annual Meeting provides a convenient way to access our proxy materials and vote, enables greater shareholder participation in the proceedings and reduces the cost and environmental impact of the Annual Meeting to the Corporation—all to the benefit of you, our shareholders.

In 2019, we continued to execute on our stated strategy and position as a pure play, oil and gas exploration and production (“E&P”) company by: (i) reporting net income of $32 million and adjusted net income $176 million or $0.92 per share(1), (ii) achieving total adjusted stand-alone earnings before interest, taxes, depreciation, depletion, amortization and exploration (“EBITDAX”) of $772 million(1), above the high-end of the 2019 guidance range of $745-$765 million, and total adjusted consolidated EBITDAX of $958 million(1), above the high-end of the 2019 guidance range of $910-$940 million;(1) (iii) achieving total capital expenditures of $1.2 billion or stand-alone E&P capital expenditures of $877 million(1), below the low-end of the previously stated 2019 guidance range of $890-915 million for stand-alone E&P capital expenditures; (v) building a hedge book that locks in cash margins in future years, where we see significant downward pressure on the forward commodity price curve; and (vi) repurchasing $400 million aggregate principal amount of our outstanding 5.875% senior notes due in April 2022.

Our goal as a Board of Directors is to be focused on allocating the capital you have entrusted to us to investments that generate the highest returns in order to maximize the net asset value (“NAV”) per share(1) of the Corporation. With this goal of maximizing the NAV per share of the Corporation in mind, CNX is well-positioned for the future. Our operating plan remains flexible and we are nimble enough to enjoy a strong strategic position as the industry faces a very challenging 2020. We also continue to build additional contingency, optionality and liquidity to position the Corporation to maintain a strong balance sheet capable of withstanding a worsening macro environment.

The accompanying proxy statement contains important information about the Annual Meeting, our nominees for election as directors, and executive compensation, among other important disclosures. Whether or not you plan to participate in the Annual Meeting, it is important that your shares be represented. Please vote your shares over the internet or via the toll-free telephone number provided or, if you received a paper copy of a proxy or voting instruction card by mail, you may vote your shares by completing, signing, dating, and returning your proxy or voting instruction card in the postage-paid envelope.

To participate in this year’s virtual Annual Meeting, you will need the 16-digit shareholder control number located on the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials, to log in to the webcast of the Annual Meeting at www.virtualshareholdermeeting.com/CNX2020. Please keep your shareholder control number in a safe place so it is available to you for the meeting. Using this control number, you will be able to listen to the meeting live, submit questions and vote online.

Thank you for your investment in CNX. I hope you will be able to participate in this year’s Annual Meeting.

Sincerely,

Will Thorndike

Chairman of the Board

(1)	Reconciliations to the nearest GAAP measures and an explanation of the calculation of NAV per share are set forth in Appendix A to this Proxy Statement.

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Notice of Annual Meeting of Shareholders

To be held on May 6, 2020

10:00 a.m. Eastern Time

To be Held Online at www.virtualshareholdermeeting.com/CNX2020

Notice is hereby given that the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of CNX Resources Corporation (“CNX” or the “Corporation”) will be held on May 6, 2020, at 10:00 a.m. Eastern Time online at www.virtualshareholdermeeting.com/CNX2020, for the following purposes:

1.	To elect six directors to hold office in accordance with our Amended and Restated Bylaws (the “Bylaws”);

2.	To ratify the anticipated appointment of Ernst & Young LLP, an independent registered public accounting firm, as CNX’s independent auditor for the fiscal year ending December 31, 2020;

3.	To approve, on an advisory basis, the compensation paid to our named executives in 2019, as reported in this Proxy Statement; and

4.	To adopt the CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan to, among other matters, increase the number of shares authorized for issuance thereunder.

By resolution of the Board of Directors, we have fixed the close of business on March 9, 2020 as the record date for determining the shareholders of CNX entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Shareholders of record on March 9, 2020 will be able to participate in the Annual Meeting online at www.virtualshareholdermeeting.com/CNX2020. To participate in the Annual Meeting, you will need the 16-digit control number on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. We encourage you to access the Annual Meeting before the start time of 10:00 a.m. Eastern Time on May 6, 2020. Please allow ample time for online check-in, which will begin at 9:45 a.m. Eastern Time on May 6, 2020. The online format for the Annual Meeting will permit broader participation in the Annual Meeting by our shareholders and provide you with access to copies of the proxy materials.

The proxy materials are first being released to shareholders on March 24, 2020. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet or, if you received a paper copy of a proxy or voting instruction card, by completing and returning the card by mail which requires no postage if mailed in the United States. Your prompt response will be helpful and your cooperation is appreciated.

March 24, 2020

Sincerely,

Stephanie L. Gill

Vice President, General Counsel and
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be Held on May 6, 2020: The Proxy Statement, form of proxy, Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and related materials are available free of charge at www.proxyvote.com or may be obtained by contacting the Investor Relations Department at the address and phone number in the Chairman’s letter.

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PROXY STATEMENT

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of CNX Resources Corporation (“CNX” or the “Corporation”) of proxies to be voted at the Annual Meeting of Shareholders to be held on May 6, 2020 (the “Annual Meeting”). We first released these proxy materials to our shareholders on March 24, 2020.

SUMMARY

This Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Where, When and Who?

• Time and Date:	Wednesday, May 6, 2020, at 10:00 a.m. Eastern Time
• Place:	Online at www.virtualshareholdermeeting.com/CNX2020
• Record Date:	March 9, 2020
• Voting:	Shareholders of CNX as of the record date are entitled to vote. Each share of CNX common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

Virtual Annual Meeting

We are excited to offer to our shareholders again a virtual Annual Meeting.

As permitted by Delaware law and our Amended and Restated Bylaws (the “Bylaws”), we will continue to utilize the virtual annual meeting format in order to facilitate and increase shareholder attendance and participation by enabling shareholders to participate fully and equally from any location around the world, at no cost, as historically, we have had little to no attendance by our shareholders at our in-person annual meetings. We believe that the continued use of the virtual annual meeting format is the right choice for a widely-held company, such as CNX, as it not only brings cost savings to the Corporation and our shareholders, but also increases our ability to engage with all shareholders, regardless of their size, resources, or physical location. We view the virtual meeting format as consistent with our commitment to shareholder engagement as one of our tools by which to further reach our shareholder base. A virtual meeting is also environmentally friendly and in line with our commitment to sustainable business practices.

We remain sensitive to concerns regarding virtual meetings generally from investor advisory groups and other shareholder rights advocates who have voiced concerns that virtual meetings may diminish shareholder voice or reduce accountability. Our Bylaws provide that our annual meetings may be held virtually, by means of remote communication, provided that (i) we implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting is a shareholder or proxy holder, (ii) we implement reasonable measures to provide shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) we maintain a record of any votes or other action taken by shareholders or proxy holders at the meeting. Accordingly, the procedures for our virtual meeting format comply with these requirements, and in fact our format enhances, rather than constrains, shareholder access, participation and communication. For example, the online format allows shareholders to communicate with us during the meeting so they can ask appropriate questions of our Board or management in accordance with the rules of conduct for the meeting. A further description regarding this process can be found under “Information About the Annual Meeting—Virtual Format—Questions.” During the live Q&A session of the meeting, we will answer questions as they come in and address those asked in advance, as time permits. We have committed to publishing and answering each question received following the meeting.

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See “Information About the Annual Meeting—Virtual Format” in this Proxy Statement for more information regarding this year’s virtual annual meeting. In addition, information regarding the ability of shareholders to ask questions during the Annual Meeting, related rules of conduct at the Annual Meeting, and procedures for posting appropriate questions received during the Annual Meeting (with the Corporation’s answers made available after the Annual Meeting), will be posted on our investor relations page under “Events and Presentations” in advance of the Annual Meeting. Similarly, matters addressing technical and logistical issues, including technical support during the Annual Meeting and related to accessing the Annual Meeting’s virtual meeting platform, will be available at www.virtualshareholdermeeting.com/CNX2020.

Your vote is very important to us and to our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

Item	Proposal	Board Recommendation	Page
	Election of Directors	FOR each Director	31
	The six director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to Management.
	Ratification of Anticipated Appointment of Ernst & Young LLP (“EY”) as Independent Auditor	FOR	68
	The Audit Committee has determined to approve the retention of EY as the Corporation’s independent auditor for fiscal year 2020 following this Annual Meeting. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s anticipated selection of the independent auditor.
	Advisory Approval of 2019 Named Executive Compensation	FOR	69
	The Corporation’s executive compensation programs are designed to create a direct linkage between shareholder interests and Management with incentives specifically tailored to the achievement of financial, operational and stock performance goals.
	CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan (the “Amended Plan”)	FOR	71
	The CNX Resources Corporation Equity Incentive Plan (the “Equity Incentive Plan”) is a key vehicle by which the Compensation Committee and Board link executive pay to shareholders’ long-term interests through the grant of stock compensation thereunder. These awards primarily deliver value to employees if our stock performs well. The Board recommends that the shareholders approve the Amended Plan to, among other matters, increase the number of shares authorized for issuance thereunder by 10,775,000 (from 48,915,944 to 59,690,944).

Board Nominees

The following table provides summary information about each director nominee as of March 9, 2020. Each director of CNX is elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships
J. Palmer Clarkson	63	2017	President and Chief Executive Officer of Bridgestone HosePower, LLC	Yes	• CC • HSE* • NCG
Nicholas J. DeIuliis	51	2014	CNX President and Chief Executive Officer	No	• HSE
Maureen E. Lally-Green	70	2013	Professor and Former Dean of Duquesne University School of Law; Former Judge, Superior Court of Pennsylvania	Yes	• CC • HSE • NCG*

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Name	Age	Director Since	Occupation	Independent	Current Committee Memberships
Bernard Lanigan, Jr.	72	2016	Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc.	Yes	• AC* • HSE • NCG
William N. Thorndike, Jr., Chairman	56	2014	Managing Director of Housatonic Partners	Yes	• AC • CC • HSE
Ian McGuire	41	2019	Founder, Investment Partner of Tempus Partners	Yes	• AC • CC • HSE
*	Committee Chair
AC	Audit Committee
CC	Compensation Committee
HSE	Health, Safety and Environmental Committee
NCG	Nominating and Corporate Governance Committee

Who We Are and What We Stand For

Throughout 2019, our strategies and actions continued to be driven by our Mission Statement and Corporate Values, as outlined below.

Mission Statement

At CNX, our mission is to empower our team to embrace and drive innovative change that creates long-term per share value for our investors, enhances our communities and delivers energy solutions for today and tomorrow.

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Business/Strategic Highlights

•	Focus on Execution. Our team remains simple and lean, guided by our Corporate Values and focused on capital allocation and operational execution. This focus resulted in record total gas production of 539.1 Bcfe in 2019, which is 6% greater than 2018 production. Our Marcellus Shale production increased 28%, when compared to 2018. Total Stand-Alone E&P capital expenditures(1) of $877 million were below the low-end of the 2019 guidance range of $890-$915 million. Total adjusted stand-alone EBITDAX of $772 million(1) was above the high-end of the 2019 guidance range of $745-$765 million, and total adjusted consolidated EBITDAX of $958 million(1) was above the high-end of the 2019 guidance range of $910-$940 million. And, at the same time, we increased proved reserves by 7% to 8.4 Tcfe. CNX repurchased approximately $115 million (or 12.9 million shares) of stock at an average price of $8.91 per share. As of January 20, 2020, total outstanding shares were 186,642,962; a reduction of approximately 19% since inception of the program in October 2017. Lastly, we repurchased $400 million aggregate principal amount of our outstanding 5.875% senior notes due in April 2022.
•	Continued Commitment to Increasing the NAV per CNX Share. CNX is committed to maximizing NAV per share and is focused on creating and protecting the Company’s long-term value. Due to the cyclicality and volatility of the natural gas market, the NAV of the Corporation must be protected by an ability to withstand, and potentially thrive, during a downcycle. CNX has effectively done this by creating a strong balance sheet with manageable debt maturities, building a hedge book that protects our margins, and embedding flexibility in our development plan in order to adjust activity levels up and down as market conditions dictate. Additionally, in light of increasingly deteriorating market conditions during 2019, CNX prioritized the generation of free cash flow by reducing the pace of our development plan and implementing various cost savings programs for capital spending, operating expenses, and selling, general, and administrative (“SG&A”) expenses (including organizational changes that are expected to reduce SG&A cash spend in 2020 by approximately $30 million(2) when compared to 2018). The decisions we made in 2019 are expected to maximize CNX’s NAV per share in the long-term.
•	Giving Substance to Our Corporate Values. In 2019, our employees continued to breathe life into our Corporate Values—Responsibility, Ownership and Excellence. For example: as to Responsibility, our employees and contractors did not experience any recordable safety incident in 2019, an improvement of approximately 30 percent versus 2018; as to Ownership, we demonstrated this core value by significantly simplifying and flattening our organizational structure, bringing critical decisions closer to decision-makers; and as to Excellence, we re-focused our Operational Excellence group specifically on field-oriented tasks providing a working partner to our operational teams as we continue to relentlessly prioritize our social license to operate. These and similar efforts reduce the risk-profile of CNX, which leads to greater value for CNX shareholders.

Compensation Highlights

In 2019, CNX continued its commitment to executive compensation programs that drive long-term value for our shareholders.

•	Plans Align Management with Shareholders in Both Weak and Strong Markets. Our executive compensation program goals align directly with corporate and shareholder interests in (i) stock price performance, (ii) adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration Expenses (“Adjusted EBITDAX”) per share(1) and (iii) individual strategic goals.
	–	Approved a Straightforward 2019 STIC Focused on Generating Earnings. In 2019, our annual Short-Term Incentive Compensation Program (“STIC”) for the performance period that ended December 31, 2019 focused on the key goal of generating adjusted EBITDAX per share of the Corporation’s common stock, with individual strategic goals that could increase award payout as much as 20% of the overall payout. CNX successfully executed a strategy to generate strong positive EBITDAX in 2019, with goal achievement above target, as determined by the Compensation Committee of the Board.
	–	Approved LTIC Programs that Continue to Focus on Stock Price Appreciation. Under our current Long-Term Incentive Compensation Programs (“LTICs”), executives receive the majority of their long-term equity awards in the form of performance share unit (“PSU”) awards that vest over a five-year period, based on the achievement of absolute and relative stock price goals. The performance goals applicable to the 2019 tranche of the 2016 PSU awards were achieved between target and maximum performance levels, the 2019 tranches of each of the 2017 PSU awards and 2018 PSU awards were not earned, and the 2019 tranche of the 2019 PSU awards was earned at target. The performance of our PSU programs aligns with our shareholders’ interests.
(1)	A reconciliation of this measure to the nearest GAAP measure is set forth in Appendix A to this Proxy Statement.
(2)	See Appendix A for information regarding SG&A cash spend.

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–	Recognized for Further Aligning New Programs with Shareholder Interests. More than 93% of the shares voted at our 2019 Annual Meeting of Shareholders approved our 2018 executive compensation program. We were pleased with the materially increased approval level of our advisory vote last year as compared to 2018, which we believe was due in part to the extensive shareholder outreach program. We contacted shareholders representing over 80% of our common stock at the time and communicated with shareholders holding more than 60% of our common stock at that time). We have undertaken historically to understand their respective perspectives regarding our executive compensation program and how we may address these concerns in our executive compensation programs going forward.
–	Named Executives’ Average Target Total Direct Compensation at Year-End is Well Below CNX’s Peers (as described on page 12). As demonstrated by the below chart, the Corporation’s average 2019 target total direct compensation of its named executives is well below CNX’s peers as measured by metrics such as 2019 TSR and market capitalization.

CNX PERCENTILE RANKINGS FOR 2019 COMPENSATION AMONG PEER GROUP(1)

Average Target Total Direct Compensation for Named Executives	Total Shareholder Return	Market Capitalization
32nd percentile(2)	96th percentile	65th percentile(3)
(1)	For ease of reference and to provide a more accurate picture of actual compensation, one of our named executives who departed the Corporation in May 2019, has been excluded from this analysis.
(2)	Average target total direct compensation includes base salary, actual annual incentive payment and target value of long-term incentives measured as of the January 31, 2019 grant date for the named executives.
(3)	Based on CNX’s market capitalization of $1.65 billion (as of December 31, 2019).

•	Designed CEO Compensation with 88% At-Risk and Aligned with Shareholder Interests. In January 2019, the Board established our CEO’s target total direct compensation to be 88% at-risk, consisting of target STIC (approximately 14%) and target LTIC (approximately 74%), based on compensation values approved by the Compensation Committee. By making a significant portion of Mr. DeIuliis’ compensation at-risk, his interests are tightly aligned with those of our shareholders. In short, the CEO will realize most of his target compensation only if value is delivered to CNX’s shareholders, as demonstrated in the following chart.

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•	Paid CEO on Target with 2017-2019 TSR Ranking Among Peers (as defined on page 12). When examining our CEO’s total direct compensation (salary, STIC, and LTIC) relative to our peer group over the past three years, Mr. DeIuliis’ compensation, shown on the vertical axis, ranks in the 63rd percentile, while relative TSR performance over the same period was approximately at the 93rd percentile.

*	The shaded area is intended to represent “reasonable” CEO compensation relative to TSR. Compensation is measured using 2017-2019 CNX pay and publicly available peer pay (2016-2018). Compensation is defined as total direct compensation (consisting of base salary, bonus, and the aggregate grant date fair value of the LTIC, which values are set forth in the Summary Compensation Table – 2019, 2018 and 2017 (“SCT”) on page 51)).

•	CEO W-2 Pay Below SCT Reported Pay. The below chart demonstrates that Mr. DeIuliis’ W-2 pay for 2016 through 2019 was significantly less than the amounts reported in the “Total” column of the SCT. With respect to 2016, the discrepancy between W-2 pay and SCT pay is particularly significant and emphasizes the disconnect between compensation reported in the SCT, as required by the Securities and Exchange Commission (“SEC”), and the pay actually received by Mr. DeIuliis for tax purposes in any given year.

(1)	SCT information includes the following for each respective year: salary, STIC, LTIC, change in pension values, and all other compensation.
(2)	The W-2 information with respect to CNX only includes the following for each respective year: base salary paid in that year, STIC paid in that year, LTIC that vested in that year, and taxable perquisites received in that year.

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•	CEO Target Compensation Decreased. Mr. DeIuliis, our CEO, declined an increase to his target compensation (salary, bonus and LTIC) in each of 2016, 2017 and 2018. Further, Mr. DeIuliis suggested, and the Board approved, a $1 million decrease to his target LTIC for 2019 and an additional $0.5 million decrease to his target LTIC for 2020.
•	Streamlined our TSR Peer Group. For the 2019 PSU program, CNX determined to use a more relevant, targeted group of E&P companies in the Appalachian Basin for purposes of measuring the TSR metric (Antero Resources Corporation, Cabot Oil & Gas Corporation, EQT Corporation, Gulfport Energy Corporation, Range Resources Corporation and Southwestern Energy Company).
•	Eliminated Accelerated Vesting Term from CEO Awards. For our CEO’s 2019 PSU award, we replaced the prior accelerated vesting feature with a retirement provision in his equity awards.
•	Meaningful Stock Retention Requirements for Named Executives. Consistent with past practice and for equity awards granted in 2019, executive officers must keep half of any shares vested (net of taxes) until the earlier of (i) the participant’s retirement at age 62 or (ii) 10 years from the Board-determined grant date. In January 2018, we increased the stock ownership guidelines to 3.5 times salary for our current named executives (except for our CEO, whose guideline already is 5.5 times salary). Notably, our CEO and CFO hold 306% and 121% of their respective stock ownership guidelines.
•	Eliminated STIC Carryover Concept. The Board agreed to eliminate any carryover feature from year to year in its STIC programs.
•	Prohibition on Tax Gross-Ups for Named Executives. In 2019, CNX maintained its policy prohibiting tax gross-ups for our named executives (except those provided for in the change in control agreement for Mr. DeIuliis, which was entered into prior to April 2009).
•	Maintained Executive Compensation Clawback Policy. CNX continues to maintain a clawback policy that generally provides the Compensation Committee with the discretion to seek recovery of performance-based cash and equity compensation paid to an executive officer in connection with an accounting restatement due to misconduct of that officer.
•	No Employment Agreements with Named Executives. CNX does not have any employment agreements with its named executives.
•	Policy Prohibiting the Hedging or Pledging of CNX Securities. CNX continues to maintain “no hedging” and “no pledging” policies that generally prohibit employees from engaging in hedging or pledging transactions with our stock.

Corporate Governance and Compliance Highlights

•	Nominated all Independent Directors for the 2020-2021 Board Year (except the CEO). Each nominee for election at the upcoming Annual Meeting qualifies as an independent director in accordance with the standards of the New York Stock Exchange (other than our CEO). We continue to balance the Board by introducing Board members with new perspectives with the more seasoned perspectives of our longer tenured directors. See the diagram below.

•	Appropriately Sized Board. For the 2020-2021 Board year, our Board will have six members, which allows us to operate in a nimble and efficient manner, while still maintaining a diverse level of insights and experiences.
•	Maintained Separate Chairman and CEO Roles. CNX has maintained separate Chairman and CEO roles since 2014, and Mr. Thorndike currently serves as the independent Chairman of the Board. This separation of roles will continue for the 2020-2021 Board year.

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•	No Poison Pill. CNX does not maintain a poison pill.
•	Maintained Annual Full Board Elections, with a Majority Vote Standard and Resignation Policy. Since CNX’s common stock has been publicly traded, director elections have been held on an annual basis to provide our shareholders with regular input on the composition of our Board, and ultimately, of Management. Directors must be elected by a majority of votes cast, and a director must offer to resign from the Board if he or she is not re-elected at an annual meeting of shareholders.
•	Maintained a Formal Corporate Compliance Program. We believe that the establishment and implementation of a formal Compliance Program is a necessary step to ensure best practices with respect to compliance measures and to promote the highest level of compliance efforts throughout the organization. Although many of the matters referenced in the Compliance Program are already part of our normal course of business operations, we believe it is best practice to consolidate these matters in one place. Our Compliance Program was updated in 2019.
•	Provided Transparency Through Proactive Shareholder Outreach. We have issued annual Corporate Responsibility Reports (“CRRs”) since 2012, and our 2018 CRR was published in mid-2019 (a copy of which can be found on our website). Our 2018 CRR, which highlighted our key performance metrics, also clearly defined who we are, what we believe and the manner in which we conduct our business.
•	Our 2019 Corporate Responsibility Report will be published Mid-Year 2020. With a deepening focus on environmental, social, and governance (“ESG”) issues by external stakeholders, CNX will continue to highlight the internal, proactive measures we have and continue to adopt that have propelled our status as one of the most responsible and innovative companies in the E&P space. The 2019 CRR will build on our belief that a steadfast, relentless commitment to best-in-class safety and environmental compliance increases efficiencies, reduces costs, improves margins, and, ultimately, drives long-term NAV per share. We heavily favor measurable, tangible performance metrics over abstract, aspirational goals. The most notable example of this commitment is the reduction of our carbon intensity (Scope 1 and 2 emissions) by over 90% from 2011 through 2018. Few companies across any segment of the economy can make such a claim. And, at the same time we undertook proactive steps to de-carbonize our own operational footprint, natural gas similarly allowed the U.S. to reduce carbon emissions by nearly 15% over 2005 levels. As others continue to outline targets and goals that may or may not prove realistic, we have made the decisions and executed the strategies which have accomplished these goals. While these actions and core principles closely align with ESG goals, most importantly, they are also directly linked to driving efficiencies, safeguarding our license to operate and growing NAV per share. CNX is a proud company and our team enjoys total conviction that what we do matters greatly for society. We are proud to lead on responsible business practices and continue to stand ready to advance and defend our unyielding belief that natural gas is not only a critical element of today’s energy economy, but also a cornerstone fuel that will help meet the world’s ever-changing energy needs for the next generation and beyond.

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Human Capital and Talent Management

•	Diversity and Inclusion. A top priority for CNX is to hire and retain diverse candidates. CNX believes strongly in diversity throughout our organization and has historically promoted women to several leadership positions. In addition, with respect to our Board, one of six of the current independent directors is female. We exceeded our company goal of hiring at least 25% female and minority candidates in 2019. Our final female and minority hiring percentage for 2019 was 32%. We will continue to build on our diversity accomplishments within the organization through our recruiting efforts.
We strive to ensure all demographics are represented at CNX. We feel the Corporation’s success is fostered through the inclusion of different perspectives and experiences. Overall, women and minorities represented 26% of the total employee population of the Corporation as of December 31, 2019. The following chart shows the breakdown of women and various minorities at the Corporation as of December 31, 2019, with the percent representation of each group showing the proportion of the overall women and minority group represented by the sub-group:

•	A Culture of Ownership. We recognize that our employees are our most important assets and we strive to support them through our culture of ownership. Along with a 2019 median compensation of $147,508, which reflects the Corporation’s leadership status among our in-basin peer group, the Corporation supports a work-life balance through a myriad of added benefits and features to provide an enriched workplace experience. CNX’s long-term business strategy is dependent on attracting, retaining, and developing a diverse population of employees. We hire and retain employees who think outside the box, who are not afraid to be transparent, and who want to win.
•	Developing Future Leaders. CNX invests significant time and capital in our employees. The Corporation encourages all employees to participate in professional organizations and provides the opportunity for them to be involved in their communities. This helps our employees expand their horizons, interact with different viewpoints and experience new ideas, all of which help our employees become innovative and creative leaders. CNX also supports the professional development efforts of our employees as they work to earn professional certificates in areas like professional engineering, business analytics and project management or continue their education through master’s degree programs.
•	Employee Engagement. The Corporation continuously works on creating a company culture that enhances the workplace, and encourages our employees to work hard and gain satisfaction in their personal development at CNX.

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INFORMATION ABOUT THE ANNUAL MEETING

The proxy is being solicited by the Board of CNX to be voted at the Annual Meeting to be held on May 6, 2020, at 10:00 a.m. Eastern Time, online at www.virtualshareholdermeeting.com/CNX2020.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Virtual Format

We are excited to host a completely virtual Annual Meeting again this year. We continue to deploy the virtual format so as to:

•	facilitate and increase shareholder attendance and participation by enabling shareholders to participate fully and equally from any location around the world, at no cost (historically, we have had little to no attendance by our shareholders at our in-person annual meetings);
•	provide for cost-savings to the Corporation and our shareholders;
•	increase our ability to engage with shareholders, regardless of their size, resources or physical location; and
•	make our Annual Meeting more environmentally friendly and sustainable.

Attendance and Participation

Our completely virtual Annual Meeting will be conducted on the internet via live webcast. You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting. com/CNX2020. You also will be able to vote your shares electronically at the Annual Meeting (other than shares held through the 401(k) plan, which must be voted prior to the meeting).

All shareholders of record as of March 9, 2020 (the “Record Date”), or their duly appointed proxies, may participate in the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online access will begin at 9:45 a.m. Eastern Time.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

Voting

If you choose to vote your shares online during the Annual Meeting, please follow the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/CNX2020. You will need the 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials.

Even if you plan to participate in the Annual Meeting, the Corporation strongly recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

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Questions

Shareholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CNX2020, type your question into the “Ask a Question” field, and click “Submit.”

Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including, but not limited to, those related to employment, product or landowner issues, are not pertinent to meeting matters and therefore will not be answered. Any questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at www.cnx.com.

Technical Difficulties

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Voting and Proposals

Whether you hold your shares directly as the shareholder of record or beneficially in street name, you may vote without attending the Annual Meeting in one of the following manners:

By Internet: Go to www.proxyvote.com and follow the instructions. You will need the 16-digit control number included on your proxy card or voting instruction form;

By Telephone: Dial 1-800-690-6903. You will need the control number included on your Notice, proxy card or voting instruction form; or

By Mail: Complete, date and sign your Notice, proxy card or voting instruction card and mail it.

If you vote on the internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for shareholders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 5, 2020 for shares held directly and at 11:59 p.m., Eastern Time, on May 3, 2020 for shares held through the 401(k) plan.

The persons named as proxies have informed CNX of their intention, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

•	FOR the election of each person nominated to serve as a director of CNX (Proposal No. 1);
•	FOR the ratification of the anticipated appointment of EY, an independent registered public accounting firm, as the independent auditor of CNX for the fiscal year ending December 31, 2020 (Proposal No. 2);
•	FOR the advisory approval of our 2019 named executive compensation (Proposal No. 3);
•	FOR the adoption of the Amended Plan (Proposal No. 4); and
•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Shareholders. If other matters are properly presented at the Annual Meeting, the persons named as proxies may vote on such matters in their discretion. In addition, the persons named as proxies may vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the Annual Meeting.

Internet Availability of Proxy Materials

This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you. In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials to our shareholders on the internet.

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If you received a Notice by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Record Date and Vote Required for Approval

The Record Date with respect to this solicitation is March 9, 2020. All holders of record of CNX common stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, CNX had 187,035,851 shares of common stock outstanding. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights. The holders of a majority of the outstanding shares of common stock of CNX as of the Record Date entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

•	Director Elections (Proposal No. 1): Assuming a quorum, a majority of the votes cast at the Annual Meeting is required for each director nominee to be elected. Under our Bylaws, this means that the number of votes cast “for” a director’s election must exceed 50% of the total number of votes cast with respect to that director’s election. Votes cast include direction to withhold authority and exclude abstentions.
•	Independent Auditor (Proposal No. 2), Executive Compensation Vote (Proposal No. 3) and Amended Plan (Proposal 4): Assuming a quorum, the vote to ratify the anticipated appointment of EY as the independent auditor of the Corporation for the fiscal year ending December 31, 2020, the advisory vote to approve the our 2019 named executive compensation, as reported in this Proxy Statement, and the vote to approve the Amended Plan will be determined by the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter. In addition, pursuant to NYSE rules, approval of the Amended Plan requires a majority of votes cast, but includes abstentions (which have the same effect as votes against the proposal unlike with the majority of the votes cast standard applicable to uncontested director elections under our Bylaws).

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as Proposal Nos. 1, 3 and 4, although they may vote their clients’ shares on “routine matters,” such as Proposal No. 2. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal and have no effect on the outcome. Abstentions have the same effect as votes against the matter, except in the case of Proposal No. 1, where abstentions would not have an effect on the outcome. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

The voting instruction form also serves as voting instructions for the trustees who hold shares of record for participants in the CNX Resources Corporation Investment Plan for Salaried Employees. If voting instructions representing shares in this plan are not received, those shares will not be voted.

Director Resignation Policy

Our Bylaws provide that if an incumbent director is not elected at a meeting for the election of directors and no successor has been elected at such meeting, the director must tender his or her resignation promptly to the Board. The Nominating and Corporate Governance (“NCG”) Committee of the Board will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the NCG Committee’s recommendation, and publicly disclose its decision and the underlying rationale in a press release, a filing with the SEC or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.

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Revocation of Proxy

If you are the owner of record of shares of our common stock as of the close of business on the Record Date, you can revoke your proxy at any time before its exercise by:

•	sending a written notice to CNX at CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317, attention: Corporate Secretary, bearing a date later than the date of the proxy that is received prior to the Annual Meeting, stating that you revoke your proxy;
•	submitting your voting instructions again by telephone or over the internet;
•	signing another valid proxy card bearing a later date than the proxy initially received and mailing it so that it is received by the Corporation prior to the Annual Meeting; or
•	participating in the Annual Meeting and voting during the Annual Meeting.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction card, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy. If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions provided by the shareholder. If a proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Participation at the Annual Meeting without a request to revoke a proxy will not, by itself, revoke a previously executed and delivered proxy.

Proxy Solicitation

All costs relating to the solicitation of proxies will be borne by CNX. Georgeson LLC has been retained by CNX to aid in the solicitation of proxies at an estimated cost of $8,500, plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. Upon request, CNX will pay brokers and other persons holding shares of common stock in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidentially by CNX. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of votes. The vote of any individual shareholder will not be disclosed except as may be necessary to meet applicable legal requirements.

CNX will provide to any shareholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of CNX’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”) as filed with the SEC. Any such request should be directed to the CNX Resources Corporation Investor Relations Department, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317.

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BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Board of Directors and its Committees

Board of Directors

The business and affairs of CNX are managed under the direction of our Board. We do not have a policy regarding directors’ attendance at our Annual Meetings of Shareholders; however, all directors are encouraged to attend. All of the members of our Board serving at the time of the 2019 Annual Meeting, attended the 2019 Annual Meeting.

Board Leadership Structure

Mr. Thorndike currently serves as our non-employee Chairman of the Board. He and Mr. DeIuliis, our current President and CEO, provide the Board and CNX with the skills, leadership, and direction that CNX needs as it continues to execute on its strategic business plan. The combined depth of experiences of Messrs. Thorndike and DeIuliis at the helms of our Board and CNX, respectively, promote decisive, thoughtful and well-reasoned leadership.

Mr. Thorndike assumed the position of Chairman at the conclusion of the 2016 Annual Meeting. By selecting an independent director as the Chairman of the Board, we continue to ensure clear accountability and enhance our ability to communicate a clear and consistent message and strategy to shareholders, employees, customers and suppliers.

All of our Board members (except the CEO) are independent. In addition, as indicated below, our Audit Committee, Compensation Committee and NCG Committee are composed entirely of independent directors, with independent chairs. We believe that the number of independent directors that comprise our Board, along with the independent oversight of the Board provided by our independent Chairman of the Board, benefits CNX and our shareholders, including by providing independent risk oversight.

Periodic Board Evolution

The Board seeks to maintain an effective, well-rounded and financially literate Board.

BOARD PROCESS FOR IDENTIFICATION AND REVIEW OF DIRECTOR CANDIDATES TO JOIN OUR BOARD

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Risk Management

THE BOARD

•

Oversees our risk management policies and practices, assesses major risks facing CNX, and reviews options for risk mitigation.

•

Monitors risks that have been delegated to a particular committee through reports provided by the respective committee chairpersons at each regularly-scheduled Board meeting.

Audit Committee	Health, Safety and Environmental (“HSE”) Committee

•

Assists the Board with policies related to risk assessment and risk management, compliance matters, and the integrity of CNX’s financial statements.

•

Reviews the performance of our independent auditors (and their independence) and our internal audit department.

•

Oversees CNX’s policies to protect the health and safety of employees, contractors, customers, the public, and the environment.

•

Reviews CNX’s procedures for identifying, assessing, monitoring and managing the principal risks associated with health, safety, environmental, and security matters (including cybersecurity).

NCG Committee	Compensation Committee

•

Reviews and advises the Board regarding material corporate governance-related risks.

•

Ensures that our Board is composed of capable individuals who provide appropriate oversight and insight to our executive management.

•

Reviews and oversees the risk assessment related to CNX’s compensation programs, and reports the results to the Board.

•

Oversees management development plans and activities, including succession planning.

MANAGEMENT

•

Responsible for the management and assessment of risk at CNX and its subsidiaries.

•

Identifies, communicates and discusses the risks affecting CNX, its subsidiaries, and our business through regular presentations to the Board and appropriate committees (as determined by the subject matter of the particular risk).

•

In 2019, performed a comprehensive risk analysis of the material risks that could affect CNX and communicated those results to the full Board.

Committees of the Board of Directors

Our Board has four standing committees: Audit, Compensation, NCG, and HSE. Actions taken by our committees are reported to the full Board. Each of our standing committees has a written charter, which is accessible on our website (www.cnx.com) under Corporate Governance. In January 2020, the Board determined that all members of each of the Audit, Compensation, and NCG Committees are independent under the current listing standards of the NYSE and other applicable regulatory requirements. See “Determination of Director Independence” on page 35 for additional information regarding the Board’s independence determinations with respect to its members.

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Audit Committee

Responsibilities	Four Independent Board Members*

•

assist our Board in its oversight of the integrity of our financial statements, CNX’s compliance with its legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the performance of CNX’s internal audit function; and

•

review significant accounting principles and financial statement presentation issues, including significant changes in accounting principles and issues with the adequacy of CNX’s internal controls; and

•

prepare the Audit Committee Report.

*	William E. Davis currently serves as a member of the Audit Committee and will retire from the Board as of the date of the Annual Meeting.

Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that each of Messrs. Davis, Lanigan, Thorndike, and McGuire qualifies as an “audit committee financial expert” under applicable SEC Rules and is independent under the current listing standards of the NYSE and other applicable regulatory requirements. A copy of the Audit Committee Report for the 2019 fiscal year is included in this Proxy Statement.

Compensation Committee

Responsibilities	Five Independent Board Members*

•

establish and oversee compensation plans and programs for non-employee directors and executive officers;

•

review the performance of executive officers and award or recommend incentive compensation, as appropriate based upon performance;

•

review and monitor our management development and succession plans and activities;

•

appoint and oversee the outside compensation consultant; and

•

prepare the Compensation Committee Report.

*	William E. Davis currently serves as the chair of the Compensation Committee and will retire from the Board as of the date of the Annual Meeting.

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to the Corporation’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of our Executive Annual Incentive Plan and Equity Incentive Plan also permit our Compensation Committee to delegate its power and authority under such plans to our officers. In accordance with applicable law, in 2019, the Compensation Committee authorized our CEO to grant an aggregate of up to 650,000 shares of our common stock (in the form of equity incentive awards) and annual cash incentive awards to our non-executive employees in compliance with the terms and conditions of such delegation, the plans and applicable laws and regulations.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval. In 2019, the Compensation Committee consulted peer market data provided by Pay Governance, which was retained by management, for additional contextual information and guidance. The aggregate fees paid by CNX to Pay Governance for these services was less than $100,000 in 2019.

For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see “Compensation Discussion and Analysis” on page 36.

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NCG Committee

Responsibilities	Three Independent Board Members

•

identify individuals qualified to serve as members of the Board;

•

provide recommendations to the Board as to (i) its structure and operations and (ii) CNX’s corporate governance principles;

•

annually review and recommend to the Board the appropriate size, function, and needs of the Board;

•

recommend to the Board the responsibilities of the Board committees, including each committee’s structure, operations, and delegation authority;

•

oversee the annual evaluation of the Board and the other Board committees and management, and report to the Board the results of such evaluations;

•

annually recommend to the Board the slate of director nominees to be elected by shareholders at the annual meeting, taking into consideration nominees submitted by shareholders, and, where applicable, to fill Board vacancies; and

•

annually review and assess CNX’s Corporate Governance Guidelines and recommend any changes to the Board.

The NCG Committee will consider director candidates recommended by shareholders. Shareholders wishing to submit candidates for election as directors should submit the names of such candidates to the Corporate Secretary, CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317. See “Additional Matters” on page 81 for more information on submitting director nominations. Although the NCG Committee does not have specific minimum qualifications that must be met for a prospective director candidate to be nominated, in assessing the Board’s membership needs, the NCG Committee generally seeks to maintain a Board that is comprised of individuals who are competent in the following areas: general industry knowledge; accounting and finance; ability to make sound business decisions; management; leadership; knowledge of international markets; business strategy; crisis management; corporate governance; and risk management.

Nominees and directors must have experience in positions with a high degree of responsibility and leadership experience. Nominees and directors are selected based upon contributions that they can make to CNX. The NCG Committee’s process for identifying and evaluating director nominees is as follows:

(i)	determine what types of backgrounds, skills, and attributes are needed to help strengthen and balance the Board, taking into account the competencies described above;

(ii)	at appropriate times, actively seek individuals qualified to become new members of the Board, including through the review of candidates submitted by our independent directors, executive officers and shareholders;

(iii)	evaluate potential nominees by considering the competencies described above and conducting interviews (candidates recommended by shareholders are generally evaluated in the same manner as other nominees); and

(iv)	recommend to the Board the slate of director nominees to be elected by the shareholders at CNX’s next annual meeting of shareholders.

CNX does not maintain a separate policy regarding the diversity of its Board members. However, consistent with its charter, the NCG Committee and, ultimately, the Board, seeks director nominees with diverse personal and professional backgrounds, experience, and perspectives, including diversity of race, ethnicity, gender, and age, that, when combined, provide a diverse portfolio of experience and knowledge that will well serve CNX’s governance and strategic needs.

The six nominees for election as directors at the Annual Meeting currently serve as members of the Board. All nominees, other than Mr. McGuire, were elected by shareholders at our 2019 Annual Meeting of Shareholders. The Board appointed Mr. McGuire as a director of the Corporation effective as of July 1, 2019. Mr. McGuire was first introduced to the NCG Committee as a potential nominee by Mr. Thorndike.

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HSE Committee

Responsibilities	Seven (Six Independent) Board Members*

•

oversee risk policies and management systems for health, safety, environmental and security matters (including cybersecurity);

•

review CNX’s strategy, including objectives and policies, relative to the protection of the safety and health of employees, contractors, customers, the public, and the environment;

•

review any material compliance issues with health, safety and environmental laws, any material pending or threatened administrative, regulatory, or judicial proceedings regarding health, safety or environmental matters, and management’s response to the foregoing legal matters; and

•

review any significant health, safety and environmental public policy, legislative, political and social issues and trends that may materially affect the business operations, financial performance or public image of CNX or its industry, and management’s response to such matters.

*	William E. Davis currently serves as a member of the HSE Committee and will retire from the Board as of the date of the Annual Meeting.

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.cnx.com. The following documents are currently included on our website (under “Corporate Governance” or “Responsibility”):

•	Bylaws;
•	Corporate Governance Guidelines;
•	Code of Director Business Conduct and Ethics;
•	Code of Employee Business Conduct and Ethics, which covers all employees of CNX, including executives;
•	Charters of the Audit, NCG, Compensation, and HSE Committees;
•	Internal Auditing Charter;
•	Compliance Reporting Policy;
•	Related Party Policy and Procedures; and
•	Corporate Responsibility Reports.

We also will provide a printed copy of any of these documents, free of charge and upon request, to shareholders who contact the Investor Relations department in writing at CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, Pennsylvania 15317. These documents address important principles and corporate governance processes.

Membership and Meetings of the Board of Directors and its Committees

In 2019, each director attended no fewer than approximately 94% of the aggregate of: (i) the total number of meetings held by our Board (during the period for which he or she was a director); and (ii) the total number of meetings held by all Board committees on which he or she served (during the period for which he or she served). Committee membership as of March 9, 2020 and the number of meetings held during 2019 are shown in the following table:

	Board of	Audit	Compensation		NCG	HSE
	Directors	Committee	Committee		Committee	Committee
J. Palmer Clarkson	Member	—	Member		Member	Chair
William E. Davis	Member	Member	Chair	(1)	—	Member
Nicholas J. DeIuliis	Member	—	—		—	Member
Maureen E. Lally-Green	Member	—	Member		Chair	Member
Bernard Lanigan, Jr.	Member	Chair	—		Member	Member
Ian McGuire	Member	Member	Member		—	Member
William N. Thorndike, Jr.	Chairman	Member	Member		—	Member
No. of 2019 Meetings	9	8	4		3	3

(1)	Mr. Davis currently serves as Chair of the Compensation Committee and will retire from the Board as of the date of the Annual Meeting.

During 2019, the non-management directors held four executive sessions of the Board. The presiding director for the executive sessions was Mr. Thorndike, our Chairman and an independent director.

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Communication with the Board of Directors

Shareholders and other interested persons who wish to communicate with the Board as a whole, any committee of the Board, individual directors, our independent directors as a group, or the Chairman of the Board may do so by writing to the Board at Corporate Secretary, CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317, or by sending an e-mail to directors@cnx.com. The Corporate Secretary will relay all such communications to the Board as a whole, to individual directors, or to the Chairman of the Board (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary) except for spam, junk mail, mass mailings, solicitations, resumes, job inquiries or other matters unrelated to the Corporation. Communications that are intended specifically for the Chairman of the Board or particular directors should be sent to the street address or e-mail address noted above, to the attention of the Chairman of the Board or the particular directors, as intended. Information concerning how to communicate with the Board is also included on CNX’s website at www.cnx.com.

Director Compensation Table – 2019

The following table sets forth the compensation of our directors for the 2019 fiscal year:

	Fees Earned or	Stock	Option	All Other
Name(1)	Paid in Cash(2)	Awards(3)	Awards(4)	Compensation	Total
J. Palmer Clarkson	$120,000	$180,000	$—	$—	$300,000
William E. Davis	$129,167	$180,000	$—	$—	$309,167
Maureen E. Lally-Green	$120,000	$180,000	$—	$—	$300,000
Bernard Lanigan, Jr.	$133,333	$180,000	$—	$—	$313,333
Ian McGuire	$52,500	$165,000	$—	$—	$217,500
William N. Thorndike, Jr.	$212,500	$400,000	$—	$—	$612,500

(1)	Mr. DeIuliis is a member of the Board and President and CEO of CNX. His compensation for the 2019 fiscal year is reported in the SCT and other sections of this Proxy Statement. In 2019, Mr. DeIuliis did not receive any additional compensation for his service on our Board.
(2)	The non-employee directors have the ability to elect to receive deferred stock units (“DSUs”) and options granted under the Equity incentive Plan in lieu of their cash retainers. The cash amounts payable for the 2019 fiscal year and received in the form of DSUs and options in lieu of such cash payments included in this column are as follows (rounded to the nearest whole share): (i) Mr. Clarkson: 3,333 options and 11,562 DSUs; (ii) Mr. Davis: 1,410 options (no DSUs); (iii) Ms. Lally-Green: no options or DSUs; (iv) Mr. Lanigan: 11,053 DSUs (no options); (v) Mr. McGuire: 8,375 DSUs (no options); and (vi) Mr. Thorndike: 12,143 options and 5,493 DSUs. Additionally, Mr. Thorndike deferred $115,000 into the Directors’ Deferred Fee Plan.
(3)	The values set forth in this column are based on the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The grant date fair value of the restricted stock unit (“RSU”) awards is computed based upon the closing price per share of CNX’s stock on the date of grant.
A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 17 of the 2019 Annual Report. The values reflect the awards’ fair market values at the date of grant, and do not correspond to the actual values that will be recognized by the directors.
As of December 31, 2019, the following directors held RSUs and DSUs relating to CNX common stock in the amounts noted: (i) Mr. Clarkson had 11,936 unvested RSUs, 27,805 deferred RSUs and 24,219 DSUs; (ii) Mr. Davis had 72,515 deferred RSUs; (iii) Ms. Lally-Green had 23,873 unvested RSUs and 24,144 deferred RSUs; (iv) Mr. Lanigan had 51,874 deferred RSUs and 16,579 DSUs; (v) Mr. McGuire had 22,822 unvested RSUs and 12,563 DSUs; and (vi) Mr. Thorndike had 116,255 deferred RSUs and 16,162 DSUs. If an RSU was deferred, whether vested or unvested, it is described herein as a deferred RSU.
(4)	As of December 31, 2019, the number of shares underlying option awards held by our non-employee directors was: (i) 22,129 for Mr. Clarkson; (ii) 43,439 for Mr. Davis; (iii) 35,980 for Ms. Lally-Green; (iv) 69,910 for Mr. Lanigan; and (v) 105,158 for Mr. Thorndike.

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Understanding Our Director Compensation Table

We generally use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Each of our non-employee directors is entitled to receive annual cash fees for their service, any portion of which may be deferred at such director’s election. In lieu of all or any portion of the annual cash retainer otherwise payable to our non-employee directors, directors may elect to receive DSUs, which carry dividend equivalent rights, or non-qualified stock options. We also reimburse directors for customary travel and related expenses for their attendance at Board or committee meetings. A description of the fees and awards paid to our non-employee directors is set forth in greater detail below.

CNX Non-Employee Director Annual Fees and Awards

Our non-employee director compensation program is set forth in the following table:

Dollar Value of
Board
Compensation
Element of Annual Compensation	(May 2019 - May 2020)
Chairman Retainer	$200,000
Board Retainer	$90,000
Audit Committee Chair Retainer	$30,000
Compensation and NCG Committee Chair Retainer	$20,000
HSE Committee Chair Retainer	$15,000
Audit Committee Member Retainer (excluding Committee Chair Retainer)	$10,000
Compensation and NCG Committee Member Retainers (excluding Committee Chair Retainers)	$5,000
Annual Equity Award (RSUs)	$180,000
Chairman Equity Award (RSUs)	$400,000

The Compensation Committee periodically reviews our non-employee director compensation program. In 2019, with the assistance of data from a consultant retained by management, Pay Governance, the Compensation Committee analyzed the competitive position of our non-employee director compensation program against the Company’s peer group (described below) and determined that the Company’s non-employee director compensation structure generally aligns with peer group practices, with the total Board compensation positioned at the peer group median, Board Retainer above the peer group median, and Annual Equity Award below the peer group median. The Committee Chair Retainers were slightly above the peer group median for the Audit and Compensation Committees and slightly below the peer group median for the NCG Committee. Finally, the Committee Member Retainers were below the peer group median in each case. Based on this review, the Compensation Committee recommended, and the Board approved, the following changes to the compensation program to ensure that our director compensation was at market: (i) shift $30,000 of the total Board compensation from the Board Retainer to the Annual Equity Award, (ii) increase the Chair fees for the NCG and HSE Committees by $10,000 and $5,000, respectively, and (iii) increase the Audit, Compensation and NCG Committee member fees by $2,500, $5,000 and $5,000, respectively. Prior to this time, there had been no increases to the value of total Board compensation (combined Board Retainer and Annual Equity Award value, excluding Committee roles) since December 2013.

For purposes of this benchmarking analysis, the following companies were included in the peer group: Energen Corp., Antero Resources Corporation, WPX Energy, EQT Corporation, Cabot Oil and Gas Corporation, Whiting Petroleum Corporation, Gulfport Energy Corporation, SM Energy Company, Southwestern Energy Corporation, PDC Energy Inc., Range Resources Corporation, and Chesapeake Energy Corporation.

The Chairman’s compensation structure was adopted by our Board after a competitive assessment of similarly situated Chairpersons by its compensation consultant in connection with his appointment as Chairman after the Annual Meeting held on May 9, 2017.

CNX Non-Employee Director RSUs

In 2019, non-employee directors received their Annual Equity Award in the form of RSUs. Each RSU represents the right to receive one share of common stock following the vesting date of that unit. Non-employee director RSU awards vest upon the earlier to occur of: (i) the one year anniversary of the grant date or (ii) the date of the next Annual Meeting of Shareholders (and the directors have the ability to defer receipt of the shares). A director is not entitled to shareholder

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rights, including voting rights and/or dividend rights with respect to the shares underlying an RSU award, until such shares become vested and are issued to the director. Should a regular cash dividend be declared on the Corporation’s common stock at a time before the shares subject to a RSU award become vested and are issued, then the holder of the RSU will be entitled to dividend equivalent rights equal to the cash dividend declared on the shares. Dividend equivalent rights are converted into shares underlying the RSUs in accordance with a pre-established formula. The additional shares resulting from this calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award. CNX does not currently pay dividends on its common stock.

The non-employee director RSU award agreements provide that in the event of death or disability or upon the completion of a change in control, all shares subject to such award will vest automatically and be delivered to the director immediately, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date). If a director’s service is terminated for cause or he or she ceases to provide services to the Corporation for any reason other than death, disability or in connection with a change in control, such director’s award will be cancelled with respect to any unvested shares, and the number of RSUs will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units.

As a condition to a director’s right to receive shares subject to a stock option or RSU award, the director must agree to abide by the terms and conditions of the proprietary information covenant included in the award agreement and must return any materials belonging to CNX upon termination of service on the Board. See “Equity Incentive Plan Definitions” on page 64 for definitions under our Equity Incentive Plan.

CNX Non-Employee Director Stock Options

Under the non-employee director compensation program, directors may, in lieu of receiving all or any portion of their annual cash retainer, elect to receive non-qualified stock options and/or DSUs. Subject to the provisions of the non-qualified stock option agreement and the Plan, options granted to our non-employee directors generally vest upon the earlier to occur of: (i) the one year anniversary of the grant date or (ii) the date of the next Annual Meeting of Shareholders, and expire on the tenth anniversary of such grant date.

The non-employee director nonqualified stock option agreements provide that in the event of death or disability or upon the completion of a change in control, any non-vested portion of the award will immediately vest and become exercisable, and remain exercisable until the normal expiration of the stock option. If a director separates from service for any other reason, other than for cause, any non-vested portion of the award will be forfeited and cancelled as of such date, with any vested portion remaining exercisable until the normal expiration of the option. If a director terminates from service for cause, all outstanding option awards will immediately be forfeited and cancelled as of such date.

CNX Non-Employee Directors Deferred Fee Plan

The Directors Deferred Fee Plan (“Deferred Fee Plan”) was adopted on July 20, 2004 to allow non-employee directors to defer payment of all or any portion of their annual cash retainer and director meeting fees. Participation in the Deferred Fee Plan is at the election of the particular director. Upon CNX’s receipt of a deferral agreement from a director, an account is established by CNX on behalf of such director and is credited with all fees selected by the participating director. A participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the Deferred Fee Plan had instead been invested in hypothetical investments designated by the participant and available under the Deferred Fee Plan from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account will earn interest as provided in the Deferred Fee Plan. Earnings are credited to the participant’s account on a quarterly basis. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: (i) the director’s termination of service as a director or (ii) the date selected by such director, which date must be at least two years after the end of the plan year for which fees are deferred. The Deferred Fee Plan is an unfunded and unsecured liability of CNX and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of CNX with respect to any benefits to be received by them under the Deferred Fee Plan.

CNX Non-Employee Director Deferred Stock Units (DSUs)

Under the terms of our Plan, non-employee directors may elect to receive DSUs and/or options in lieu of all or any portion of their cash retainer fees. DSUs have dividend equivalent rights. DSUs that have vested are paid following the earlier of: (i) the director’s separation from service or (ii) the date selected by the director on his or her payment date election form previously filed with CNX. DSUs generally vest on the one-year anniversary of the grant date. Upon a change in control, unvested DSUs will accelerate and vest.

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A director is not entitled to shareholder rights, including voting rights and actual dividends, with respect to the shares subject to an award until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on CNX’s common stock at a time when the director holds DSUs, he or she will be entitled to dividend equivalent rights equal to the cash dividends declared on the shares. Dividend equivalent rights are converted into additional DSUs based on a pre-established formula. The additional DSUs resulting from this calculation will be subject to the same terms and conditions as the DSUs subject to the award. CNX does not currently pay dividends on its common stock.

If a director ceases to be a director on account of death, disability or retirement at the retirement age provided in our Plan (a “standard retirement”) for directors, all unvested DSUs granted to such director will automatically vest and become non-forfeitable. If the director’s service is terminated for cause or if the director ceases to provide services for any reason other than death, disability or standard retirement, all unvested DSUs and any rights to the underlying shares will be immediately forfeited for no consideration. In addition, in the event of a termination for cause or a breach of the proprietary information covenant contained in the DSU agreement, the director will also forfeit all of his or her right, title and interest in and to any shares that have vested under his or her award. See “Equity Incentive Plan Definitions” on page 64 for definitions of cause and disability under our Plan. DSUs are structured to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

CNX Stock Ownership Guidelines for Directors

Our Board has adopted stock ownership guidelines for our directors to further align their interests with those of our shareholders and to ensure that they maintain an appropriate financial stake in CNX. The stock ownership guidelines provide, among other things, that our directors hold CNX common stock (not including shares issuable upon the exercise of options) with a value equal to five times the annual Board cash retainer on or before the fifth anniversary of becoming a Board member. As of December 31, 2019, each Board member was in compliance with our stock ownership guidelines or is expected to be within the five-year period from their start date on the Board.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following tables set forth information with respect to the beneficial ownership of the Corporation’s common stock by:

•	persons we know to be beneficial owners of more than five percent of CNX’s common stock based upon information filed with the SEC, which information is as of December 31, 2020; and
•	each director and each nominee for director, each named executive, and all current directors and executive officers of CNX as a group, as of March 9, 2020 (except as otherwise indicated below).

The table also presents the ownership of common units of CNX Midstream Partners LP (“CNXM”) held by each director and each nominee for director, each named executive and all directors and executive officers of CNX as a group, as of March 9, 2020.

Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to the shares of CNX common stock or CNXM common units set forth opposite such person’s name.

Name and Address of Beneficial	Amount and Nature of	Percent
Owner	Beneficial Ownership(1)	of Class
Southeastern Asset Management, Inc., Longleaf Partners Fund, and Longleaf Partners Small-Cap Fund(2)
c/o Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, TN 38119	51,035,484	27.3%
BlackRock, Inc.(3)
55 East 52nd Street New York, NY 10055	22,043,383	11.8%
Dimensional Fund Advisors LP(4)
Building One 6300 Bee Cave Road Austin, TX, 78746	15,680,238	8.4%
The Vanguard Group(5)
100 Vanguard Boulevard Malvern, PA 19355	13,457,474	7.2%
State Street Corporation(6)
State Street Financial Center One Lincoln Street Boston, MA, 02111	11,063,641	5.9%

	CNX Resources		CNX Midstream
	Corporation Shares		Partners LP
	Beneficially	Percent	Common Units	Percent
	Owned(1)	of Class	Beneficially Owned(1)	of Class
Nicholas J. DeIuliis(7)(8)	2,792,904	1.5%	20,100	*
Donald W. Rush(7)	110,850	*	5,929	*
Chad A. Griffith(7)	20,740	*	5,174	*
Olayemi Akinkugbe(7)	14,919	*	—	*
Andrea Passman(7)(9)	11,270	*	—	*
J. Palmer Clarkson(7)	158,222	*	6,750	*
William E. Davis(7)(10)	135,010	*	—	*
Maureen E. Lally-Green(7)	106,253	*	—	*
Bernard Lanigan, Jr.(7)(12)	1,812,425	*	315,381	*
Ian McGuire(7)	35,385	*	—	*
William N. Thorndike, Jr.(7)(11)	409,938	*	—	*
All current directors and executive officers as a group(13)	5,607,916	3.0%	49,893	*

*	Indicates less than one percent (1%) ownership.
(1)	As of March 9, 2020, there were 187,035,851 shares of CNX common stock outstanding and 89,799,224 common units of CNXM outstanding.

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(2)	Based on a Schedule 13G/A filed by Southeastern Asset Management, Inc. (“Southeastern”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Longleaf Partners Fund, an investment company registered under Section 8 of the Investment Company Act, Longleaf Partners Small-Cap Fund, a series of Longleaf Partners Funds Trust and an investment company registered under Section 8 of the Investment Company Act, and O. Mason Hawkins, Chairman of the Board of Southeastern, on February 14, 2020. Southeastern is deemed to be the beneficial owner of 51,035,484 shares and has sole voting power with respect to 16,743,554 shares, shared voting power with respect to 33,937,044 shares, no voting power with respect to 354,886 shares, sole dispositive power with respect to 21,196,392 shares, and shared dispositive power with respect to 29,839,092 shares. Longleaf Partners Fund is deemed to be the beneficial owner of 9,973,278 shares and has sole voting power with respect to 0 shares, shared voting power with respect to 9,973,278 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 9,973,278 shares. Longleaf Partners Small-Cap Fund is deemed to be the beneficial owner of 18,270,523 shares and has sole voting power with respect to 0 shares, shared voting power with respect to 18,270,523 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 18,270,523. O. Mason Hawkins is deemed to be the beneficial owner of 0 shares. For information regarding the Transaction, see “Compensation Discussion and Analysis-Equity Vesting (Pre-2019 Grants).”
(3)	Based on a Schedule 13G/A filed by BlackRock, Inc. on February 4, 2020. BlackRock, Inc., as a parent holding company for a number of investment management subsidiaries, is deemed to be the beneficial owner of 22,043,383 shares and has sole voting power with respect to 21,539,596 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 22,043,383 shares and shared dispositive power with respect to 0 shares. The following subsidiaries of BlackRock, Inc. are investment advisors which hold shares of our common stock: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Advisors (UK) Limited. BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of CNX common stock.
(4)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) on February 12, 2020, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of CNX that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of CNX held by the Funds. The Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares. Dimensional is deemed to be the beneficial owner of 15,680,238 shares and has sole voting power with respect to 15,518,957 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 15,680,238 shares and shared dispositive power with respect to 0 shares.
(5)	Based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 12, 2020, Vanguard is deemed to be the beneficial owner of 13,457,474 shares and has sole voting power with respect to 181,636 shares, shared voting power with respect to 28,955 shares, sole dispositive power with respect to 13,272,788 shares and shared dispositive power with respect to 184,686 shares.
(6)	Based on a Schedule 13G filed by State Street Corporation (“State Street”) on February 14, 2020, State Street, as a parent holding company for a number of investment management subsidiaries, is deemed to be the beneficial owner of 11,063,641 shares and has sole voting power with respect to 0 shares, shared voting power with respect to 10,311,571 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 11,062,141 shares. The following subsidiaries of State Street are investment advisors which hold shares of our common stock: SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors Ltd (Canada), State Street Global Advisors Asia Ltd, State Street Global Advisors Singapore Ltd, State Street Global Advisors GmbH, and State Street Global Advisors Trust Company.
(7)	Amounts include options that are currently exercisable or that may become exercisable within 60 days of March 9, 2020 (i.e., May 8, 2020) and shares underlying DSUs, RSUs and deferred RSUs that will or may be settled on or before May 8, 2020 as set forth below:

		Options	RSUs may	Deferred
	Total Option,	Exercisable	be settled	RSUs may be	DSUs may be
	DSUs, RSUs, and	within	within	settled within	settled within
	deferred RSUs	60 days	60 days	60 days	60 days
Nicholas J. DeIuliis	1,631,280	1,240,500	390,780	—	—
Donald W. Rush	9,944	9,944	—	—	—
Chad A. Griffith	10,136	10,136	—	—	—
Olayemi Akinkugbe	5,488	5,488	—	—	—
Andrea Passman	11,270	11,270	—	—	—
J. Palmer Clarkson	86,089	22,129	11,936	27,805	24,219
William E. Davis	115,954	43,439	—	72,515	—
Maureen E. Lally-Green	83,997	35,980	23,873	24,144	—
Bernard Lanigan, Jr.	138,363	69,910	—	51,874	16,579
Ian McGuire	35,385	—	22,822	—	12,563
William N. Thorndike, Jr.	237,576	105,159	—	116,255	16,162

Of the shares set forth in the table above, the following related to amounts received by directors in lieu of cash retainers: Mr. Clarkson, 46,348; Mr. Davis, 18,510; Ms. Lally-Green, 11,051; Mr. Lanigan, 61,560; Mr. McGuire, 12,563; and Mr. Thorndike, 71,462.

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(8)	Includes 65,421 CNX shares and 5,699 CNXM common units held in trusts for his children.
(9)	Information for Ms. Passman, who departed from CNX as of May 11, 2019, is as of such date.
(10)	Mr. Davis is retiring from the Board effective as of the date of the Annual Meeting.
(11)	Includes 35,000 CNX shares held in a trust for his children. In addition, as a result of Mr. Thorndike’s contractual arrangement with a third party who holds 100,000 shares of CNX common stock in a margin account, Mr. Thorndike may be deemed to have a beneficial interest with respect to 50,000 shares. Mr. Thorndike has indicated he will continue to use commercially reasonable efforts to pay down the margin account. By March 30, 2020, Mr. Thorndike intends to reduce the number of shares that are deemed to be held on margin to 17,500.
(12)	Includes 20,600 CNX shares held by Mr. Lanigan, 24,270 CNXM common units held by Mr. Lanigan, 30,600 CNX shares held by the Lanigan Family Limited Partnership, of which Mr. Lanigan is one of the general partners, and 657,950 CNX shares and 36,200 CNXM common units held by limited liability companies, of which Mr. Lanigan is part owner of the managing member. These shares are currently held in a marginable account, but are on non-margin status. Also includes 964,912 shares of CNX common stock and 254,911 units of CNXM common units held in investment advisory accounts of clients of Southeast Asset Advisors, Inc., an investment advisor of which Mr. Lanigan serves as Chairman and Chief Executive Officer and disclaims beneficial ownership of such shares.
(13)	Of the 5,607,916 CNX shares held by the directors and executive officers as a group, 1,553,954 represent options that are currently exercisable or that may become exercisable within 60 days of March 9, 2020 (i.e., May 8, 2020); 449,411 represent RSUs that may or will be settled on or before May 8, 2020; 292,593 represent deferred RSUs that may be settled on or before May 8, 2020; and 69,523 represent DSUs that may be settled on or before May 8, 2020.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for the directors and executive officers may be subject to this type of security interest.

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Proposal No. 1 Election of Directors

The six nominees for election as directors at the Annual Meeting are identified below. Mr. Davis is retiring from the Board upon the conclusion of the Annual Meeting, and the Board has approved a reduction in the number of directors serving on the Board immediately thereafter. Each director who is elected will hold office until the next annual meeting and until the director’s successor is elected and qualified. All nominees are current members of the Board. If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate as recommended by the NCG Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

Biographies of Nominees

The following biographies include information concerning the nominees for director, including their recent employment, positions with CNX, other directorships, Board committee memberships and ages as of March 9, 2020.

J. PALMER CLARKSON Age: 63 Director Since: 2017 Occupation: President and Chief Executive Officer of Bridgestone HosePower, LLC	CNX Committees: • Health, Safety and Environmental Committee (Chair) • Compensation Committee • Nominating and Corporate Governance Committee

Background:

J. Palmer Clarkson joined the CNX Board in May 2017. He is the founder and, since 1992, the President and Chief Executive Officer of Bridgestone HosePower, LLC, previously Hosepower, the largest U.S. based service provider of hydraulic and industrial hoses used in construction machinery, mining, oil field equipment and factories. Mr. Clarkson currently serves as Chairman of the HSE Committee and as a member of the Compensation Committee and NCG Committee. Mr. Clarkson currently sits on the Board of Directors at Bridgestone HosePower, LLC, Hawkson Properties, Inc., Bridgestone Industrial Products Group – Japan and Enerpac Tool Group Corp. Mr. Clarkson previously served as the President and Chief Executive Officer of Anchor Coupling Company from 1987 to 1992. He also sits on the boards of several nonprofit organizations.

Qualifications:

Mr. Clarkson brings over 32 years of hands-on experience as an entrepreneur, business builder and manager to our Board. He has extensive experience in accounting, finance, and operations, with a proven leadership track record.

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NICHOLAS J. DEIULIIS Age: 51 Director Since: 2014 Occupation: CNX President and Chief Executive Officer	CNX Committees: • Health, Safety, and Environmental Committee

Background:

Nicholas J. DeIuliis has served as a Director and the Chief Executive Officer of CNX Resources Corporation since May 7, 2014. He was appointed President of the Company on February 23, 2011. Prior to the separation of CONSOL Energy Inc. into two separate companies, Mr. DeIuliis had more than 25 years of experience with the Company and in that time has held the positions of President and Chief Executive Officer, Chief Operating Officer, Senior Vice President - Strategic Planning, and earlier in his career various engineering positions. On January 3, 2018, Mr. DeIuliis was appointed Chairman of the Board and Chief Executive Officer of the general partner of CNX Midstream Partners LP (formerly known as CONE Midstream Partners, LP). He was a Director, President and Chief Executive Officer of CNX Gas Corporation from its creation in 2005 through 2009. Mr. DeIuliis was a Director and Chairman of the Board of the general partner of CONSOL Coal Resources LP (formerly known as CNX Coal Resources LP) from March 16, 2015 until November 28, 2017. Mr. DeIuliis is a registered engineer in the Commonwealth of Pennsylvania and a member of the Pennsylvania bar.

Qualifications:

As our current President and Chief Executive Officer, Mr. DeIuliis has a unique and in-depth understanding of our business with over 25 years of experience with CNX. He provides our Board with direct operational insight through his leadership in the development and execution of our strategic priorities, and his understanding of our business, including the challenges and material risks facing the Corporation.

MAUREEN E. LALLY-GREEN Age: 70 Director Since: 2013 Occupation: Professor and Former Dean, Duquesne University School of Law, Former Judge on the Superior Court of Pennsylvania	CNX Committees: • Nominating and Corporate Governance Committee (Chair) • Compensation Committee • Health, Safety, and Environmental Committee

Background:

Maureen E. Lally-Green joined the CNX Board in June 2013. Ms. Lally-Green currently serves as Chair of the NCG Committee and a member of the Compensation Committee and HSE Committee. Ms. Lally-Green served as the Dean of Duquesne University School of Law (as of July 1, 2016) until her retirement (June 30, 2019). She is presently an Adjunct Professor of Law at Duquesne. She has served on the board of Federated Mutual Fund Complex since August 2009 and was appointed to serve on its audit committee in May 2013. Ms. Lally-Green has served in various legal and business roles and directorship positions throughout her career. She previously served as Associate General Secretary, Diocese of Pittsburgh (retired August 2015), and as a member of the Superior Court of Pennsylvania (retired 2009). She is also a member of the Board of Continuing Judicial Education of the Pa. Supreme Court. As of January 2, 2020, she was appointed by the Pa. Supreme Court as a member of the Appellate Courts Procedural Rules Committee. Ms. Lally-Green also has held the positions of: Director, Auberle; Director, Ireland Institute of Pittsburgh; Director, Saint Thomas More Society; Director, Epilepsy Foundation of Western and Central Pennsylvania; Director, Pennsylvania Bar Institute; Director and Chair, North Catholic High School, Inc.; Director and Chair, Catholic High Schools of the Diocese of Pittsburgh, Inc.; and Director, Saint Vincent College.

Qualifications:

Ms. Lally-Green brings over 40 years of legal experience to our Board that includes a diversity of experience while serving as a Judge on the Superior Court of Pennsylvania State (a statewide appellate court), her service with a major corporation and the federal government, her activities in the state-wide and local legal communities, and her experience with, among other things, corporate governance due to her service on a number of boards of non-profit entities and the for-profit Federated Mutual Fund Complex.

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BERNARD LANIGAN, JR. Age: 72 Director Since: 2016 Occupation: Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc.	CNX Committees: • Audit Committee (Chair) • Health, Safety, and Environmental Committee • Nominating and Corporate Governance Committee

Background:

Bernard Lanigan, Jr. joined the CNX Board in May 2016. Mr. Lanigan currently serves as Chair of the Audit Committee and as a member of the HSE Committee and NCG Committee. He co-founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc., an investment advisor and wealth management company, since 1991. He also co-founded and has served as Chairman of Lanigan & Associates, P.C., a certified public accounting and consulting firm, since 1974. Mr. Lanigan currently serves on the boards of directors of Rayonier Inc. since 2015, as well as various nonpublic companies and various endowments and private foundations. Previously, Mr. Lanigan served on the boards of directors of Texas Industries, Inc. and Ruby Tuesday, Inc.

Qualifications:

Mr. Lanigan brings over 40 years of leadership experience with large, complex and diverse organizations to our Board. He has been a certified public accountant for more than 40 years and has over 35 years of experience in financial, tax, accounting, investment advising, capital allocation, strategic consulting, risk assessment, valuations and mergers and acquisitions matters, including as both advisor and principal.

IAN McGUIRE Age: 41 Director Since: 2019 Occupation: Founder, Investment Partner of Tempus LP	CNX Committees: • Audit Committee • Compensation Committee • Health, Safety, and Environmental Committee

Background:

Ian McGuire joined the CNX Board in July 2019. He currently serves as a member of the Audit Committee, Compensation Committee and HSE Committee. In 2018, he founded Tempus Partners, an investment firm, where he has since served as an investment partner. Prior to founding Tempus Partners, Mr. McGuire was an investment partner at SPO Partners & Co., an investment firm, where he worked from 2003 to 2005 and from 2007 to 2017, as part of a small investment team that had responsibilities for all aspects of the firm’s portfolio investments. Prior to working at SPO Partners & Co., Mr. McGuire was an investment banker in Goldman Sachs’ natural resources group. Cumulatively, Mr. McGuire has over 16 years of investment banking experience, with an emphasis in the energy and natural resources sectors. Mr. McGuire received his B.A. from Middlebury College and his M.B.A. from Stanford Graduate School of Business.

Qualifications:

Having founded Tempus Partners, an investment firm, and served as an investment partner at SPO and an investment banker with Goldman Sachs, Mr. McGuire provides our Board with substantial insight into financial-related matters and the energy industry.

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WILLIAM N. THORNDIKE, JR. Age: 56 Director Since: 2014 Occupation: Managing Director of Housatonic Partners	CNX Committees: • Audit Committee • Compensation Committee • Health, Safety, and Environmental Committee

Background:

William N. Thorndike, Jr. joined the CNX Board in October 2014. Mr. Thorndike was named our Chairman on May 11, 2016. He currently serves as a member of the Audit Committee, Compensation Committee and HSE Committee. He founded Housatonic Partners, a private equity firm, in Boston, Massachusetts, in 1994 and has been a Managing Director since that time. Prior to founding Housatonic Partners, Mr. Thorndike worked with T. Rowe Price Associates, a global asset management firm, and Walker & Company, a publishing company, where he was named to the Board of Directors. Mr. Thorndike has served as a director of over 30 companies since founding Housatonic Partners. He is currently a director of Carillon Assisted Living, LLC; Lincoln Peak Holdings, LLC; OASIS Group Ltd.; QMC International, LLC; and Zirco DATA. He also serves as a Trustee of Stanford Business School Trust, and WGBH, a public broadcaster serving southern New England, and is the Chair of the Board of Trustees of the College of the Atlantic. Mr. Thorndike is the author of “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success.”

Qualifications:

Mr. Thorndike brings over 20 years of investment and board experience to the CNX Board. He has extensive leadership experience in evaluating strategic alternatives and helping to build value for shareholders across a variety of industries. He has a breadth of financial, strategic and human resource knowledge with specific expertise in the areas of capital allocation and compensation.

Related Party Policy and Procedures

Our Audit Committee has adopted a written Related Party Policy and Procedures for the review and approval or ratification of related person transactions with directors, nominees for director, executive officers and certain family members of the foregoing persons (“related persons”). A copy of the policy is available on our website at www.cnx.com.

Under the policy, prior to entering into a potential related person transaction (which is generally a transaction in excess of $120,000 involving the Corporation and a related person), the related person must notify our chief financial officer and general counsel of the material facts regarding the transaction. If our chief financial officer and general counsel determine that the proposed transaction is in fact a related person transaction, the details of the transaction are presented to our Audit Committee at its next meeting (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the Audit Committee) for approval. The Audit Committee or Chairman, as applicable, will consider all relevant facts and circumstances including, but not limited to, the terms of the transaction and terms that would be available to unrelated parties, the benefits to us and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or Chairman, as applicable, will also inform our NCG Committee of any related person transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members, as well as entities with which they may be affiliated, it is possible that related person transactions could occur without a director or executive officer being aware of them and seeking approval in accordance with the policy. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or Chairman, as applicable, for ratification or other action. Our Audit Committee also reviews, on an annual basis, ongoing related person transactions having a remaining term of more than six months or remaining amounts payable to or receivable from the Corporation that are in excess of $120,000. We also require that officers and directors complete annual director and officer questionnaires and adhere to written codes of business conduct and ethics regarding various topics, including conflicts of interest, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year.

There were no related party transactions in 2019.

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Determination of Director Independence

Our Board is required under the NYSE listing standards to affirmatively determine the independence of each director on an annual basis and to disclose this determination in the Proxy Statement for each annual meeting of shareholders of CNX. Based on the independence standards set forth in our Corporate Governance Guidelines, which are described below, and the NYSE listing standards, our Board has determined that each of our current directors (Messrs. Clarkson, Davis, Lanigan, McGuire, and Thorndike and Ms. Lally-Green), other than Mr. DeIuliis (who is our President and CEO), had no material relationship with CNX (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with CNX) and is “independent” under our Corporate Governance Guidelines and the NYSE listing standards set forth in Section 303A of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and the SEC rules. As it relates to the members of the Compensation Committee, the Board considered the additional factors under the NYSE rules relating to such members before determining that each of them is independent.

The Board has established the following standards for determining director independence, which are reflected in our Corporate Governance Guidelines that are available in the Corporate Governance section of the Corporation’s website at www.cnx.com.

A director will not be deemed independent under CNX’s Corporate Governance Guidelines if:

•	(i) the director is, or has been within the previous three years, employed by CNX or its subsidiaries, or an immediate family member is, or has been within the previous three years, an executive officer of CNX or its subsidiaries; provided, that employment as an interim Chairman of the Board or CEO or other executive officer shall not disqualify a director from being considered independent following that employment;
•	(ii) the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from CNX or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that compensation received by a director for former service as an interim Chairman of the Board or CEO or other executive officer need not be considered in determining independence under this paragraph (ii) and provided further, that compensation received by an immediate family member for service as an employee of CNX or its subsidiaries (other than an executive officer) need not be considered in determining independence under this paragraph (ii);
•	(iii)(A) the director or an immediate family member is a current partner of the firm that is CNX’s or its subsidiaries’ internal auditor or external auditor (each an “Audit Firm”); (B) the director is a current employee of an Audit Firm; (C) the director has an immediate family member who is a current employee of an Audit Firm and who personally works on CNX’s or its subsidiaries’ audit or (D) the director or an immediate family member was, within the previous three years (but is no longer), a partner or employee of an Audit Firm and personally worked on CNX’s or its subsidiaries’ audit within that time;
•	(iv) the director or an immediate family member is, or has been within the previous three years, employed as an executive officer of another company where any of CNX’s or its subsidiaries’ present executive officers at the same time serves or served on such company’s compensation (or equivalent) committee of the board of directors; or
•	(v) the director is a current employee, or an immediate family member is an executive officer, of a company that has made payments to, or received payments from, CNX or its subsidiaries for property or services in an amount which, in any of the previous three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. For purposes of the foregoing, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year;
•	(vi) for members of the Audit Committee only: other than in the capacity as a member of the Audit Committee, the Board or any other committee of the Board, the director (A) may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from CNX or its subsidiaries; provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with CNX or its subsidiaries (provided that such compensation is not contingent in any way on continued service) or (B) is not an affiliated person of CNX or its subsidiaries; and
•	(vii) for members of the Compensation Committee only: other than in the capacity as a member of the Compensation Committee, Board, or any other committee of the Board, the Board will consider all factors specifically relevant to determining whether a director has a relationship to CNX or its subsidiaries which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to, (A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by CNX or its subsidiaries to such director and (B) whether the director is affiliated with CNX or its subsidiaries or an affiliate of CNX or its subsidiaries.

Any related person transaction required to be disclosed under SEC Regulation S-K, Item 404, shall be considered in determining the independence of a director or nominee.

The Board of Directors Unanimously Recommends that You Vote “FOR” the Above-Named Nominees for Re-Election to the Board of Directors.

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EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Introduction

Our Compensation Committee has continued its commitment to an executive compensation program that is aligned with our business goals and culture and serves the long-term interests of our shareholders. We believe that attracting and retaining superior talent, supported by a compensation program that is highly performance-based, is important to delivering long-term shareholder returns.

This Compensation Discussion and Analysis (“CD&A”) section of the Proxy Statement is designed to provide our shareholders with an explanation of CNX’s executive compensation philosophy and objectives, our 2019 executive compensation program, and the compensation paid by CNX to the following named executive officers (“named executives”):

Name	Position
Nicholas J. DeIuliis	President and Chief Executive Officer (“Chief Executive Officer” or “CEO”)
Donald W. Rush	Executive Vice President and Chief Financial Officer (“Chief Financial Officer”)
Chad A. Griffith	Executive Vice President and Chief Operating Officer (“Chief Operating Officer”)
Olayemi Akinkugbe	Executive Vice President and Chief Excellence Officer (“Chief Excellence Officer”)
Andrea Passman*	Former Senior Vice President of Engineering and Operations (“Former SVP”)
*	Ms. Passman departed from CNX in May 2019, and in connection with her departure, she forfeited all of her unvested equity at that time and the right to receive any STIC payout for 2019 performance. For additional information, see “Former SVP Agreement” on page 48.

After the Separation, the Board and management reviewed CNX’s executive team and their respective roles and responsibilities. With the reduced size of the Corporation, it was determined that those positions which were “executive officer” positions within the meaning of the applicable Exchange Act rule would be similarly reduced and, as such, the Corporation had no more than four individuals serving in such roles with CNX at the end of fiscal year 2019 (Messrs. DeIuliis, Rush, Griffith and Akinkugbe). Accordingly, this CD&A focuses solely on these four named executives, except as otherwise stated.

This CD&A contains references to one or more financial measures that have not been calculated in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of each disclosed non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in Appendix A to this Proxy Statement.

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1	Summary

Our executive compensation program is designed to attract, motivate, and retain key executives who will promote both the short- and long-term growth of CNX and create sustained shareholder value. To this end, we take a pay-for-performance approach to our executive compensation program that ties the majority of the compensation payable to our named executives to stock price and operational performance, and promotes equity ownership among the named executives to greater align their interests with those of our shareholders. Outlined below are some of the significant best practices we have implemented in our executive compensation program.

EXECUTIVE COMPENSATION BEST PRACTICES

What We Do		What We Don’t Do
•	Pay for Performance. A substantial portion of our named executives’ compensation is at-risk and a majority is dependent upon the performance of our stock price.	•	No Hedging or Pledging of CNX Securities. Directors, officers and employees are generally prohibited from engaging in hedging or pledging transactions with respect to our securities.
•	Meaningful Stock Retention Requirements. We maintain robust stock retention requirements that align the interests of our executive officers with those of our shareholders.	•	No Employment Agreements with Named Executives. We do not have employment agreements with any of our named executives.
•	Mix of Performance Metrics. We rely on a mix of financial and non-financial goals for performance-based awards to prevent over-emphasis on any single metric.	•	No Repricing or Replacing of Underwater Stock Options. The Equity Incentive Plan prohibits repricing or replacing underwater stock options without shareholder approval.
•	Independent Compensation Committee. Each member of the Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards.	•	No Excessive Risk-Taking. We conducted a risk assessment and concluded that our compensation policies do not encourage excessive or unnecessary risk-taking.
•	Clawback Policy. We maintain a clawback policy that provides the Compensation Committee with the discretion to seek recovery of certain previously-paid incentive awards under certain circumstances.	•	Prohibited Tax Gross-Ups for Named Executives. Our policy prohibits tax gross-ups for our named executives (except for Mr. DeIuliis’ change in control agreement, which was entered into prior to 2009).

2019 Say-On-Pay Results

At our 2019 Annual Meeting of Shareholders, our shareholders approved the compensation of our named executives with a substantial majority of shareholders (93%) voting in favor. We were pleased with this result and we consider this vote to be a strong endorsement of the changes that we made to our 2019 executive compensation program in response to our extensive shareholder outreach.

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Changes to 2019 Compensation Programs

The below chart details the steps that we took to further align our 2019 executive compensation program with shareholder interests following extensive shareholder outreach:

CNX Response
•	Volunteered to Reduce CEO Compensation.
Our CEO voluntarily agreed to a 2019 target equity compensation decrease of $1 million and an additional $0.5 million decrease for 2020 target equity compensation, for a total reduction of $1.5 million.
•	Eliminated Accelerated Vesting Term from CEO Awards. For our CEO’s 2019 PSU award, we replaced the prior accelerated vesting feature with a retirement provision in his equity awards.
•	Streamlined our TSR Peer Group.
For the 2019 PSU program, CNX determined to use a more relevant, targeted group of E&P companies in the Appalachian Basin for purposes of measuring the TSR metric (i.e., Antero Resources Corporation, Cabot Oil & Gas Corporation, EQT Corporation, Gulfport Energy Corporation, Range Resources Corporation and Southwestern Energy Company).
•	Eliminated STIC Carryover Concept. The Board agreed to eliminate any carryover feature from year to year in its STIC programs.

2019 Executive Compensation Highlights

Some of the executive compensation highlights from 2019 are as follows:

•	The CEO’s target total direct compensation (i.e., base salary, target STIC and target LTIC) decreased by $1 million from 2018 to 2019 and, by another $500,000 from 2019 to 2020.
•	In the aggregate, reduced target total direct compensation to named executives by $2.3 million (2019 named executives as compared to 2018 named executives). With respect to actual compensation at year-end (salary and STIC paid for the year, together with LTIC grants held at year-end using FASB ASC Topic 718 valuation), CNX reduced compensation to named executives by approximately $4.5 million (2019 named executives as compared to 2018 named executives).
•	Designed the CEO’s compensation with over 88% being at-risk and/or tied to stock price;
•	Designed the 2019 STIC to be focused on Adjusted EBITDAX per share and individual strategic for the executive team so that our executives were focused on maximizing performance;
•	Maintained the essential components of the LTIC in 2019 to continue to focus on, and reward executives for, the achievement of stock price appreciation goals, including time-based vesting of RSUs over a three-year period and vesting of PSUs over a five-year period based on the achievement of absolute and relative stock price goals;
•	Achieved PSU vesting between target and maximum performance levels (132.4%) with respect to the 2019 tranche of the 2016 PSUs, the 2019 tranches of the 2017 PSUs and the 2018 PSUs were not earned, and the 2019 tranche of the 2019 PSUs was earned at a target performance level (100%). The performance of the PSU programs aligns with our shareholders’ interests and our stock performance;
•	Continued competitive stock ownership guidelines and long-term retention requirements for equity awards; and
•	No employment agreements between CNX and named executives.

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2	Pay for Performance

We consistently place a substantial portion of our named executives’ compensation at-risk, a majority of which is dependent upon the performance of our stock price. As demonstrated in the following charts for both the CEO and the other named executives, the vast majority of 2019 compensation was in the form of short-term and long-term incentive-based compensation.

The above charts demonstrate a strong alignment between the named executives’ compensation and the long-term interests of our shareholders. In short, our named executives’ compensation is highly correlated with stock price performance – if value is not delivered to our shareholders, as measured by stock price, then the named executives’ compensation will be adversely affected.

3	Compensation Setting Process

Compensation Philosophy and Objectives

CNX’s compensation philosophy is to provide a total compensation package—that is, base salary, short-term (annual) incentive compensation, long-term (equity-based) compensation (generally, in the form of RSUs and PSUs), retirement compensation (401(k) contributions), and benefits (such as health insurance, vacation, etc.) that will attract and retain employees with the education, experience, values (Responsibility, Ownership and Excellence), initiative and drive necessary to execute CNX’s business plan and achieve CNX’s long-term strategic goals, including, without limitation, continued focus on optimizing NAV per share (and incorporating related metrics into our compensation programs to keep our key decisions centered on attainment of this goal).

Each named executive’s total compensation opportunity has been generally targeted within a reasonable range around the median of similarly-situated executives at peer group companies after consideration of the items described in the next paragraph. For 2019, the Compensation Committee determined not to retain a compensation consultant in line with CNX’s overall cost-cutting initiatives, and the Compensation Committee also determined that it did not need to incur additional costs to benchmark executive compensation since it had been benchmarked the prior year. As a further extension of these initiatives, the Compensation Committee, in consultation with the CEO, reduced the 2019 target total direct compensation of named executives in the aggregate, including the CEO’s compensation, for a savings of $2.3 million relative to the target total direct compensation of our named executives in 2018. With respect to actual compensation at year-end (salary and STIC paid for the year, together with LTIC grants held at year-end using FASB ASC Topic 718 valuation), CNX reduced compensation to named executives by approximately $4.5 million (2019 named executives as compared to 2018 named executives).

Key factors affecting the Compensation Committee’s 2019 executive compensation determinations include: (i) the nature and scope of an executive’s responsibilities; (ii) an executive’s performance (including contribution to CNX’s financial results); (iii) the overall financial performance of the Corporation; and (iv) reducing target compensation of the named executives in the aggregate.

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Results of 2019 Shareholder Vote on Named Executive Compensation

CNX engages in discussions with our major shareholders on various topics, including the compensation of our named executives, as we value the input of our shareholders. The insight that we have gained over the years through these discussions is helpful to the Compensation Committee as it considers and adopts compensation policies relating to our named executives.

At our 2019 Annual Meeting of Shareholders, a significant majority (93%) of the shares voted approved our 2018 executive compensation program. We were pleased with this outcome following our efforts to engage in shareholder discussions throughout 2018 and responded to shareholder comments in designing our 2019 executive compensation program. The 2019 vote result indicated to the Compensation Committee that no significant changes needed to be made to the executive compensation program going forward. However, we continue to strive to structure our executive compensation programs to better align the interests of our named executives and shareholders, and will in the future continue to make changes to our executive compensation programs designed to further enhance the objectives of such programs and respond to shareholder feedback.

Process for Evaluating Compensation

Generally, in the first quarter of each year, the Compensation Committee meets to establish the base salaries, incentive opportunities, and related performance goals of CNX’s incentive compensation programs, including the STIC and LTIC. To establish compensation for a particular named executive (other than our CEO), CNX’s Human Resources personnel make initial assessments that are submitted to our CEO for review. This assessment considers relevant industry salary practices, the complexity and level of responsibility associated with the particular named executive’s position, the position’s overall importance to CNX in relation to other executive positions, and the competitiveness of the named executive’s total compensation. Our CEO may make appropriate changes to this qualitative assessment based on his determination of such named executive’s past performance. The Compensation Committee then reviews: (i) our CEO’s compensation recommendations for each named executive (other than himself) and (ii) our CEO’s evaluation of each named executive’s performance and internal value. After considering the factors described above, and in consultation with the CEO, the Compensation Committee approved the named executives’ 2019 compensation packages.

To establish compensation for our CEO, the Compensation Committee reviews: (i) the CEO’s self-evaluation of his annual performance and (ii) the Board’s evaluation of his annual performance. After considering these factors, the Compensation Committee reviews and approves, and recommends that the Board approves, the compensation of our CEO. Our CEO does not participate in, and is not present for, any approvals relating to his compensation.

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4	Compensation Decisions for 2019

Elements of Executive Compensation Program

In 2019, we continued to compensate our named executives through the following:

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Compensation Element	Form of Compensation	Performance Criteria/Formula	Purpose
CNXM Phantom Units	• 2019 Phantom Units (vesting 1/3 per year for three years)	• Phantom Units have time-based vesting	To incentivize management members who have significant responsibilities for CNXM.

Other Agreements and Benefits (page 47)	• Retirement Benefits • Change in Control Severance Agreements (“CIC Agreements”)		To attract and retain key management members and for CIC Agreements, to motivate executives to take actions that are in the best interests of CNX.

Perquisites (page 49)	Examples of our Perquisites include: • Vehicle Allowance • Occasional Event Tickets		To provide a competitive compensation package.

2019 Base Salary

The base salaries of our named executives were as follows at year-end 2019 and year-end 2018:(1)

Named Executive	Salaries at Year-End 2018	Salaries at Year-End 2019
Nicholas J. DeIuliis (Chief Executive Officer)	$ 800,000	$ 800,000
Donald W. Rush (Chief Financial Officer)	$ 435,969	$ 440,000
Chad A. Griffith (Chief Operating Officer)	$ 250,000	$ 325,000
Olayemi Akinkugbe (Chief Excellence Officer)	$ 208,000	$ 250,000

(1)	Messrs. Griffith and Akinkugbe were promoted to the positions of our Chief Operating Officer and Chief Excellence Officer, respectively, in July 2019 and the Compensation Committee approved increases to their base salaries. They were not CNX named executives in 2018. Ms. Passman was paid $139,534 in base salary for 2019 through her departure in May 2019.

2019 STIC

The STIC program is designed to deliver annual cash awards when CNX and our named executives are successful in meeting or exceeding established performance targets and to pay less, or nothing at all, when CNX and/or our employees fall short of these targets. The STIC program provides incentive compensation (measured at target) that is comparable to compensation provided by companies with which CNX competes for executive talent. The description of the 2019 STIC program established by the Compensation Committee applied to all of the named executives for the January 1, 2019 – December 31, 2019 performance period.

The Compensation Committee determined to base the 2019 STIC applicable to the January 1, 2019 – December 31, 2019 performance period on the achievement of (i) Adjusted EBITDAX per share and (ii) pre-established individual performance goals for our executive officers.

Part One: Adjusted EBITDAX/Share Goal:

EBITDAX per share was calculated as described in Appendix A and had a score ranging from 0 – 200%, with a score of 100% indicating target performance and a higher score (up to a maximum of 200%) indicating above-target performance as follows:

Adjusted EBITDAX/Share	Performance Level	EBITDAX Score
$5.23/share	Maximum	200%
(based on $1,055M Adjusted EBITDAX)
$4.84/share	Target	100%
(based on $975M Adjusted EBITDAX)
$4.72/share	Threshold	70%
(based on $951M Adjusted EBITDAX)

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If the threshold, or minimum, score of 70% had not been achieved, a score of zero would have been assigned, with no payout. If the Adjusted EBITDAX per share performance level equaled or exceeded the threshold, the EBITDAX Score was assigned with total payout potentially modified by the individual performance factor described below. The target Adjusted EBITDAX per share performance factor was derived from the annual Board-approved profit objective for CNX for 2019.

The “EBITDAX Score” was applied to the following formula:

The Adjusted EBITDAX per share was achieved at $5.19/share (Adjusted EBITDAX of $967.9M(1)) resulting in the achievement of the goal at 190%.

Part Two: Individual Performance Goals:

In January 2020, the Compensation Committee approved each named executive’s achievement of the individual strategic performance goals for 2019. The goals (both quantitative and qualitative) were weighted equally. The named executives’ performance relative to the below goals was capped at 20% percent of the total STIC payout (which together with the Adjusted EBITDAX/share payout, can never exceed 250% of target payout). The individual strategic performance goals (and related performance results) were as follows:

Quantitative Measures	Performance Results
Achieve a Cash Return on PP&E Invested (Cash Return/Average Gross PP&E (Property, Plant & Equipment)) of 10%(1)	Achieved Cash Return on PP&E Invested of 10%
Stock buyback activity	Achieved 12.9 million shares repurchased, rendering a rate of return of more than 25%.
Increase NAV per share by 10% by year-end 2019 (without regard to changes in commodity pricing), as determined using consistent NAV per share methodology.	We remain committed to maximizing NAV per share and staying focused on creating and protecting the Company’s long-term value. CNX has effectively done this by creating a strong balance sheet with manageable debt maturities, building a hedge book that protects our margins, and embedding flexibility in our development plan in order to adjust activity levels up and down as market conditions dictate. Additionally, in light of the increasingly deteriorating market conditions during 2019, CNX prioritized the generation of free cash flow by reducing the pace of our development plan and implementing various cost savings programs for capital spending, operating expenses, and SG&A (including organizational changes that are expected to reduce SG&A cash spend in 2020 by approximately $30 million(2) when compared to 2018). This flexibility, coupled with the increasingly volatile gas markets and industry outlook, makes NAV difficult to measure and calculate at any given point in time. The decisions we made in 2019 are expected to maximize CNX’s NAV per share in the long-term.

Qualitative Measures	Performance Results
Assist operations team in achieving their performance metrics of completions efficiency (Marcellus Shale and Utica Shale), drilling efficiency (Marcellus Shale and Utica Shale), and Safety and Environmental.

Achieved by:

•  Improved cycle times, reduced costs, and minimized environmental footprint.

•  Reduced Marcellus drilling costs per lateral foot by 13% and increased Marcellus lateral lengths by 33%.

•  Improved drilling efficiency by over 100% since last Southwestern Pennsylvania (“SWPA”) Utica well was drilled in 2017.

•  Improved SWPA Utica frac efficiency 131% year-over-year and improved Marcellus efficiency 14% year-over-year.

•  Introduced casings in Marcellus wells to reduce risk and enhance safety.

•  Notice of Violations decreased from 47 in 2018 to 46 in 2019.

•  No safety violations in 2019 as designated by federal and state regulations.

At least 25% of all new hires will be diverse (that is, women and minorities) and at least 25% of all candidates interviewed will be diverse.	Achieved 32% diversity with all new hires and approximately 25% of all candidates interviewed were diverse.

(1)	See Appendix A for non-GAAP reconciliation.
(2)	See Appendix A for information regarding SG&A cash spend.

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Based on the results of the 2019 STIC as shown above, the ultimate payouts to our named executives for 2019 performance were as follows:

Named Executive	Target Opportunity Percentages (% of Base Salary)	Target Payout Opportunity	EBITDAX Payout	Individual Performance Payout	Total Payout
Nicholas J. DeIuliis (Chief Executive Officer)	120%	$960,000	$1,824,000	$384,000	$2,208,000
Donald W. Rush (Chief Financial Officer)	60%	$264,000	$501,600	$105,600	$607,200
Chad A. Griffith (Chief Operating Officer)	60%	$195,000	$370,500	$78,000	$448,500
Olayemi Akinkugbe (Chief Excellence Officer)	60%	$150,000	$285,000	$60,000	$345,000

LTIC

Our LTIC program is designed to create a strong incentive for our named executives to achieve the longer-term performance objectives in CNX’s strategic plan and to align management’s interests with those of our shareholders. The Compensation Committee determined that each named executive would receive his entire 2019 long-term incentive opportunity in the form of PSUs and RSUs, with 55% of each named executive’s target long-term incentive opportunity in the form of PSUs, and 45% in the form of time-based RSUs, except in the case of Messrs. Rush and Griffith who also received a portion of their long-term incentive opportunity in the form of phantom units in CNXM as more fully described below. The Compensation Committee believes that our PSU awards align the interests of our employees with those of our shareholders because the vesting of such awards is tied to the achievement of pre-approved, long-term performance goals related to our stock price.

A. 2019 PSU Grants and 2019 Tranche Metrics and Performance

In January 2016, 2017, 2018 and 2019, the Compensation Committee granted PSUs that vest, if earned, ratably over a five-year period. The performance periods for the 2016 PSU Program, 2017 PSU Program, 2018 PSU Program and 2019 PSU Program (collectively, the “Programs”) are for the calendar years: 2016 through 2020; 2017 through 2021; 2018 through 2022; and 2019 through 2023, respectively. This five-year vesting period encourages retention among our named executives.

The vesting of the 2019 tranches of the named executives’ PSU awards was calculated based on the following pre-established, equally-weighted goals, with the aggregate payout capped at 200% of target:

(i)	Relative TSR:

•	2016 PSU Program, 2017 PSU Program and 2018 PSU Program: TSR relative to the S&P 500 (measured by comparing CNX’s average closing stock price per share for the 10 days ended December 31, 2019 and the companies in the S&P 500 as of that same date against their average closing stock price per share for the 10 days ended on December 31st of the year prior to the grant date; dividends are included).
•	2019 PSU Program: TSR relative to a peer group of six gas companies set forth under “Changes to 2019 Compensation Programs” herein (the “TSR Peer Group”) (measured by comparing CNX’s average closing stock price per share for the 10 days ended December 31, 2019 and the companies in the TSR Peer Group as of that same date against their average closing stock price per share for the 10 days ended December 31st of the year prior to the grant date; dividends are included).

(ii)	Absolute Stock Price Appreciation: Absolute stock price appreciation is determined by comparing the average closing stock price per share for the 10 days ending on December 31 of each year during the five-year performance period against the average closing stock price per share for the 10 days ended on January 29, 2016 for the 2016 PSU Program ($5.26), January 31, 2017 for the 2017 PSU Program ($16.11), January 30, 2018 for the 2018 PSU Program ($14.43) and January 31, 2019 for the 2019 PSU Program ($13.06) (collectively, the grant date stock prices or the “GDSPs”).

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(1)	Straight line interpolation between performance levels.
(2)	After reviewing the Corporation’s prior stock price performance and consideration of the Corporation’s business plan, the Compensation Committee considered the stock price goals applicable to the remaining tranches of the PSU awards as confidential and challenging, but attainable.

In the event that a tranche fails to pay out at the end of any annual tranche period with respect to the absolute stock price measure (a “Missed Year”), the unvested PSUs attributable to the Missed Year may still become fully vested, capped at the target level, if the Corporation achieves target performance (or greater) as determined after the end of the performance period of a future tranche. The opportunity to recoup any missed payouts can occur for any prior tranche, but only up to target performance level for that prior period. This is, in fact, a long-term feature of the program that continues to incentivize employees to take actions that result in stock price appreciation in future years and not disincentivize participants in the event one component is not achieved in one year.

Additionally, for the 2017, 2018 and 2019 PSU Programs only, if the closing market price of CNX common stock equals or exceeds 200% for one or more future years, all unvested PSUs associated with those specific years will pay out at 200% immediately (“Special Vesting”). The Compensation Committee believes that this Special Vesting feature will help to enhance the retention of CNX stock by our named executives. This furthers the Board’s objective of aligning shareholder and management interests to increase our stock price. If the Corporation achieves its goals for its shareholders sooner than expected, then management is appropriately compensated. This award term was not included in the CEO’s 2019 PSU award.

The Missed Year and Special Vesting provisions described above only apply to 50% of the PSU Awards (i.e., only the absolute stock price goal). In total, our Board believes that these features help the PSU program achieve an overall balanced approach by continuing to incentivize employees to operate CNX in a manner that will achieve long-term stock price appreciation in alignment with shareholders’ interests.

The target awards for the 2019 PSU Program are as follows:(1)

Named Executive	Aggregate Dollar Value of 2019 PSU Awards
Nicholas J. DeIuliis (Chief Executive Officer)	$2,750,000
Donald W. Rush (Chief Financial Officer)	$748,000
Chad A. Griffith (Chief Operating Officer)	$171,875
Olayemi Akinkugbe (Chief Excellence Officer)	$60,500

(1)	Messrs. Griffith and Akinkugbe were promoted to the positions of Chief Operating Officer and Chief Excellence Officer, respectively, in July 2019, but did not receive additional long-term incentive awards at that time.

In January 2020, the Compensation Committee determined the payouts for each of the PSU Programs based on CNX’s relative TSR and absolute stock price performance during 2019. This determination was based on strict adherence to the formula described above.

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2019 Tranche Performance of PSU Awards

The performance results for 2019 are shown in the below chart.

PSU Program	Performance Metric	Results	Units Earned	Weighting	Total Units Earned (2019 Tranche Only)
2016 PSU Program	Relative TSR	35.3rd percentile	64.7%	50%	132.4%
	Absolute Stock Price	$8.64 (compared to maximum performance of $8.58)	200.0%	50%
2017 PSU Program	Relative TSR	6.0th percentile	0.0%	50%	0.0%
	Absolute Stock Price	$8.64 (compared to threshold performance of $19.73)	0.0%	50%
2018 PSU Program	Relative TSR	4.8th percentile	0.0%	50%	0.0%
	Absolute Stock Price	$8.64 (compared to threshold performance of $16.10)	0.0%	50%
2019 PSU Program	Relative TSR	83.3rd percentile	200.0%	50%	100.0%
	Absolute Stock Price	$8.64 (compared to threshold performance of $13.79)	0.0%	50%

As a result of the achievement of the above performance factors, the executive officers earned the following payout amounts under the 2019 tranches of the PSU Programs:

Named Executive	PSU Program	2019 PSU Tranche (at target)	Target Payout (%)	Payout Amounts (# of shares)
Nicholas J. DeIuliis	2016 Program	96,010	132.4%	127,118
(Chief Executive Officer)	2017 Program	45,000	0.0%	0
	2018 Program	48,245	0.0%	0
	2019 Program	45,304	100.0%	45,304
Donald W. Rush	2016 Program	1,200	132.4%	1,589
(Chief Financial Officer)	2017 Program	748	0.0%	0
	2018 Program	8,546	0.0%	0
	2019 Program	12,323	100.0%	12,323
Chad A. Griffith	2018 Program	584	0.0%	0
(Chief Operating Officer)	2019 Program	2,831	100.0%	2,831
Olayemi Akinkugbe	2019 Program	996	100.0%	996
(Chief Excellence Officer)

B. 2019 RSU Grants

In order to provide competitive compensation, retain key executive talent, and align management’s interests with shareholders, in January 2019, time-based, three-year ratable vesting RSU awards were granted in the following amounts to all of the named executives, subject to continued employment with CNX:(1)

Named Executive	Aggregate Dollar Value of RSU Awards
Nicholas J. DeIuliis (Chief Executive Officer)	$2,250,000
Donald W. Rush (Chief Financial Officer)	$612,000
Chad A. Griffith (Chief Operating Officer)	$140,625
Olayemi Akinkugbe (Chief Excellence Officer)	$49,500

(1)	Messrs. Griffith and Akinkugbe were promoted to the positions of Chief Operating Officer and Chief Excellence Officer, respectively, in July 2019, but they did not receive additional long-term incentive awards at that time.

C. 2019 Phantom Unit Grants

In light of their responsibilities with CNXM, the Compensation Committee and the board of directors of the general partner of CNXM agreed that it would be appropriate for a portion of Messrs. Rush’s and Griffith’s 2019 LTIC be in the form of phantom units granted under the CNXM 2014 Long-Term Incentive Plan (the “CNXM Plan”). The phantom unit awards will generally vest ratably over a three-year period from the grant date, subject to their continued employment with CNX. The aggregate target dollar values of their respective 2019 phantom unit awards were as follows: $340,000 for Mr. Rush and $312,500 for Mr. Griffith.

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5	Other Compensation Policies and Information

Retirement Benefit Plans

During 2019, CNX maintained retirement benefit plans, which were intended to attract and retain key talent. CNX continues to move toward a single qualified defined contribution plan to deliver retirement benefits to its employees, as in 2018 it froze a nonqualified supplemental defined contribution plan in which employees participated. This action left only one supplemental (not frozen) plan in place, which is the CNX Supplemental Retirement Plan (the “SERP”) in which only two active employees participate. As part of the spin-off of the coal business, CONSOL Energy Inc. assumed the CONSOL Energy Inc. Employee Retirement Plan (qualified plan) (the “Pension Plan”), and in connection therewith, the Compensation Committee determined to eliminate all offsets to Mr. DeIuliis’ SERP in recognition of him foregoing (i) a bonus for the spin-off and (ii) a $1 million in equity grants for 2019.

Change in Control Agreements

We have CIC Agreements with each of our named executives who are currently employed by us. The CIC Agreements provide for a “double trigger” requirement, in that each named executive will receive cash severance benefits only if such named executive’s employment is terminated or constructively terminated after, or in connection with, a change in control (as defined in the respective CIC Agreements) and such named executive enters into a general release of claims reasonably satisfactory to us. Under these circumstances, the currently employed named executives would be entitled to receive a lump sum cash severance payment equal to a multiple of base pay, plus a multiple of incentive pay (as defined in each named executive’s respective CIC Agreement) as follows:

Named Executive	Multiple of Base Salary and Incentive Pay
Nicholas J. DeIuliis (Chief Executive Officer)	2.5
Donald W. Rush (Chief Financial Officer)	1.5
Chad A. Griffith (Chief Operating Officer)	1.5
Olayemi Akinkugbe (Chief Excellence Officer)	1.5

Additionally, benefits would be continued for 18 to 30 months (as set forth in the applicable CIC Agreement) and equity grants would accelerate and vest in connection with a change in control alone. Mr. DeIuliis’ CIC agreement was entered prior to 2009 and includes a tax gross-up provision in the event of a change in control consistent with market practice at that time (the CIC Agreements of Messrs. Rush, Griffith, and Akinkugbe, which were entered into more recently, do not contain change in control tax gross-ups). If it is determined that any payment or distribution would constitute an “excess parachute payment,” we will pay a gross-up payment to Mr. DeIuliis, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999, and any tax imposed upon the gross-up payment, will be equal to the excise tax on such payments or distributions.  See “Understanding Our Change in Control and Employment Termination Tables and Information.”

Equity Vesting Event (Pre-2019 Grants)

Consistent with prior disclosures in CNX’s 2019 Form 10-Qs and the 2019 Annual Report, Southeastern Asset Management, Inc. and its affiliates acquired beneficial ownership of more than 25% of CNX’s outstanding common stock in the open market (the “Transaction”) on May 31, 2019. This Transaction constituted a “change in control” under the CIC Agreements, resulting in the vesting of pre-2019 equity grants for nine employees with CIC Agreements, including two named executives: Mr. DeIuliis—192,952 RSUs and 520,024 PSUs; and Mr. Rush—69,700 RSUs and 38,853 PSUs. Without this Transaction, approximately 40% of Mr. DeIuliis’ and Mr. Rush’s equity grants would have vested in their ordinary course by January 2020.(1) The PSUs, which account for the majority of these vested equity grants, continue to be subject to the attainment of the applicable performance goals, and therefore, there is no guaranty of payment. Messrs. DeIuliis and Rush agreed in advance of the Transaction that any equity awards granted to them in 2019 would not vest as a result of this Transaction. The CIC Agreements and equity award agreements contain confidentiality obligations and non-competition and non-solicitation covenants. No tax gross-ups were paid in connection with the Transaction and the other named executives employed with CNX at the time of the Transaction did not have CIC Agreements with the Corporation.

(1)	References to PSUs are at target and exclude any PSUs that may be earned for a Missed Year.

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Former SVP Agreement

In May 2019, Andrea Passman departed from her position of Senior Vice President of Engineering and Operations. In connection with her departure, the Corporation entered into a severance agreement with Ms. Passman pursuant to which Ms. Passman received a severance payment of $350,000, her annual base salary as of her departure date. In addition, Ms. Passman agreed to a waiver and release of any claims against the Corporation and to non-competition and non-disclosure covenants in favor of the Corporation. All unvested equity awards held by Ms. Passman on the date of her departure were cancelled, including the 58,897 PSUs (at target) and 48,188 RSUs granted in 2019, and she was not entitled to any 2019 STIC payout (which had a target opportunity of $175,000 or 50% of her base salary).

Clawback Policy

The Compensation Committee and Board approved the adoption of an executive compensation clawback policy, which provides that the Compensation Committee may seek to recover performance-based cash and equity incentive compensation awarded in 2014 and thereafter that was paid to an executive officer in the three years prior to a restatement as a result of CNX’s material non-compliance with the financial reporting requirements of the securities laws if (i) such officer is responsible for such restatement and (ii) the amount paid to the officer would have been lower had it been calculated based on such restated financial statements.

Stock Ownership Guidelines for Executives

The stock ownership guidelines provide that all employees designated as officers for purposes of the policy should own shares of CNX stock, the value of which is a multiple of base salary. The guidelines provide each officer with a five-year period from their appointment as an officer to achieve the applicable ownership level. Shares issuable upon the exercise of stock options or settlement of PSUs held by an individual are not counted for purposes of determining whether an individual has satisfied the ownership guideline requirement, which is as follows for the currently employed named executives.

Named Executive	Ownership Guideline (Multiple of Base Salary)	Percentage Compliance with Ownership Guideline(1)
Nicholas J. DeIuliis (Chief Executive Officer)	5.5	306%
Donald W. Rush (Chief Financial Officer)	3.5	121%
Chad A. Griffith (Chief Operating Officer)	3.5	53	%(2)
Olayemi Akinkugbe (Chief Excellence Officer)	3.5	36	%(2)

(1)	Based on CNX’s 200-day average rolling stock price per share ended December 31, 2019 of $8.135.
(2)	Pursuant to our guidelines, Messrs. Griffith and Akinkugbe, who were promoted on July 30, 2019, will have until July 30, 2024 to comply with the stock ownership guidelines.

Our stock ownership guidelines were implemented by the Compensation Committee to further align our named executives’ interests with those of our shareholders and to comply with what we believe are best practices. CNX reviews named executives’ compliance with the stock ownership guidelines annually.

No Hedging/Pledging Policy

Our Insider Trading Policy prohibits directors, officers (including named executives who are currently employed with CNX) and employees from engaging in any of the following activities with respect to securities of CNX (except as otherwise may be approved in writing by the General Counsel): (i) purchases of CNX stock on margin; (ii) short sales; (iii) buying or selling options (other than the grant and exercise of compensatory stock options by CNX to directors, officers and employees), including buying or selling puts or calls or other hedging transactions with CNX securities (including, without limitation, to purchase financial instruments (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities); or (iv) pledging CNX stock (provided, however, that brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course). As a result of Mr. Thorndike’s contractual arrangement with a third party who acquired shares in a margin account (and as disclosed in the Beneficial Ownership of Securities table), Mr. Thorndike may be deemed to own 50,000 shares that were acquired on margin. Mr. Thorndike has indicated he will continue to use commercially reasonable efforts to pay down the margin. By March 30, 2020,

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Mr. Thorndike intends to reduce the number of shares that are deemed to be held on margin to 17,500. Also as disclosed in the Beneficial Ownership of Securities table, Mr. Lanigan may be deemed to own 30,600 CNX shares held by a family limited partnership, of which Mr. Lanigan is a general partner, and 657,950 CNX shares and 36,200 CNXM common units held by limited liability companies, of which Mr. Lanigan is part owner of the managing member, which shares currently are held in a marginable account, but are on non-margin status.

Stock Retention Requirements

The Compensation Committee has implemented stock retention requirements applicable to our named executives who are currently employed with CNX and certain of our other employees for regular annual cycle PSU and RSU awards in which 50% of vested shares (after tax) must be held until the earlier of: (i) 10 years from the Board determined grant date or (ii) the participant reaching age 62.

Perquisites

We provide our named executives who are currently employed with CNX and other senior officers with perquisites that we believe are reasonable, competitive and consistent with CNX’s compensation program. Our principal perquisite programs currently include such benefits as club memberships, de minimis personal usage of company purchased event tickets, and a vehicle allowance. These programs are more fully described in the footnotes to the SCT. We do not provide tax gross-ups on CNX-provided perquisite programs for our named executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CNX’s management and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee: William E. Davis, Chairman J. Palmer Clarkson Maureen E. Lally-Green William N. Thorndike, Jr. Ian McGuire

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CNX under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that CNX specifically incorporates the Report by reference therein.

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Compensation Policies and Practices as They Relate to CNX’s Risk Management

Our compensation program is designed to motivate and reward our employees and executive officers for their performance during the fiscal year and over the long-term, and for taking appropriate business risks.

In January 2020, the Compensation Committee reviewed an assessment of the risks, if any, to CNX associated with our compensation policies and practices. The Compensation Committee, with management, reviewed the design features, characteristics, performance metrics and approval mechanisms for all of our various compensation components, to determine whether any of our compensation policies or programs could create risks that would be reasonably likely to have a material adverse effect on CNX. The assessment was also reviewed by our Internal Auditors and Human Resources Department. Based on this review, management, the Compensation Committee and the full Board identified the following risk mitigating components, which, in their opinion, would be likely to reduce incentives for excessive risk-taking and mitigate any incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: The target compensation mix of our executive officers is heavily weighted towards performance-based incentive compensation.
•	Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of metrics, including (among others): Adjusted EBITDAX per share, TSR, and absolute stock price. Performance-based awards are also based, in part, on the achievement of strategic and operational objectives in addition to the foregoing metrics.
•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics, including review of all results by the internal audit department.
•	Stock Ownership and Retention Guidelines: As it relates to our executives, these policies require our named executives to own equity in CNX and retain shares of CNX acquired through equity grants for the long-term.
•	Clawback Policy: CNX adopted a clawback policy that generally provides that the Compensation Committee has the discretion to seek recovery of performance-based cash and equity incentive compensation paid to an executive officer in connection with an accounting restatement due to misconduct of that officer.

Based on its review of CNX’s internal controls and the risk mitigating components of CNX’s compensation programs identified in the management team’s risk assessment, it was determined that CNX’s compensation policies and practices do not encourage our executives or our other non-executive employees to take excessive risks that are reasonably likely to have a material adverse effect on CNX.

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Summary Compensation Table – 2019, 2018 and 2017

The following table discloses the compensation for Mr. DeIuliis, the principal executive officer of CNX (Pres & CEO), Mr. Rush, the principal financial officer of CNX (CFO), the two most highly-compensated named executives of CNX serving at the end of fiscal 2019 (other than Messrs. DeIuliis and Rush): Mr. Griffith, EVP and Chief Operating Officer (COO) and Mr. Akinkugbe, EVP and the Chief Excellence Officer (CXO), and Ms. Passman, the additional individual for whom disclosure would have been required hereunder but for the fact that she was not serving as an executive officer of CNX at the end of fiscal 2019. We have excluded compensation for prior years to the extent permitted by applicable SEC rules.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)		Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3) (h)	All Other Compensation ($)(4) (i)		Total ($) (j)
Nicholas J. DeIuliis(5)	2019	$800,000	$—	$5,901,570		$—	$2,208,000	$4,792,836	$39,031	(6)	$13,741,437
Pres & CEO	2018	$800,000	$—	$7,042,130		$—	$2,376,000	$—	$54,378		$10,272,508
	2017	$800,000	$—	$6,960,407		$—	$1,423,000	$1,361,388	$40,983		$10,585,778
Donald W. Rush	2019	$439,830	$—	$1,978,865		$—	$607,200	$7,515	$30,622	(7)	$3,064,032
CFO	2018	$427,600	$—	$1,447,648		$—	$733,000	$—	$36,425		$2,644,673
	2017	$294,113	$200,000	$616,012		$—	$415,000	$38,629	$32,260		$1,596,014
Chad A. Griffith COO	2019	$278,557	$—	$712,276		$—	$448,500	$—	$20,400	(8)	$1,459,733
Olayemi Akinkugbe CXO	2019	$226,584	$—	$129,849		$—	$345,000	$—	$11,969	(9)	$713,402
Andrea Passman Former SVP	2019	$139,534	$—	$1,534,422	(10)	$—	$—	$6,943	$360,664	(10)	$2,041,563

(1)	These values represent the aggregate grant date fair value of PSU and RSU awards, and in the case of Messrs. Rush and Griffith, also CNXM phantom units ($373,629 and $343,419, respectively), granted to the named executives in 2019. The values are based on the aggregate grant date fair value of the awards computed in accordance with SEC rules and FASB ASC Topic 718, which awards were granted on January 31, 2019. The amounts reported in this column reflect the accounting cost for these awards, and do not correspond to the actual economic value that may be received by the named executives. For example, in order for the 2019 PSUs to vest even with a 50% payout, certain threshold TSR and Absolute Stock Price (“ASP”) levels must be attained.
For the 2019 PSUs, the grant date fair value is computed based upon a Monte Carlo simulation for both the TSR component and the ASP component, which results in a valuation of 133% of January 31, 2019 stock price of $12.14 per share. The TSR fair value component was determined using four primary input assumptions for an asset projection: the risk-free rate (2.43%), the dividend yield for CNX (0%), the volatility of returns (48%), and the initial TSR performance for CNX and the comparator group. The grant date fair value of the TSR portion was $15.04. The ASP fair value component requires three primary input assumptions for an asset projection: the risk-free rate (2.43%), the dividend yield (0%) for CNX, and the volatility of returns (48%). The grant date fair value of the ASP portion was $17.19. The value of the awards in the “Stock Awards” column on the January 31, 2019 grant date for FASB ASC Topic 718 purposes assumes that the highest level of the conditions will be achieved (resulting in no additional expense in the future). For the 2019 PSUs, the value of the awards, as reported in the table, does not change assuming that the highest level of performance conditions will be achieved. A discussion of the valuation of these PSU and RSU awards is provided in Note 17 of the 2019 Annual Report and Note 10 of the 2019 CNXM Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(2)	Includes cash incentives earned and paid by CNX in the applicable year under the CNX STIC program.
(3)	The amounts for 2019 reflect the actuarial increase in the present value of the named executives’ benefits under the SERP and the Defined Contribution Restoration Plan through December 31, 2019. As it relates to Mr. DeIuliis, the value shown assumes a normal retirement age of 65 for the SERP benefit, despite the fact that Mr. DeIuliis would not be eligible to receive the normal retirement benefit until 2033. If Mr. DeIuliis was to retire earlier, his benefit would be age reduced pursuant to the provisions of the SERP. The amounts shown were determined primarily using the interest rate assumptions and mortality assumptions (the latter for Mr. DeIuliis only) set forth in the financial statements of CNX’s applicable Annual Reports on Form 10-K (Note 16 in the 2019 Annual Report for the 2019 amount). Values may fluctuate significantly from year to year depending on several factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as the discount rate. Finally, for Mr. DeIuliis in 2019, almost half of the increase in the stated value is attributable to the following factors, which were beyond our control: changes in interest rates and the passage of time.
(4)	On April 6, 2009, CNX filed a Current Report on Form 8-K stating that it would no longer provide tax gross-ups to its officers, as defined under Section 16 of the Exchange Act, in connection with company-maintained perquisite programs. From time to time, we provide tickets to sporting and other entertainment events to our employees, including our named executives, primarily for business purposes. We also provide our senior officers a vehicle allowance. See our “Compensation Discussion and Analysis – Other Compensation Policies and Information.”
(5)	Mr. DeIuliis did not receive any additional compensation from CNX in connection with his Board service in 2019.
(6)	Mr. DeIuliis’ personal benefits for 2019 include: a vehicle allowance, occasional event tickets, one commercial airline ticket for his spouse to attend a Corporation event and a physical exam. Mr. DeIuliis had his spouse accompany him on three one-way chartered airplane flights related to business functions. The total in this column includes $16,800 in employer matching contributions made by CNX under its 401(k) plan.

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(7)	Mr. Rush’s personal benefits for 2019 include: a vehicle allowance, occasional event tickets, and luncheon and city club dues. The total in column (i) includes $16,800 in employer matching contributions made by CNX under its 401(k) plan.
(8)	Mr. Griffith’s personal benefits for 2019 include: city club dues and occasional event tickets. The total in column (i) includes $15,554 in matching contributions made by CNX under its 401(k) plan.
(9)	The total in column (i) is $11,969 in matching contributions made by CNX under its 401(k) plan.
(10)	As a result of Ms. Passman’s departure from CNX in May 2019, she forfeited all of her unvested equity, including her 2019 equity awards, and the right to receive any STIC payout for 2019 performance. The total in column (i) includes $10,664 in matching contributions made by CNX under its 401(k) plan and a $350,000 severance payment.

Grants of Plan-Based Awards – 2019

The following table sets forth each grant made to a named executive in the 2019 fiscal year under plans established by CNX.

									All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (STIC)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs)(2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nicholas J. DeIuliis	—		480,000	960,000	2,400,000	—	—	—	—	—
	1/31/2019		—	—	—	113,262	226,524	453,048	—	3,651,567
	1/31/2019	(3)	—	—	—	—	—	—	185,338	2,250,003
Donald W. Rush	—		132,000	264,000	660,000	—	—	—	—	—
	1/31/2019		—	—	—	30,808	61,615	123,230	—	993,234
	1/31/2019	(3)	—	—	—	—	—	—	50,412	612,002
	1/31/2019	(4)	—	—	—	—	—	—	23,598	373,629
Chad A. Griffith	—		97,500	195,000	487,500	—	—	—	—	—
	1/31/2019		—	—	—	7,079	14,158	28,316	—	228,227
	1/31/2019	(3)	—	—	—	—	—	—	11,584	140,630
	1/31/2019	(4)	—	—	—	—	—	—	21,690	343,419
Olayemi	—		75,000	150,000	375,000	—	—	—	—	—
Akinkugbe	1/31/2019		—	—	—	2,492	4,984	9,968	—	80,342
	1/31/2019	(3)	—	—	—	—	—	—	4,078	49,507
Andrea Passman(6)	—		87,500	175,000	437,500	—	—	—	—	—
	1/31/2019		—	—	—	29,449	58,897	117,794	—	949,420
	1/31/2019	(3)	—	—	—	—	—	—	48,188	585,002

(1)	Awards were made pursuant to the 2019 STIC program under the Executive Annual Incentive Plan. Actual incentive plan payments are based on fiscal 2019 performance and are set forth in column (g) of our SCT.
(2)	These columns report the number of PSUs that may be earned pursuant to the awards originally granted under the Equity Incentive Plan. The amounts reflect threshold (50%), target (100%), and maximum (200%) performance levels.
(3)	RSU grants were made under the Equity Incentive Plan.
(4)	CNXM Phantom Unit grants were made under the CNXM Plan.
(5)	The values set forth in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The values set forth in this table may not correspond to the actual values that will be realized by the named executives.
(6)	As described in “Compensation Discussion and Analysis,” in connection with her departure, Ms. Passman forfeited her opportunity to earn a 2019 STIC payment and the 2019 equity incentive awards.

Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables

In addition to their base salaries, our executive officers receive a mix of at-risk compensation, both short- and long-term, for their services. Pursuant to CNX’s plans, our executive officers are eligible to receive annual cash incentive awards based on the achievement of certain performance targets, and long-term equity awards generally in the form of RSUs, PSUs and/or stock options. Each of these elements of compensation and the plans under which they are awarded are discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement starting on page 36.

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Outstanding Equity Awards at Fiscal Year-End – 2019

The following table sets forth all unexercised options, and unvested RSU and PSU awards granted under the Corporation’s Equity Incentive Plan and unvested phantom units granted under the CNXM Plan that have been awarded to our named executives by CNX or the board of directors of the general partner of CNXM, as applicable, and were outstanding as of December 31, 2019.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)		Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(14) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2) (j)
Nicholas J. DeIuliis	41,106	(3)	—	—	43.722	2/16/20	—		—	—	—
	175,619	(4)	—	—	39.003	6/15/20	—		—	—	—
	39,475	(5)	—	—	42.085	2/23/21	—		—	—	—
	61,077	(6)	—	—	31.012	3/01/22	—		—	—	—
	795,563	(8)	—	—	6.874	1/29/26	—		—	—	—
	—		—	—	—	—	185,338	(7)	$1,640,241	—	—
	—		—	—	—	—	127,118	(9)	$1,124,994	—	—
	—		—	—	—	—	45,304	(10)	$400,940	—	—
	—		—	—	—	—	—		—	490,635	$4,342,120
Donald W. Rush	9,944	(8)	—	—	6.874	1/29/26	—		—	—	—
	—		—	—	—	—	50,412	(7)	$446,146	—	—
	—		—	—	—	—	1,589	(9)	$14,063	—	—
	—		—	—	—	—	12,323	(10)	$109,059	—	—
	—		—	—	—	—	21,304	(11)	$341,290	—	—
	—		—	—	—	—	—		—	65,281	$577,737
Chad A. Griffith	10,136	(8)	—	—	6.874	1/29/26	—		—	—	—
	—		—	—	—	—	16,804	(7)	$148,715	—	—
	—		—	—	—	—	2,831	(10)	$25,054	—	—
	—		—	—	—	—	19,581	(11)	$313,688	—	—
	—		—	—	—	—	—		—	12,207	$108,032
Olayemi Akinkugbe	259	(12)	—	—	42.085	2/23/2021	—		—	—	—
	367	(13)	—	—	31.289	1/26/2022	—		—	—	—
	4,862	(8)	—	—	6.874	1/29/2026	—		—	—	—
	—		—	—	—	—	7,754	(7)	$68,623	—	—
	—		—	—	—	—	996	(10)	$8,815	—	—
	—		—	—	—	—	—		—	3,988	$35,294
Andrea Passman	11,270	(8)			6.874	1/29/26

(1)	This column shows the aggregate number of unvested PSUs for which the performance period had not lapsed as of December 31, 2019. The performance period for the PSU awards granted in 2019 is January 1, 2019 through December 31, 2023, vesting 20% per year (with the 2020 through 2023 tranches remaining outstanding). The performance period for 2018 is January 1, 2018 through December 31, 2022, vesting 20% per year (with the 2020 through 2022 tranches remaining outstanding). The performance period for the PSU awards granted in 2017 is January 1, 2017 through December 31, 2021, vesting 20% per year (with the 2020 and 2021 tranches remaining outstanding). The performance period for the PSU awards granted in 2016 is January 1, 2016 through December 31, 2020, vesting 20% per year (with the 2020 tranche remaining outstanding). The amounts presented for the 2019 PSU award are based on achieving performance goals at the target level. The amounts presented for the 2018 and 2017 PSU awards are based on achieving performance goals at the threshold performance. The amounts presented for the 2016 awards are based on achieving performance goals at the maximum level.
(2)	The market values for RSUs and PSUs were determined by multiplying the closing market price per share for CNX common stock on December 31, 2019 ($8.85) by the number of shares relating to such awards. The market values for phantom units were determined by multiplying the closing market price per unit for CNXM phantom units on December 31, 2019 ($16.02) by the number of units relating to such awards.

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(3)	Options granted February 16, 2010 that vested and became exercisable in three equal annual installments (subject to rounding), beginning on the first anniversary of the grant date.
(4)	Represents 100% of the shares underlying performance options granted on June 15, 2010, which shares were determined to be vested on February 10, 2011 by the Compensation Committee for the performance period ended December 31, 2010, on February 16, 2012 by the Compensation Committee for the performance period ended December 31, 2011, on January 28, 2013 by the Compensation Committee for the performance period ended December 31, 2012, and on January 28, 2014 by the Compensation Committee for the performance period ended December 31, 2013.
(5)	Options granted February 23, 2011 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(6)	Options granted February 29, 2012 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(7)	RSUs granted on January 31, 2017, January 31, 2018, and January 31, 2019 that vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(8)	Options granted January 29, 2016 that vested and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(9)	The performance period for the 2019 tranche of the 2016 PSU awards was January 1, 2019 through December 31, 2019. The amounts are based on actual performance results for the period and vested in January 2020 when the Compensation Committee certified performance.
(10)	The performance period for the 2019 tranche of the 2019 PSU awards was January 1, 2019 through December 31, 2019. The amounts are based on actual performance results for the period and vested in January 2020 when the Compensation Committee certified performance.
(11)	Phantom units granted on January 31, 2019 that vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(12)	Options granted February 23, 2011 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(13)	Options granted on January 26, 2012 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested Table – 2019

The following table sets forth information concerning each exercise of CNX options and the vesting of RSUs and PSUs of CNX during the 2019 fiscal year.

	Option Awards		Stock Awards(1)
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired on	Realized
	on Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Nicholas J. DeIuliis	—	—	528,046	$5,849,357
Donald W. Rush	—	—	92,466	$812,625
Chad A. Griffith	—	—	3,385	$41,260
Olayemi Akinkugbe	—	—	2,408	$30,986
Andrea Passman	—	—	5,100	$67,582

(1)	Values include vesting of RSU awards granted in each of 2017 (second tranche) and 2018 (first tranche), as well as PSU awards granted in 2016 (2018 tranche only) and 2018 (2018 tranche only). For Messrs. DeIuliis and Rush, values also include RSUs granted in each of 2017 (final tranche) and 2018 (second tranche and final tranche) that vested in connection with the Transaction. For Mr. Rush, values also include off-cycle awards granted in each of 2016 (final tranche) and 2017 (second, third, fourth, and final tranche) that vested in connection with the Transaction.

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Pension Benefits Table – 2019

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including benefits available under the CNX non-qualified defined benefit plans (which we refer to as the Supplemental Retirement Plan or SERP and the New Restoration Plan), but excluding nonqualified defined contribution plans.

Name	CNX Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Nicholas J. DeIuliis	Supplemental Retirement Plan	20		$10,964,187	—
Donald W. Rush	New Restoration Plan	—	(2)	$68,182	—
Chad A. Griffith	N/A	—		$—	—
Olayemi Akinkugbe	N/A	—		$—	—
Andrea Passman	New Restoration Plan	—	(2)	$62,867	—

(1)	The accumulated benefits included in this column were computed through December 31, 2019 using the assumptions stated in the financial statements included in Note 16 of the 2019 Annual Report. The table above excludes benefits relating to the Pension Plan, which was assumed by CONSOL Energy Inc. in connection with the Separation.
(2)	Years of service are not included as service is not a factor in the calculation of benefits for the New Restoration Plan.

Understanding Our Pension Benefits Table

This section provides information regarding CNX’s retirement programs, which include the SERP and the New Restoration Plan.

Supplemental Retirement Plan

On December 5, 2006, the Board approved and adopted the SERP, effective January 1, 2007. Certain modifications were made to the SERP that became effective December 4, 2007. The SERP is designed primarily for the purpose of providing benefits for a select group of management and highly-compensated employees of CNX and its subsidiaries, and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). We established the SERP to attract and retain persons that we considered to be important to our success by providing benefits that are not restricted by the statutory limitations imposed by the federal income tax laws. The SERP is an unfunded, unsecured obligation of CNX, the benefits of which will be paid from its general assets.

Certain named executives and other eligible individuals were the initial participants in the SERP. On September 9, 2009, the Board adopted amendments to the SERP to include certain employees of CNX Gas and to give service credit thereunder for service with CNX Gas to all participants in the plan who are or were employees of CNX Gas, including Mr. DeIuliis. The amendments to the SERP were consistent with the Corporation’s assumption of CNX Gas’s compensatory arrangements as part of the management reorganization that occurred in January 2009.

In September 2011, the Board authorized amendments to the SERP, which froze the plan effective December 31, 2011 for current and future CNX employees, except for certain officers (referred to hereafter as the “excepted employees”). After the applicable date, no existing participant or future CNX employee, other than the excepted employees, accrues benefits under the SERP, and no compensation or service is counted for purposes of calculating benefits thereunder. Frozen CNX participants’ years of service continue to accrue, solely for vesting purposes. Mr. DeIuliis is an excepted employee and, accordingly, continues to accrue benefits under the SERP.

The Compensation Committee has reserved the right to terminate a participant’s participation in the SERP at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets basic eligibility standards, the participant’s participation in the SERP (and such person’s right to accrue any benefits thereunder) will terminate automatically. Final average compensation and years of service will be determined at such time.

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The amount of each participant’s benefit under the plan as of age 65 (expressed as an annual amount) will be equal to 50% of “final average compensation” multiplied by the “service fraction,” as calculated on the participant’s date of employment termination with CNX. “Final average compensation” means the average of a participant’s five highest consecutive annual compensation amounts (annual base salary plus amounts received under the STIC) while employed by CNX or its subsidiaries. The “service fraction” means a fraction with a numerator equal to a participant’s number of years of service and a denominator of 20, and cannot exceed one.

The benefit described above will be reduced by a participant’s vested benefits (including benefits already paid or payable in the future (converted to an annual amount)) under: (i) the Pension Plan; (ii) the New Restoration Plan; and (iii) any other plan or arrangement providing retirement-type benefits, including arrangements with prior employers, to the extent service with such other employer or under such arrangement is credited under the SERP. As part of the Separation, the sponsorship of the Pension Plan was transferred to CONSOL Energy Inc., which now is an entity independent of CNX. As a result of the qualified plan transferring to CONSOL Energy Inc., together with (i) Mr. DeIuliis foregoing a bonus for the spin-off of the Corporation’s coal business in late 2017 and voluntarily decreasing his long-term incentive grants in 2019 by $1 million and (ii) in recognition for his contributions to and long tenure with the Corporation (more than 25 years), the Compensation Committee eliminated the offsets for Mr. DeIuliis’ SERP calculation.

No benefit will be vested under the SERP until a participant has five years of service with CNX or its participating subsidiaries while the participant meets the applicable eligibility standards. For a description of the effect of termination or change in control upon benefits under the SERP, see “Understanding Our Change in Control and Employment Termination Tables and Information” on page 61.

Benefits under the SERP will be paid in the form of a life annuity with a guaranteed term of 20 years (which will be the actuarial equivalent of a single life annuity) commencing in the month following the later to occur of: (a) the end of the month following the month in which the participant turns age 50 or (b) the end of the month following the month in which the employment termination of a participant occurs. In the event the benefits commence prior to the participant’s standard retirement age, the benefit will be actuarially reduced as necessary (using assumptions specified in the Pension Plan).

New Restoration Plan (Frozen)

The New Restoration Plan was frozen in 2018. Prior to the freeze, eligibility for benefits under the New Restoration Plan was determined each calendar year (the “Award Period”). Participants whose sum of annual base pay as of December 31 and amounts received under the STIC or other annual incentive program earned for services rendered by the participant during the Award Period exceeded the compensation limits imposed by Section 401(a)(17) of the Code (up to $270,000 for 2017, the final year for which benefits were credited) were eligible for benefits under the New Restoration Plan for such period. The amount of each eligible participant’s benefit under the plan was equal to 9% times the annual base salary as of December 31 and amounts received under the STIC (or other annual incentive program earned for services rendered by the participant during the award period), less 6% times the lesser of (i) annual base salary as of December 31 or (ii) the compensation limit imposed by the Code for the award period ($270,000 for 2017).

The New Restoration Plan is an unfunded, unsecured obligation of CNX, the benefits of which will be paid from its general assets. The CNX employees that were eligible to participate and accrue benefits in the SERP were ineligible to participate in the New Restoration Plan. Mr. Rush, and other eligible individuals, are participants in the New Restoration Plan, but the plan is otherwise unavailable to new employees.

Benefits under the New Restoration Plan will be paid to the participants in the form of 240 equal monthly installments, with each installment equal to the value of the participant’s account at commencement divided by 240. Benefits commence in the month immediately following the later to occur of: the month (i) in which the participant turns age 60 or (ii) containing the six-month anniversary date of the participant’s separation from service.

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Potential Payments Upon Termination or Change in Control Tables

Except as otherwise indicated, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including, without limitation, retirement, termination not for cause, or a constructive termination of a named executive, or a “change in control” of CNX and/or CNX Gas, in the case of Mr. DeIuliis, or a change in the named executive’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described below.

For each currently employed named executive, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive, including those set forth in the Pension Benefits Table – 2019, and any stock options vested as of December 31, 2019 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table – 2019). The tables assume that employment termination and/or the change in control occurred on December 31, 2019 and a valuation of our common stock based on its closing market price per share on December 31, 2019 of $8.85 per share in the case of CNX and $16.02 per unit in the case of CNXM. The tables also assume that each named executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below.

A description of some elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “Compensation Discussion and Analysis” on page 36. The footnotes to the tables describe the assumptions that were used in calculating the amounts described below.

Tables

NICHOLAS J. DEIULIIS*

Executive Benefits and Payments Upon Termination	Retirement(1)	Termination Not for Cause/ Reduction in Force(1)(2)	Termination For Cause	Death	Disability(1)	Change in Control Termination(1)(2)
Compensation:
Base Salary	—	—	—	—	—	$2,000,000
Short-Term Incentive(3)	—	—	—	$960,000	—	$4,765,833
Severance Pay Plan(4)	—	$384,615	—	—	—	—
Long-Term Incentive Compensation:(5)
Options: Unvested	—	—	—	—	—
RSUs: Unvested	$1,640,241	—	—	—	—	$1,640,241
PSUs: Unvested	$1,603,797	—	—	$1,603,797	—	$1,603,797
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(6)	—	—	—	—	—	$38,417
401(k) payment	—	—	—	—	—	$42,000
Supplemental Retirement Plan(7)	—	—	—	—	—	$21,711,879
280G Tax Gross-up(8)	—	—	—	—	—	$13,337,030
TOTAL	$3,244,038	$384,615	—	$2,563,797	—	$45,164,197

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

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DONALD W. RUSH*

Executive Benefits and Payments Upon Termination	Retirement	Termination Not for Cause/ Reduction in Force(2)	Termination For Cause	Death	Disability	Change in Control Termination(2)
Compensation:
Base Salary	—	—	—	—	—	$660,000
Short-Term Incentive(3)	—	—	—	$264,000	—	$665,000
Severance Pay Plan(4)	—	$118,462	—	—	—	—
Long-Term Incentive Compensation:(5)(9)
Options: Unvested	—	—	—	—	—	—
RSUs: Unvested	—	$446,146	—	$446,146	—	$446,146
PSUs: Unvested	—	$436,234	—	$436,234	$436,234	$436,234
CNXM Phantom Units	—	$378,040	—	$378,040	$378,040	$378,040
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(6)	—	—	—	—	—	$17,488
401(k) payment	—	—	—	—	—	$25,200
New Restoration Plan	—	—	—	—	—	$0
280G Tax Reduction(8)	—	—	—	—	—	$(268,136)
TOTAL	—	$1,378,882	—	$1,524,420	$814,274	$2,384,972

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

CHAD A. GRIFFITH*

Executive Benefits and Payments Upon Termination	Retirement	Termination Not for Cause/ Reduction in Force(2)	Termination For Cause	Death	Disability	Change in Control Termination(2)
Compensation:
Base Salary	—	—	—	—	—	$487,500
Short-Term Incentive(3)	—	—	—	$195,000	—	$292,500
Severance Pay Plan(4)	—	$50,000	—	—	—	—
Long-Term Incentive Compensation:(5)(9)
Options: Unvested	—	—	—	—	—	—
RSUs: Unvested(10)	$10,372	$148,715	—	$148,715	—	$148,715
PSUs: Unvested	—	$115,811	—	$115,811	$115,811	$115,811
CNXM Phantom Units	—	$347,474	—	$347,474	$347,474	$347,474
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(6)	—	—	—	—	—	$22,689
401(k) payment	—	—	—	—	—	$25,200
New Restoration Plan	—	—	—	—	—	—
280G Tax Reduction(8)	—	—	—	—	—	$(321,188)
TOTAL	$10,372	$662,000	$—	$807,000	$463,285	$1,143,701

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

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OLAYEMI AKINKUGBE*

Executive Benefits and Payments Upon Termination	Retirement	Termination Not for Cause/ Reduction in Force(2)	Termination For Cause	Death	Disability	Change in Control Termination(2)
Compensation:
Base Salary	—	—	—	—	—	$375,000
Short-Term Incentive(3)	—	—	—	$150,000	—	$225,000
Severance Pay Plan(4)	—	$76,923	—	—	—	—
Long-Term Incentive Compensation:(5)(9)
Options: Unvested	—	—	—	—	—	—
RSUs: Unvested(10)	$10,195	$68,623	—	$68,623	—	$68,623
PSUs: Unvested	—	$35,294	—	$35,294	$35,294	$35,294
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(6)	—	—	—	—	—	$22,689
401(k) payment	—	—	—	—	—	$25,200
New Restoration Plan	—	—	—	—	—	—
280G Tax Reduction(8)	—	—	—	—	—	—
TOTAL	$10,195	$180,840	—	$253,917	$35,294	$776,806
*	Applicable footnotes follow the last table in this section of the Proxy Statement.
(1)	Under the terms of Mr. DeIuliis’ 2019 RSU and PSU award agreements, he would be entitled to amounts shown under Long-Term Incentive Compensation if he retired from the Corporation. For purposes of this table, it should be assumed that such amounts would similarly be paid to him if his employment terminated for any reason other than cause.
(2)	If a change in control occurred and the named executive’s employment did not terminate, the named executive would be entitled only to the payments and benefits shown under Long-Term Incentive Compensation. The narrative following these tables contains a description of events that constitute a change in control, which include the Transaction that resulted in the first trigger occurring with respect to Messrs. DeIuliis’ and Rush’s agreements and for which, if a qualifying termination occurred as specifically defined under their respective CIC Agreements (i.e., in connection with Southeastern’s acquisition of more than 25% of the beneficial ownership of the Corporation’s common stock), they would also be entitled to the cash amounts under the “Change in Control Termination” column.
(3)	In the event of death, Messrs. DeIuliis, Rush, Griffith, and Akinkugbe would be entitled to the short-term incentive award. In the event of a qualifying termination in connection with a change in control, each named executive, pursuant to his CIC Agreement, would be entitled to a pro-rated payment of his short-term incentive awards based upon the length of service during the year in which the termination occurred. Assuming a maximum payout for 2019 and a change in control at year-end, each individual would receive, in addition to the amount shown in the table, the amounts set forth in the Grants of Plan-Based Awards – 2019 under the maximum amounts for non-equity incentive plan awards.
(4)	The Severance Pay Plan for Salaried Employees provides one week of severance for every year of service with a minimum of 8 weeks and up to a maximum of 25 weeks in the event that employment is involuntarily terminated because of a reduction in workforce. As of December 31, 2019, Messrs. DeIuliis, Rush, Griffith, and Akinkugbe were entitled to 25 weeks, 14 weeks, 8 weeks, and 16 weeks, respectively, of severance.
(5)	The values for long-term incentive compensation represent the value of the unvested RSUs, PSUs, and phantom units, which would accelerate and vest depending on the termination event or change in control. The value of the unvested RSUs, PSUs and phantom units was calculated using a closing market price per share of $8.85 on December 31, 2019 for CNX (assumes target payout for the 2018 PSUs (as to the 2020 through 2022 tranches for Mr. Griffith) and the 2019 PSUs (as to the 2020 through 2023 tranches)), in the case of the CNX RSUs and PSUs, and $16.02 per unit for CNXM on December 31, 2019 in the case of CNXM phantom units. The 2019 tranche of the PSU awards was not included because the performance period for such awards ended on December 31, 2019. With respect to Messrs. DeIuliis and Rush, the 2020 through 2022 tranches of the PSU awards were not included because they vested in connection with the Transaction (although they continue to be subject to the attainment of the applicable performance goals).
(6)	In the event of a qualifying termination in connection with a change in control, as of December 31, 2019, Mr. DeIuliis, pursuant to his CIC Agreement, would be entitled to the continuation of medical, dental, and vision coverage for a period of 30 months, and Messrs. Rush, Griffith, and Akinkugbe would be entitled to 18 months.
(7)	In the event of a termination for cause, no benefit is payable. Benefits vest immediately in the event of termination due to disability, death or change in control. Further, the SERP pays an unreduced benefit in the event of incapacity retirement or disability, and accordingly, Mr. DeIuliis would receive $14,195,108 in such a case.

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(8)	This calculation is an estimate for proxy disclosure purposes only. Note that actual payments for Messrs. Rush, and Griffith would be reduced pursuant to the terms of their CIC Agreements by the amounts shown in the above tables under “280G Tax Reduction.” Payments on an actual change of control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analyses and the value of the covenant not to compete. Assumptions used in the Proxy Statement include:
	•	Marginal federal, Pennsylvania state and FICA-HI (Medicare) tax rates of 37%, 3.07% and 2.35%, respectively;
	•	Stock options are assumed to become fully vested and/or exercisable and are valued in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Code Section 280G based on expected life of the option; and
	•	We did not attribute any value to non-competition covenants or take the position that any part of the value of the performance-based equity and long-term incentive plans provided to the applicable named executive was reasonable compensation for services prior to the change of control, which would have reduced the estimated excise tax gross-up payment, if any.
(9)	The amounts shown assume the Compensation Committee exercised its discretion in connection with a termination without cause and vested the awards. Note that the PSUs do not include an accelerated vesting term related to a reduction in force.
(10)	In the case of Messrs. Griffith and Akinkugbe, their respective 2017 RSU awards provide for vesting in the event of an Incapacity Retirement (as defined in their award agreements) and which is assumed herein to have occured.

In connection with Ms. Passman’s departure from CNX in May 2019, CNX entered into a severance agreement with her pursuant to which she received a severance payment of $350,000, and agreed to waive and release of any claims against the Corporation and to non-competition and non-disclosure covenants in favor of the Corporation. All unvested equity awards held by Ms. Passman on the date of her departure were cancelled, and she was not entitled to any 2019 STIC payout. For more information, see “Compensation Discussion and Analysis-Former SVP Agreement.”

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Understanding Our Change in Control and Employment Termination Tables and Information

This section provides information regarding the following CNX agreements and/or programs which provide for benefits to be paid to named executives in connection with employment termination and/or a change in control of the Corporation or, with respect to Mr. DeIuliis, CNX Gas: CIC Agreements; stock options; RSUs; PSUs; Supplemental Retirement Plan; New Restoration Plan; and Severance Pay Plan for Salaried Employees.

Change in Control Agreements

As of December 31, 2019, Messrs. Rush, Griffith and Akinkugbe each had change in control severance agreements with CNX, and Mr. DeIuliis had a change in control severance agreement with CNX and CNX Gas. The CIC Agreements provide severance benefits to our named executives if they are terminated (i) after, or in connection with, a CNX change in control (as described below) (and/or, in the case of Mr. DeIuliis, a CNX Gas change in control (as described below)) by CNX (and/or by CNX Gas, in the case of Mr. DeIuliis) for any reason other than cause (as defined below), death or disability (as defined below), that occurs not more than three months prior to or within two years after, a CNX change in control (and/or a CNX Gas change in control, in the case of Mr. DeIuliis), or is requested by a third party initiating the CNX change in control (and/or the CNX Gas change in control, in the case of Mr. DeIuliis) or (ii) within the two-year period after a CNX change in control (and/or a CNX Gas change in control, in the case of Mr. DeIuliis), if he is “constructively terminated” (as defined below).

Under the two circumstances described above, as of December 31, 2019, the named executives would be entitled to receive:

•	a lump sum cash payment equal to a multiple of base pay plus a multiple of short-term incentive pay (the multiple, in each case, for Mr. DeIuliis, 2.5; and for Messrs. Rush, Griffith and Akinkugbe, 1.5);
•	a pro-rated payment of his short-term incentive pay for the year in which his termination of employment occurs;
•	for a specified period (for Mr. DeIuliis, 30 months; and for Messrs. Rush, Griffith and Akinkugbe, 18 months), the continuation of medical, dental, and vision coverage (or monthly reimbursements in lieu of continuation);
•	a lump sum cash payment equal to the total amount that the executive would have received under the 401(k) plan as a match if he was eligible to participate in the 401(k) plan for a specified period after his termination date (for Mr. DeIuliis, 30 months; and for Messrs. Rush, Griffith and Akinkugbe, 18 months) and he contributed the maximum amount to the plan for the match;
•	a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under the qualified defined benefit plan (which, as described in the “Pension Benefits Table – 2019” section on page 55, is now sponsored by CONSOL Energy Inc.), and (if eligible) any plan or plans providing nonqualified retirement benefits and the present value of the accrued pension benefits to which the executive would have been entitled under the pension plans if he had continued participation in those plans for a specified period after his termination date (for Mr. DeIuliis, 30 months; and for Messrs. Rush, Griffith and Akinkugbe, 18 months).
•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and
•	any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs.

In addition, upon a CNX change in control (and/or a CNX Gas change in control, in the case of Mr. DeIuliis) all equity awards granted to each of the named executives will become fully vested and/ or exercisable on the date the change in control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. If it is determined that any payment or distribution to Mr. DeIuliis (who entered into his CIC Agreement prior to 2009) only would constitute an “excess parachute payment” within the meaning of Section 280G of the federal income tax laws, he would be entitled to an additional amount, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the federal income tax laws, and any tax imposed upon the gross-up payment, will be equal to the excise tax on the payment. Since 2009, CNX has not included any gross-up provisions in its CIC Agreements.

In the case of Messrs. Rush, Griffith and Akinkugbe, the provisions of their CIC Agreements provide that in the event that any payment or distribution by CNX would constitute an “excess parachute payment” within the meaning of Section 280G, CNX will limit such payments to an amount below the excess parachute payment amount, such that there will not be any excise tax on such payments.

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The CIC Agreements contain confidentiality, non-competition and non-solicitation obligations. The named executives have each agreed not to compete with the business for one year, or to solicit employees for two years, following a termination of employment, when such executive is receiving severance benefits under a CIC Agreement.

No payments are made or benefits provided under the CIC Agreements unless the executive executes, and does not revoke, a written release of any and all claims (other than for entitlements under the terms of the agreement or which may not be released under the law).

“Cause,” under the CIC Agreements, is a determination by the Board (or the CNX Gas Board in the case of Mr. DeIuliis) that the executive has:

(a)	been convicted of, or has pleaded guilty or nolo contendere to, any felony or any misdemeanor involving fraud, embezzlement or theft; or

(b)	wrongfully disclosed material confidential information of the Corporation or any subsidiary (including CNX Gas), has intentionally violated any material express provision of the Corporation’s code of conduct for executives and management employees (as then in effect) or has intentionally failed or refused to perform any of his material assigned duties for the Corporation (or CNX Gas in the case of Mr. DeIuliis), and any such failure or refusal has been demonstrably and materially harmful to the Corporation (or CNX Gas, in the case of Mr. DeIuliis).

Notwithstanding the foregoing, the executive will not be deemed to have been terminated for “cause” under clause (b) above unless the majority of the members of the Board (or the CNX Gas Board, in the case of Mr. DeIuliis) plus one member of such board, find that, in its good faith opinion, the executive has committed an act constituting “cause,” and such resolution is delivered in writing to the executive.

A “change in control” under the CIC Agreements means the occurrence of any of the following events (for purposes of this section, with respect to Mr. DeIuliis, where applicable, references to the “Corporation” also include the Corporation’s subsidiary, CNX Gas; references to the “Board” also include the CNX Gas Board; references to “shareholders of the Corporation” also include shareholders of CNX Gas and references to “voting stock” also include securities of CNX Gas):

(i)	the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the combined voting power of the then outstanding voting stock of the Corporation; provided, however, that the following acquisitions will not constitute a change in control: (A) any issuance of voting stock of the Corporation directly from the Corporation that is approved by the then incumbent Board, (B) any acquisition by the Corporation (or any subsidiaries) of voting stock of the Corporation, (C) any acquisition of voting stock of the Corporation by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary of the Corporation, (D) any acquisition of voting stock of the Corporation by an underwriter holding securities of the Corporation in connection with a public offering thereof, or (E) any acquisition of voting stock of the Corporation by any person pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) below; or

(ii)	individuals who constitute the Board as of the agreement date (or in the case of M. DeIuliis, individuals who constitute the CNX Gas Board other than at a time when the Corporation and/or its subsidiaries beneficially own more than 50% of the total voting stock of CNX Gas) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s shareholders (or CNX Gas’s shareholders, in the case of Mr. DeIuliis) was approved by a vote of at least two-thirds of the directors then comprising the incumbent Board are deemed to have then been a member of the incumbent Board, but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)	consummation of a reorganization, merger or consolidation of the Corporation or a direct or indirect wholly owned subsidiary of the Corporation, a sale or other disposition of all or substantially all of the assets of the Corporation, or other transaction involving the Corporation, unless, in each case, immediately following such transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power or securities of the then outstanding shares of voting stock or securities of the entity resulting from such transaction or any direct or indirect parent corporation thereof, (B) no person other than the Corporation beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof and (C) at least a majority of the members of the Board of the entity resulting from such transaction or any direct or indirect parent corporation thereof were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such transaction;

(iv)	approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation, except pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) above; or

(v)	in the case of Mr. DeIuliis’ CIC Agreements, other than a time when CNX and/or its subsidiaries beneficially own less than 50% of the total voting stock of CNX Gas, a CNX change in control (as described in clauses (i) through (iv) above).

A “constructive termination” means:

•	a material adverse change in position;
•	a material reduction in annual base salary or target bonus or a material reduction in employee benefits;

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•	material adverse change in circumstances as determined in good faith by the executive, including a material change in the scope of business or other activities for which the executive was responsible for prior to the change in control, which has rendered the executive unable to carry out, has materially hindered his performance of, or has caused him to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position he held immediately prior to the change in control, as determined by him;
•	the liquidation, dissolution, merger, consolidation or reorganization of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) or transfer of substantially all of CNX’s (or CNX Gas’s, in the case of Mr. DeIuliis) business or assets unless the successor assumes all duties and obligations of the Corporation (or CNX Gas, in the case of Mr. DeIuliis) under the applicable CIC Agreement; or
•	the relocation of the executive’s principal work location to a location that increases his normal commute by 50 miles or more or that requires travel increases by a material amount.

Stock Options

In the event that a named executive’s employment with the Corporation (including any affiliate of the Corporation) is terminated for “cause” (as defined in our Plan) or the named executive breaches non-competition or proprietary information covenants (see description below), then any stock option (whether vested or unvested) that is granted to the named executive will be cancelled and forfeited in its entirety on the date of termination of employment or breach of covenant, as applicable. In addition, any stock option exercised during the six-month period prior to such termination of employment or breach of covenant, as applicable, will be rescinded, and the named executive will be required to pay to the Corporation within 10 days an amount in cash equal to the gain realized by the exercise of the stock option.

In the event that the named executive’s employment is terminated voluntarily, due to “disability” (as defined in our Plan) or by the Corporation without “cause” (as defined in our Plan), the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of (i) a period of 90 days following termination or (ii) until the expiration date of the stock option. Notwithstanding the previous sentence, if such termination occurs by reason of an “incapacity retirement” as defined in the Pension Plan (or any successor plan) and as provided in the award agreement, then in that event the non-vested portion of the stock option will continue to vest and become exercisable in the ordinary course and will remain exercisable until the stock option’s expiration date.

In the event that employment with the Corporation (including any affiliate) is terminated without cause and after a decision that such termination qualifies for special vesting treatment, the non-vested portion of a stock option will continue to vest and become exercisable in accordance with the vesting schedule set forth in the award agreement, and will remain exercisable until the expiration date. In the event that the named executive’s employment is terminated by reason of death, the non-vested portion of the stock option will vest in its entirety immediately upon the date of death and will remain exercisable for the lesser of (i) a period of three years following death or (ii) the expiration date.

RSUs

All shares subject to RSU awards that are issued under our Plan will vest (i.e., will not be subject to forfeiture as the result of employment termination) upon the occurrence of certain specified termination of employment events such as retirement, termination of employment by reason of death or as part of a reduction in force as specified and implemented by the Corporation, or without cause and after a decision that such termination without cause qualifies for special vesting treatment. In no event will any shares vest if employment with the Corporation is terminated for “cause” as defined in our Plan (see below) or if a named executive leaves the Corporation’s employment for any reason other than in connection with a special vesting event.

In addition, if employment is terminated for cause or the named executive breaches the non-competition or proprietary information covenants (see below), then, in addition to awards being cancelled with respect to any unvested shares, the named executive will also forfeit all of his right, title and interest in and to any shares which have vested under existing awards and which are held by him at that time. In addition, to the extent a named executive has sold any of his vested shares within the six month period ending with the date of the named executive’s termination for cause or breach of the non-competition or proprietary information covenants or at any time thereafter, then the named executive will be required to repay to the Corporation, within 10 days after receipt of written demand from the Corporation, the cash proceeds received upon each such sale, provided the demand is made by the Corporation within one year after the date of such sale.

In the event employment is terminated because of a reduction in force as specified and implemented by the Corporation, the named executive will not be subject to the non-competition and certain non-solicitation provisions contained in the award agreement.

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PSUs

The PSU awards also include special vesting provisions in connection with certain employment termination circumstances.

In the event the named executive’s employment with the Corporation (or an affiliate) is terminated (i) on or after the date the named executive has reached the age of 62 (other than Mr. DeIuliis), (ii) on account of death or disability, (iii) by action taken by the Corporation (including any affiliate) without cause and after a decision that such termination without cause qualifies for special vesting treatment, or (iv) in the case of Mr. DeIuliis, retirement (a “Qualifying Separation”), the named executive will be entitled to retain the PSUs and receive payment therefore, to the extent earned and payable; provided, however, that in the case of a termination on or after the named executive has reached the age of 62 or on account of disability, the named executive will only be entitled to retain a prorated portion of the PSUs determined at the end of the performance period, based on the ratio of the number of complete months that the named executive worked in the performance period.

If the named executive’s employment with the Corporation or any affiliate generally is terminated for any other reason, including by the named executive voluntarily, or by the Corporation (including any affiliate) with or without cause (other than in connection with a Qualifying Separation), the PSUs awarded to the named executive will be cancelled and forfeited.

Equity Incentive Plan Definitions

The following definitions and provisions are set forth in our Equity Incentive Plan, and will remain unchanged as part of our Proposal 4 discussed beginning on page 71:

“Cause” is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Corporation, deliberately and repeatedly violated the rules of the Corporation or the valid instructions of the Board or an authorized officer of the Corporation, made any unauthorized disclosure of any of the material secrets or confidential information of the Corporation, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Corporation.

“Disability” is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months) to perform for the Corporation or an affiliate of the Corporation substantially the same services as he or she performed prior to incurring the incapacity or injury.

“Retirement” is defined in Mr. DeIuliis’ award agreements to mean attainment of age 50 and completion of 20 or more years of continuous service with the Corporation and its affiliates, other than a termination of employment for cause (as such term is defined in the Equity Incentive Plan).

Change in Control and Restrictive Covenant Provisions – CNX Options, RSUs, and PSUs

All CNX options, RSU and PSU awards, whether or not vested, vest upon a change in control, which is defined under our Plan as (unless otherwise defined in the applicable award agreement) the earliest to occur of:

•	any one person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Corporation stock), or more than one person acting as a group, is or becomes the beneficial owner of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the Corporation’s shares;
•	a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
•	the sale of all or substantially all of the Corporation’s assets.

However, in the event the accelerated vesting of the awards, either alone or together with any other payments or benefits to which the named executive may otherwise become entitled from the Corporation in connection with the “change in control” would, in the Corporation’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, unless any agreement between the named executive and the Corporation provides otherwise, the number of options and RSUs which vest on this accelerated basis will be reduced to the extent necessary to ensure, in the Corporation’s good faith opinion, that no portion of the accelerated award will be considered such a parachute payment.

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All CNX options, RSU and PSU awards contain a covenant regarding confidential information and trade secrets, pursuant to which the recipient must agree, at any time during or after his or her employment with the Corporation, not to disclose or use for his or any other person or entity’s own benefit or purposes, other than the Corporation and its affiliates, any proprietary confidential information or trade secrets, which are unique to the Corporation and not generally known to the industry or the public (except as otherwise provided therein). In addition, upon termination with the Corporation for any reason, the award recipient must immediately return all materials relating to the business of the Corporation and its affiliates, excluding personal notes, notebooks and diaries, and may not retain or use for such person’s own account at any time any trade names, trademarks or other proprietary business designations used or owned in connection with the business of the Corporation or its affiliates.

With respect to outstanding PSUs, upon a change in control, the applicable performance goals will be deemed to have been achieved on such date and the PSUs will be paid based on performance relative to such goals as of such date, with the value of such PSUs to be settled on the closing date of the change in control transaction; provided, however, that in the event of a change in control, PSUs may be settled in cash and/or securities or other property.

Supplemental Retirement Plan

If a participant’s employment with CNX or any subsidiary terminates for “cause” (which is defined in the Supplemental Retirement Plan to include a violation of any non-solicitation, non-competition or non-disclosure provision contained in any agreement entered into by and between a participant and CNX or any subsidiary), no benefits will be payable under the Supplemental Retirement Plan. Additionally, each participant agrees by participating in the Supplemental Retirement Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the Supplemental Retirement Plan within the six (6) months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment. Benefits under the Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a “change in control” (as described below).

Further, the participant will be entitled to receive the vested benefits in a lump sum payment if the participant’s employment is terminated after, or in connection with, a “change of control” (as defined in the Supplemental Retirement Plan) on account of: (i) an involuntary termination associated with a change in control within the two (2) year period after the change in control, or (ii) a termination by CNX other than for cause or due to the participant’s death or disability that (A) occurs not more than three (3) months prior to the date on which a “change in control” occurs or (B) is required by a third party who initiates a change in control.

The benefit will be calculated as if the participant terminated on the date of the change in control, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with the Corporation. See “Understanding our Pension Benefits Table” on page 55 for more information regarding the Supplemental Retirement Plan.

New Restoration Plan

The New Restoration Plan was frozen for future benefit credits effective July 1, 2018. If a participant’s employment terminates on account of “cause” (as defined in the New Restoration Plan), no benefits will be payable. Additionally, each participant agrees by participating in the New Restoration Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause”, the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the New Restoration Plan within the six (6) months prior to the date of the earliest breach. A forfeiture of New Restoration Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment.

Severance Pay Plan for Salaried Employees

Eligible employees of CNX are entitled to receive benefits under the Severance Pay Plan immediately upon completion of one year of continuous service with CNX. Pursuant to the terms of the Severance Pay Plan, upon an involuntary termination that is part of a workforce reduction, the employee is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject to the Severance Pay Plan’s reemployment

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provisions described below. Benefits under the Severance Pay Plan do not apply where the employee is terminated for “cause” (as defined in the Severance Pay Plan) or resigns, or where such employee’s employment ends in connection with the sale of stock or part of the CNX assets and the employee is offered employment by the purchaser (or its affiliate) of the stock or all or substantially all of the CNX asset.

Calculation of the one week’s compensation is made on the basis of straight time pay (excluding any bonus or overtime compensation) for such employee’s permanently assigned position. In addition to severance benefits, employees are granted any vacation pay to which they are entitled. Employees with less than one year of service are paid only up to and including the date of termination. In the event that the terminated employee is re-employed as a full-time employee before the severance pay period has expired, the employee shall reimburse CNX for the amount of severance benefits which relate to the unexpired period. If the employee was granted vacation pay, the employee may, at his or her option, remit the vacation pay to CNX and schedule a later vacation at a time mutually agreed upon with CNX.

Employees will not be entitled to severance under this Severance Pay Plan unless and until such employee executes, and does not revoke, a release, deemed satisfactory by CNX, waiving any and all claims against CNX, its affiliates and subsidiaries and all related parties.

2019 Pay Ratio Information

2019 Pay Ratio

The SEC requires disclosure of the annual total compensation of our President and CEO, Mr. DeIuliis, the annual total compensation of our “median employee” (determined by excluding our President and CEO), and the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). For fiscal year 2019, the values are as follows:

•	Mr. DeIuliis’ annual total compensation – $13,741,437
•	Median employee’s annual total compensation – $147,508
•	Ratio of Mr. DeIuliis’ annual total compensation to the median employee’s annual total compensation – 93:1

Pay Ratio Methodology

SEC rules allow CNX to select a methodology for identifying the median employee in a manner that is most appropriate, based on CNX’s size, organizational structure, and compensation plans, policies, and procedures.

Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, CNX may identify its median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our 2018 pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the 2018 CEO pay ratio disclosure and ultimately require us to identify a new median employee for 2019. Although this is the case, the median employee used in 2018 terminated employment with CNX in 2019. Therefore, the employee adjacent to the 2018 median employee was used for purposes of calculating the 2019 pay ratio and whose compensation was substantially similar to the original median employee based on the compensation measure used to select the original median employee.

The methodology used to identify the median employee for the 2018 pay ratio was a full-time, salaried employee who was selected using base salary and cash bonus payout under the STIC, which were applied consistently across CNX’s entire employee population for the trailing 12-month period preceding December 1, 2018 (excluding our CEO). We believed and continue to believe that these elements reasonably reflect the annual compensation of our general employee population.

In determining the median employee, CNX did not use any of the exemptions permitted under SEC rules. Similarly, CNX did not rely on any material assumptions, adjustments or estimates in order to identify the median employee or to determine annual total compensation or any elements of annual total compensation for that employee or Mr. DeIuliis.

Once we identified our median employee, we calculated the median employee’s annual total compensation, as described above, for purposes of developing the comparison of Mr. DeIuliis’ annual total compensation to such median employee’s annual total compensation.

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ACCOUNTANTS AND AUDIT COMMITTEE

Audit Committee Report

The Audit Committee has reviewed and discussed with management of CNX and EY, the independent registered public accounting firm serving as the independent auditor of the Corporation for the fiscal year ended December 31, 2019, the audited financial statements of the Corporation for the fiscal year ended December 31, 2019 (the “Audited Financial Statements”). In addition, we have discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee also has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with that firm its independence from the Corporation and its subsidiaries. The Committee also discussed with management of the Corporation and EY such other matters and received such assurances from them as the Committee deemed appropriate.

Management is responsible for the Corporation’s internal controls and the financial reporting process. EY is responsible for performing an independent audit of CNX’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of EY with respect to the Audited Financial Statements and the other matters described above, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Members of the Audit Committee:

Bernard Lanigan, Jr., Chairman
William E. Davis
William N. Thorndike, Jr.

Ian McGuire

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CNX under the Securities Act or the Exchange Act, except to the extent that the Corporation specifically incorporates the Report by reference therein.

Independent Registered Public Accounting Firm

EY was the independent registered public accounting firm selected by the Corporation’s Audit Committee as the independent auditor for the fiscal years ended December 31, 2019 and December 31, 2018.

The following table presents fees billed for professional audit services rendered by EY in connection with its audits of CNX’s annual financial statements for the years ended December 31, 2019 and December 31, 2018 and fees for other services rendered by EY during those periods.

	2019 (EY Fees)	2018 (EY Fees)
Audit Fees	$1,595,194	$2,052,457	(1)
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$3,600	$4,310
TOTAL	$1,598,794	$2,056,767

(1)	Includes $413,500 of fees incurred in connection with the sale of the Ohio Utica joint venture assets. These fees were reimbursed to CNX by the buyer.

As used in the table above, the following terms have the meanings set forth below.

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Audit Fees

The fees for professional services rendered in connection with the audit of CNX’s annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CNX’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

All Other Fees

These fees were for a subscription to EY’s GAAIT service, an electronic accounting and research tool offered by EY.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, proposed services may require specific pre-approval by the Audit Committee or alternatively, may be generally pre-approved without consideration of specific case-by-case services. In either case, the Audit Committee must consider whether such services are consistent with SEC rules on auditor independence. The policy allows for certain enumerated services to be generally pre-approved for a period of 12 months, including integrated audits of financial statements and internal controls, services associated with periodic reports or SEC registration statements, and services related to compliance with financial, accounting or regulatory matters. Services that fall outside of the generally pre-approved categories are required to be specifically approved, on a case-by-case basis, by the Audit Committee. The Chair of the Audit Committee is authorized to pre-approve services on behalf of the Audit Committee, provided that any such pre-approval decisions are presented to the full Audit Committee at the next scheduled meeting.

All of the services related to audit fees and all other fees performed by EY during fiscal years 2019 and 2018 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee.

Proposal No. 2	Ratification of Anticipated Appointment of Independent Auditor

The Audit Committee anticipates appointing EY as the independent registered public accounting firm to serve as the independent auditor for CNX for the fiscal year ending December 31, 2020. The Audit Committee recommends that the shareholders of CNX ratify this anticipated appointment.

If the shareholders of CNX do not ratify the anticipated appointment of EY as the independent registered public accounting firm to serve as the independent auditor for the fiscal year ending December 31, 2020, this appointment will be reconsidered by the Audit Committee, including whether it should appoint an alternative independent auditor. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines such a change would be in the best interests of the Corporation and our shareholders.

Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors Unanimously Recommends that You Vote “FOR” the Ratification of the Anticipated Appointment of EY as Independent Auditor for the Fiscal Year Ending December 31, 2020.

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Proposal No. 3	Advisory Approval of CNX’s Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Corporation is required to provide its shareholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executives. At our 2011 and 2017 annual meetings of shareholders, our shareholders voted to conduct this advisory vote on an annual basis, which we will continue to do until the next vote on the frequency of holding our advisory say-on-pay votes in 2023.

As described in detail in “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term shareholder value;
•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of the Corporation;
•	is tied to overall corporate performance, financial and operational goals (annual and long-term);
•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;
•	discourages unnecessary and excessive risk-taking; and
•	provides a competitive total pay opportunity.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our shareholders’ interests and current market practices. Please read “Compensation Discussion and Analysis” beginning on page 36, which describes the Corporation’s executive compensation program and the decisions made by the Compensation Committee in 2019 in more detail, including information about the fiscal year 2019 compensation paid to our named executives.

CNX has a consistent record of delivering solid financial results for our shareholders. For a discussion of the Corporation’s significant achievements in 2019, see the “Summary” on page 6. We believe that our executive compensation programs have played a material role in our ability (i) to drive the strong financial results described in “Compensation Discussion and Analysis” and (ii) to attract and retain a highly experienced, successful team to manage the Corporation.

We are asking our shareholders to indicate their support for the compensation paid to our named executives in 2019 as described in this Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and other related compensation disclosures required by Regulation S-K Item 402 and contained herein). This proposal is intended to give our shareholders the opportunity to express their views on the compensation paid to our named executives in 2019. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executives, and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our shareholders to vote “FOR,” on an advisory basis, the compensation paid to our named executives in 2019, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Corporation’s named executives, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Corporation, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which is responsible for designing and administering the Corporation’s executive compensation program, value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our named executives in 2019, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors Unanimously Recommends that You Vote “FOR” the Advisory Approval of the Compensation Paid to our Named Executives in 2019, as Disclosed in this Proxy Statement, Pursuant to the Compensation Disclosure Rules of the SEC.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER THE CNX EQUITY COMPENSATION PLAN

The following table summarizes the Corporation’s equity compensation plan information as of December 31, 2019.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,386,125	(1)	$21.50	(2)	5,560,610
Equity compensation plans not approved by security holders	—		—		—
TOTAL	9,386,125	(1)	$21.50	(2)	5,560,610
(1)	Of this total, 4,681,896 shares are subject to outstanding stock options, 1,033,200 shares are subject to outstanding RSUs (including deferred RSUs), 69,523 shares are subject to outstanding DSUs, and 2,674,238 shares are subject to outstanding PSUs (assuming maximum payout).
(2)	The weighted-average exercise price does not take into account the RSUs, DSUs or PSUs, as such awards have no exercise price.

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Proposal No. 4	CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan

Overview

The Corporation proposes to amend and restate the CNX Resources Corporation Equity Incentive Plan (the “Plan”) and rename such plan the CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan (the “Amended Plan”) to, among other matters, increase the number of shares authorized for issuance under the Plan by 10,775,000 (i.e., from 48,915,944 to 59,690,944). The following is a summary of the Amended Plan, which is qualified in its entirety by the complete text of the Amended Plan attached as Appendix B to this Proxy Statement. To the extent the description below differs from the Amended Plan text in Appendix B, the text of the Amended Plan governs the terms and provisions of the Amended Plan. Because our executive officers and directors are eligible to receive awards under the Plan, they may be deemed to have a personal interest in the adoption of this proposal.

Purposes of the Proposal

The Board has concluded that the adoption of the Amended Plan is necessary to maintain the availability of equity incentive awards for the Corporation’s and its subsidiaries’ employees and other individuals who perform services for the Corporation and its subsidiaries. We believe that equity compensation is an essential element of our compensation package and that equity awards align employees’ and directors’ interests with those of our shareholders. Our Board recommends a vote for approval of the Amended Plan because it will allow us to continue to use equity-based incentives and promote the goals of our compensation strategy. The Amended Plan will only become effective subject to approval by our shareholders and, if it is not approved, the Plan will continue to remain in effect.

Summary of Principal Amendments to the Plan

Increased authorized pool of shares. The Amended Plan will increase the number of shares authorized for issuance under the Plan by 10,775,000 shares.
Minimum vesting or performance period. All awards granted under the Amended Plan will generally have either a one-year minimum vesting or performance period; provided, however, that the Compensation Committee (i) may authorize acceleration of vesting of such awards in the event of a participant’s death, disability, termination of service or the occurrence of a control, (ii) may grant awards without the above-described minimum requirements with respect to awards covering up to 5% of the aggregate number of shares authorized for issuance under the Amended Plan, and (iii) with respect to awards granted to non-employee directors, the vesting of such awards will be deemed to satisfy the minimum vesting requirement to the extent that the awards vest based on the approximate one-year period beginning on each regular annual meeting of the Company’s shareholders and ending on the date of the next regular annual meeting of the Company’s shareholders. Under the Plan, only certain awards have minimum vesting or performance periods with additional excepted circumstances to such periods.
Annual cap applicable to director compensation. The Amended Plan will include a cap on the annual compensation of non-employee directors which provides that, subject to the adjustment provisions of the Amended Plan, no non-employee director may be granted, in any one fiscal year of the Corporation, compensation for services to CNX having an aggregate maximum value (measured at grant) of more than $900,000. The Plan currently has an annual cap that is only applicable to the value of equity incentive awards granted thereunder which is $500,000.
Dividend rights. The Amended Plan clarifies that dividends and other distributions will be subject to the same restrictions on vesting, payment or otherwise as the underlying award. It further states that no dividends or dividend equivalents will be paid with respect to stock options or stock appreciation rights.
Extension of term. The Amended Plan will provide that no awards may be granted thereunder after the day immediately preceding the tenth anniversary of May 6, 2020 (or May 5, 2030). This date under the current Plan is May 11, 2016 (or May 10, 2026).
Other changes. The Amended Plan also provides for certain clarifying changes and revisions, and incorporates other administrative provisions and definitions.

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Important Features of the Amended Plan

Plan Feature	Description
Reasonable Share Limits:	If the Amended Plan is approved, no more than 59,690,944 shares of common stock will be authorized for issuance (as adjusted under the Amended Plan), and, for example, no more than 11,550,400 of those shares may be issued as incentive stock options.
Fungible Plan Design:	The Amended Plan employs a “fungible” plan design that assigns a higher cost to full-value awards by reducing the share pool on a greater than one-for-one basis when granted. Consistent with the Plan, we have maintained a fungible rate of 1.62 shares of common stock per one share of a full-value award.
Minimum Vesting Provisions:	Except as otherwise provided in the Amended Plan, equity-based awards granted under the Amended Plan will be subject to either a minimum vesting or minimum performance period of at least one year.
Annual Cap on Non-Employee Director Compensation:	The Amended Plan provides an overall annual cap on the amount of compensation granted to a non-employee director.
No Dividends or Dividend Equivalents On Unvested Awards:	No dividends or dividend equivalents will be paid on awards until they are earned and/or vested.
No Share Recycling:	The Amended Plan generally prohibits the recycling of shares including those shares used in connection with the payment of withholding taxes or the exercise price of stock options or stock appreciation rights.
No Repricing Without Shareholder Approval:	Stock options and stock appreciation rights may not be amended to reduce their exercise price and may not be cancelled in exchange for cash, other awards, or stock options and stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without obtaining shareholder approval.
No Discounted Stock Options or Stock Appreciation Rights:	Stock options and stock appreciation rights may not be granted with an exercise or grant price less than the fair market value of CNX common stock on the date of grant.
No “Evergreen” Provisions:	The Amended Plan authorizes the issuance of a fixed number of CNX shares of common stock (subject to adjustment as provided therein). Shareholder approval will be required before any additional shares can be authorized for issuance under the Amended Plan.
Clawback Protections:	Pursuant to the terms of the Amended Plan, awards will be subject to recovery or recoupment under those conditions set forth in any policy adopted by CNX and all applicable laws, government regulations and stock exchange listing requirements.

Amended Plan Summary

The following summary is of the Amended Plan (i.e., the Plan as proposed to be amended and restated in this Proposal), and this summary describes the material features of the Amended Plan and the Plan (except as otherwise stated in this Proposal where the Amended Plan differs from the current Plan).

The purposes of the Amended Plan are to promote the interests of the Corporation and our shareholders by:

•	attracting and retaining eligible directors, officers, other employees, and consultants to provide services to the Corporation and its affiliates;
•	motivating such individuals by means of performance-related incentives to achieve long-range performance goals; and
•	enabling such individuals to participate in the long-term growth and financial success of the Corporation.

The Amended Plan is administered by our Compensation Committee, including the making of awards thereunder. Awards to non-employee directors are subject to approval by our Board. The employees (including officers), directors and certain consultants of the Corporation and our affiliates are eligible to receive awards under the Amended Plan. As of March 1, 2020, approximately 460 of the Corporation’s employees (including our officers), six of our currently-serving non-employee directors, and 30 of our consultants are eligible to participate in the Amended Plan in connection with their provision of services to CNX and its affiliates.

The Amended Plan consists of the following components: stock options, stock appreciation rights, restricted stock, RSUs, performance awards (cash and equity), deferred stock units and other stock-based awards. The total number of shares of the Corporation’s common stock with respect to which awards presently may be granted under our current Plan is 48,915,944, and the Board recommends that our shareholders approve an increase to the number of shares authorized for issuance under the current Plan by 10,775,000 shares, for an aggregate of 59,690,944 shares authorized for issuance under the Amended Plan.

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Based on an analysis of leading proxy advisory firms’ policies on equity-based compensation plans and the importance of long-term incentives in supporting the key objectives of the Corporation’s equity compensation program, management recommended, and the Board approved, among other changes to the current Plan, the proposed increase of 10,775,000 shares available for issuance under the Amended Plan, which increase represented approximately 5% of our outstanding common stock as of December 31, 2019. This increase in the number of shares available for issuance under the Plan would have had a value of approximately $95,358,750 based on the closing market price per share of the Corporation’s common stock on that date ($8.85 per share).

The Board has adopted the Amended Plan, subject to shareholder approval. Absent such approval, the Amended Plan will not become effective and the current Plan will remain in force and effect. Therefore, it is not possible at present to determine the amount or form of any award that will be granted or available for grant to any person in the future.

Limitations on Awards

Subject to certain anti-dilution adjustments described below, under the Amended Plan, no participant may be granted stock options or stock appreciation rights for more than 3,465,120 shares, in the aggregate, in any one calendar year. In addition, prior to the repeal of the qualified performance-based compensation exception under Section 162(m) of the Code, in any one calendar year of the Corporation, no participant was permitted to have been granted qualified performance-based awards (as defined in the Amended Plan): (i) (payable in shares) for more than 2,310,080 shares (based on a target award level on the grant date) or (ii) (payable in cash) for more than $15,000,000 (based on a target award level on the grant date).

Notwithstanding anything in the Amended Plan to the contrary and subject to certain anti-dilution adjustments described below, no non-employee director may be granted, in any one fiscal year of the Corporation, compensation for such service having an aggregate maximum value (measured at the grant date, as applicable, and calculating the value of any awards on the grant date fair value for financial reporting purposes), of more than $900,000.

The Amended Plan provides that the aggregate number of shares available for issuance under the Amended Plan will be reduced by one share for each share issued in settlement of any award; provided, however, that (i) such aggregate number of shares will be reduced by 1.62 shares for each share issued in settlement of a “full-value award” (i.e., any award under the Amended Plan pursuant to which shares, other than stock options or stock appreciation rights, may be issued), (ii) no more than 11,550,400 shares may be issued with respect to incentive stock options, and (iii) any award (or portion thereof) settled in cash will not be counted against or have an effect upon the number of shares available for issuance under the Amended Plan.

If any shares of common stock covered by or related to an award granted under the Amended Plan are forfeited, or if such an award is settled for cash, otherwise terminates or is canceled without the delivery of shares of common stock, then the shares covered by or related to such award, or the number of shares otherwise counted against the aggregate number of shares of common stock with respect to which awards may be granted, to the extent of any such forfeiture, termination or cancellation, will again become available for issuance under the Amended Plan; provided, however, that shares (i) delivered in payment of the exercise price of an option or stock appreciation right, (ii) not issued upon the settlement of a stock-settled award, (iii) repurchased by the Corporation using proceeds from option exercises, or (iv) delivered to or withheld by the Corporation to pay withholding taxes, will not become available again for issuance under the Amended Plan. Notwithstanding the foregoing, if a participant has elected to give up the right to receive compensation in exchange for shares based on fair market value, such shares will not count against the aggregate limit under Section 3(a) of the Amended Plan.

Awards granted under the Amended Plan may provide for the payment of dividends or dividend equivalents (other than in connection with options and stock appreciation rights), payable in cash, shares, other securities or other property. Except to the extent provided in an award agreement, no award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant, except by will or the laws of descent and distribution.

Minimum Vesting/Performance Period

Except in the case of substitute awards, awards granted under the Amended Plan to participants will either be subject to a minimum vesting or minimum performance period, in the case of performance awards, of one year. Notwithstanding the foregoing, (i) the Compensation Committee may authorize acceleration of vesting of such awards in the event of the participant’s death, disability, termination of service or the occurrence of a change in control, (ii) the Compensation Committee may grant awards without the above-described minimum requirements with respect to awards covering up to 5% of the aggregate number of shares authorized for issuance under the Amended Plan, and (iii) with respect to awards granted to non-employee directors, the vesting of such awards will be deemed to satisfy the minimum vesting

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requirement to the extent that the awards vest based on the approximate one-year period beginning on each regular annual meeting of the Corporation’s shareholders and ending on the date of the next regular annual meeting of the Corporation’s shareholders. The Amended Plan differs from the current Plan in that the minimum vesting/performance period requirement applies to all awards (subject to the exceptions described above) while the current Plan only includes minimum vesting/performance periods for restricted stock, RSUs, performance awards, options and stock appreciation rights of one or three years, as applicable, and the following exceptions for option or restricted stock and RSU awards: (i) the requirements do not apply to non-employee director awards, (ii) the requirements may not adversely affect a participant’s rights under another plan or agreement, and (iii) exception share pool amounts from the requirements, in each case, of 404,264 shares.

Stock Options

The Amended Plan permits the granting of both incentive stock options and non-qualified stock options to purchase shares of the Corporation’s common stock, provided that incentive stock options may only be granted to employees of the Corporation or a parent or subsidiary of the Corporation. The Compensation Committee establishes the exercise price at the time each option is granted. The Amended Plan provides that (i) the option exercise price for each share covered by an option may not be less than the fair market value of a share of common stock on the date the option is granted (or 110% of the fair market value in the case of an incentive stock option granted to an employee who is a 10% Shareholder (as defined in the Amended Plan)), except in the case of substitute awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Corporation or with which the Corporation combines, and (ii) the term of the option may not exceed 10 years from the grant date (or five years in the case of an incentive stock option granted to a 10% Shareholder).

The exercise price of options granted under the Amended Plan may be paid in cash or its equivalent, by exchanging, actually or constructively, shares of the Corporation’s common stock (which are not the subject of any pledge or other security interest), by another means approved by the Compensation Committee, or by a combination of the foregoing, provided that the value of all cash and cash equivalents and the fair market value of any shares is at least equal to the option exercise price. A participant may also elect to pay all or any portion of the aggregate exercise price by having shares with a fair market value on the exercise date equal to the aggregate exercise price withheld by the Corporation or sold by a broker-dealer. The Compensation Committee may provide for the automatic exercise of an option upon such terms and conditions as established by the Compensation Committee in the award agreement at the time of grant.

Stock Appreciation Rights

Stock appreciation rights may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. The Amended Plan provides that stock appreciation rights will have (i) grant prices no less than the fair market value of a share of common stock on the grant date and (ii) may not be exercised more than 10 years from the grant date.

Stock appreciation rights entitle the participant to receive an amount equal to the excess of the fair market value of a share of common stock on the exercise date of the stock appreciation right over the grant price. Our Compensation Committee determines whether a stock appreciation right may be settled in cash, shares or a combination of both. The Compensation Committee will determine at or after the time of each stock appreciation right grant the methods of exercise, methods and form of settlement, and any other applicable terms and conditions. The Compensation Committee may provide for the automatic exercise of a stock appreciation right upon such terms and conditions as established by the Compensation Committee in the award agreement at the time of grant.

Restricted Stock and Restricted Stock Units

Restricted stock and RSUs may also be granted under our Amended Plan. Subject to the terms of the Amended Plan, the Compensation Committee determines the number of shares of restricted stock and/or the number of RSUs to be granted to each participant, as well as the duration of such awards, the conditions under which the restricted stock and RSUs may be forfeited and other terms and conditions. Shares of restricted stock and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of restricted stock, as provided in the Amended Plan or the applicable award agreements. Each RSU has a value equal to the fair market value of a share on the settlement or payment date of such award. RSUs may be paid in cash, shares, other securities, or other property, as determined in the sole discretion of the Compensation Committee, upon the lapse of restrictions applicable to the award or pursuant

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to the terms of the applicable award agreement. Dividends and other distributions paid on or in respect of any shares of restricted stock or RSUs may be paid directly to the participant, or may be reinvested in additional shares of restricted stock or RSUs, as determined by the Compensation Committee in its sole discretion, but in all cases remain subject to the same restrictions on vesting, payment or otherwise as the underlying award.

Performance Awards

Performance awards may be granted under the Amended Plan. A “performance award” consists of a right that is:

•	denominated and/or payable in cash, shares of our common stock or any other form of award issuable under the Amended Plan (or any combination thereof);
•	valued, as determined by the Compensation Committee, in accordance with the achievement of performance goals during the applicable performance periods; and
•	payable at such time and in such form as the Compensation Committee determines.

Performance awards may be paid in a lump sum or in installments following the close of the performance period, or on a deferred basis. For awards intended to be performance-based compensation, performance goals, the achievement of which may be necessary to receive the underlying performance award, will be pre-established by the Compensation Committee and may relate to one or more of the following performance measures (subject to such modifications as specified by our Compensation Committee) including, without limitation: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; internal rate of return; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; share price; equity ratios; economic value added; cost of capital; assets or change in assets; expenses; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; mine closures; stock price; interest-sensitivity gap levels; return on equity or capital employed; total or relative increases to shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; amount of oil and gas reserves; oil and gas reserve additions; oil and gas reserve replacement ratios and similar measures; finding and development costs (including costs of finding oil and gas reserves); daily natural gas and/or oil production; volume metrics (including volumes sold, volumes produced, volumes transported and similar measures); drilling and well metrics (including number of gross or net wells drilled, number of horizontal wells drilled, cost per well and similar measures); operating efficiency metrics; charge-offs; non-performing assets; asset sale targets; asset quality levels; asset write-downs; value of assets; employee retention/attrition rates; talent management; diversity; investments; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; value creation; achievement of balance sheet or income statement objectives; and completion of acquisitions, business expansion, major project or organizational initiatives, product diversification and other non-financial operating and management performance objectives.

Our Compensation Committee may determine that adjustments will apply, in whole or in part, in such manner as determined by the Compensation Committee, to include or exclude the effect of any of the following events that occur during a performance period including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains/losses on the sale of assets; foreign exchange gains and/or losses; expenses related to stock offerings and stock repurchases, the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganization and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Corporation’s annual report to shareholders for the applicable year. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by our Compensation Committee.

Our Compensation Committee may, in its sole discretion, also establish such additional restrictions or conditions that must be satisfied as conditions precedent to the payment of all or a portion of any performance award. Our Compensation Committee may also increase or reduce the amount of any performance award if it concludes that such increase or reduction is necessary or appropriate based on: (i) an evaluation of such participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within our industry or peer group; (iii) our financial results and conditions; or (iv) such other factors or conditions that our Compensation Committee deems relevant.

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Other Stock-Based Awards

Other stock-based awards may also be granted under the Amended Plan, which consist of any right that is not an award described above and is an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as deemed by the Compensation Committee to be consistent with the purposes of the Amended Plan. The Compensation Committee will determine the terms and conditions of any such other stock-based awards, subject to the terms of the Amended Plan and any applicable award agreement.

Eligible Directors

Under the Amended Plan, our Compensation Committee provides recommendations to our Board regarding the Board’s approval of the grant and types of equity awards to be granted to our non-employee directors. Except as otherwise determined by the Board in its sole discretion, non-employee directors will receive awards in accordance with the terms of the Amended Plan. Additionally, our Amended Plan permits the Board to grant deferred stock units to non-employee directors in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to such directors and any other types of awards described in the Amended Plan. More information regarding the terms of deferred stock units is set forth in ” Understanding Our Director Compensation Table.”

Change in Control

In the event that the Corporation engages in a transaction constituting a Change in Control (as defined in the Amended Plan), our Compensation Committee will have complete authority and discretion, but not the obligation, to accelerate the vesting of outstanding awards and the termination of restrictions on shares. In addition, the Compensation Committee may, if deemed appropriate, in its discretion and in connection with a Change in Control: (i) provide for an equivalent award or substitute award in respect of securities of the surviving entity of such transaction; (ii) upon advance notice to the affected participants, cancel any outstanding options or stock appreciation rights and pay to the holders thereof, in cash, stock or other property (including the property, if any, payable in such a transaction) (or any combination thereof), an amount equal to the excess of the fair market value of the shares covered by the award, based on the price per share received or to be received by other shareholders of the Corporation in such a transaction or such other value as determined by the Compensation Committee (the “Transaction Fair Market Value”), over the exercise price of the award, or (iii) make provision for a cash payment or payment of other property (including the property, if any, payable in such transaction) to the holder of any other outstanding award in settlement of such award; provided that, in the case of an option or stock appreciation right with an exercise price that equals or exceeds the Transaction Fair Market Value, the Compensation Committee may cancel such options or stock appreciation right without payment or consideration therefor. Any such action taken shall be performed in accordance with the applicable provisions of the Code and treasury regulations issued thereunder so as not to affect the status of any award intended to qualify as an incentive stock option under Section 422 of the Code, unless the Compensation Committee determines otherwise, or any award intended to comply with, or qualify for an exception to, Section 409A of the Code. Any such action taken by the Compensation Committee will be final, conclusive and binding for all purposes of the Amended Plan.

Amendment and Termination

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an award agreement or in the Amended Plan, our Compensation Committee may amend, alter, suspend, discontinue, cancel or terminate the Amended Plan or any award agreement or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation, cancellation or termination will:

•	be made without shareholder approval, if such approval is necessary to comply with applicable law, tax or regulatory requirement, or listing requirement of the New York Stock Exchange (or any other national exchange on which shares of common stock are then listed), as deemed necessary by the Board or Compensation Committee; or
•	be made without the consent of the affected participant, if such action would adversely affect any material rights of such participant under any outstanding award.

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Notwithstanding the foregoing or any provision of the Amended Plan or an award agreement to the contrary, the Compensation Committee, may at any time (without the consent of participants, and with the approval of the Board), modify, amend, or terminate any or all of the provisions of the Amended Plan or an award agreement to the extent necessary to conform the provisions of the Amended Plan and/or the award agreement with Section 409A or any other provision of the federal income tax laws, regardless of whether such modification, amendment or termination of the Amended Plan and/or award agreement shall adversely affect the rights of a participant, and to enable the Amended Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations. Notwithstanding the foregoing, our Compensation Committee may not amend Section 10 (Eligible Directors) of the Amended Plan without the consent of the Board or Section 2(c) of the Amended Plan, which provides that the Board must approve awards made to its non-employee directors.

The Compensation Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 3(c) of the Amended Plan) affecting the Corporation, any affiliate, or the financial statements of the Corporation or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution, reduction or enlargement of the benefits or potential benefits made or intended to be made available under the Amended Plan; provided that no such adjustment will be authorized to the extent that such authority would be inconsistent with the Amended Plan’s meeting the requirements of Section 409A.

Anti-Dilution Adjustments

In the event a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Corporation, issuance of warrants or other rights to purchase shares or other securities of the Corporation, or other similar corporate transaction or event affects the shares such that an adjustment is determined by the Compensation Committee to be necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan, then the Compensation Committee will, in an equitable manner, adjust any or all of (i) the number of shares or other securities of the Corporation (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the maximum number of shares subject to an award granted to a participant pursuant to Section 3(b) of the Amended Plan, (iii) the number of shares or other securities of the Corporation (or number and kind of other securities or property) subject to outstanding awards, (iv) the grant or exercise price with respect to any award, and (v) any applicable performance goals with respect to awards; provided, in each case, that (A) with respect to awards of incentive stock options no such adjustment shall be authorized to the extent that such authority would cause the Amended Plan to violate Section 422(b)(1) of the Code, as from time to time amended, unless the Compensation Committee determines otherwise, (B) with respect to any award subject to Section 409A, no such adjustment will be authorized to the extent that such authority would cause the Amended Plan to fail to comply with, or qualify for, an exception to Section 409A, and (C) any fractional shares resulting from such adjustment will be eliminated.

Notwithstanding the foregoing, in the event of a transaction in which the Corporation is not the surviving entity, or any other transaction in which the shareholders of the Corporation exchange their shares in the Corporation for stock or equity securities of another company, or in the event of complete liquidation or dissolution of the Corporation, or in the case of a tender offer accepted by the Board, all outstanding awards will thereupon terminate, provided that the Compensation Committee may, prior to the effective date of any such transaction, either (i) make all outstanding awards immediately exercisable or vested or (ii) arrange to have the surviving entity grant to the participants replacement awards (including cash) on terms which the Compensation Committee will determine to be fair and reasonable. The Compensation Committee, in its sole discretion and to the extent not inconsistent with Section 14(r) of the Amended Plan, may determine that, in the event of a transaction in which the Corporation is not the surviving entity, each outstanding award will terminate within a specified number of days after notice to the participant, and such participant will receive, with respect to each such award, cash or other property, including securities of any entity acquiring the Corporation, in an amount equal to the fair market value of such award (if any) as determined by the Compensation Committee in its sole discretion. In addition, for each option or stock appreciation right with an exercise price or base price, as the case may be, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Compensation Committee may, in its sole discretion, elect to cancel such option or stock appreciation right without any payment to the person holding such option or stock appreciation right.

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Cancellation of Awards and Termination of Employment/Service

The Compensation Committee may cause any award granted under the Amended Plan to be canceled in consideration of a cash payment or alternative award made to the holder of such canceled award equal in value to the fair market value of such canceled award, except to the extent that such payment would violate the requirements of Section 409A of the Code. Notwithstanding the foregoing or any other provision of the Amended Plan, except for adjustments pursuant to Section 3(c) of the Amended Plan or in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, distribution (whether in the form of cash, other Corporation securities, or other property), stock split, extraordinary cash dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other Corporation securities, or similar transaction(s)), the terms of outstanding options or SARs may not be amended to reduce the exercise price of such outstanding options or stock appreciation rights or canceled in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without obtaining shareholder approval.

Withholding

A participant may be required to pay to the Corporation or an affiliate and the Corporation or an affiliate may withhold from any award, from any payment due or transfer made under any award, or under the Amended Plan, or from any compensation or other amount owing to a participant, an amount (in cash, shares, other securities, other awards or other property) sufficient to cover any federal, state, local or foreign income taxes or such other applicable taxes required by law in respect of an award, its exercise, or any payment or transfer under an award or under the Amended Plan and to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such taxes.

Clawback

Notwithstanding any other provisions in the Amended Plan, any award that is subject to recovery under any law, government regulation, stock exchange listing requirement or Corporation policy shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Corporation policy, as may be in effect from time to time, and which may operate to create additional rights for the Corporation with respect to awards and recovery of amounts relating thereto. By accepting awards under the Amended Plan, participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Corporation to recover or recoup any award or amounts paid under the Amended Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement, or Corporation policy. Such cooperation and assistance will include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under the Amended Plan from a participant’s accounts, or pending or future compensation or awards.

Sub-Plans

The Compensation Committee may from time to time establish sub-plans under the Amended Plan, including for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Corporation intends to grant awards. Any sub-plans will contain such limitations and other terms and conditions as the Compensation Committee determines are necessary or desirable. All sub-plans will be deemed a part of the Amended Plan, but, if applicable, each sub-plan will apply only to the participants in the jurisdiction for which the sub-plan was designed.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the United States federal income tax consequences applicable to our Amended Plan participants and the Corporation and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary, which is presented for the information of shareholders concerning how to vote on this proposal and not for Amended Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

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Incentive Stock Options

Options issued under our Amended Plan and designated as incentive stock options are intended to qualify under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee who has been granted an incentive stock option will not recognize income and the Corporation will not be entitled to a deduction at the time of the grant or exercise of the option; provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the optionee’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an incentive stock option depends, in part, on whether the holding period of the common stock is at least (i) two years from the date the option was granted and (ii) one year from the date the common stock was transferred to the optionee. If this holding period is satisfied, any gain or loss recognized on a subsequent disposition of the common stock will be treated as a long-term capital gain or loss. If this holding period is not met, then, upon such “disqualifying disposition” of the common stock, the optionee will recognize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the option price limited, however, to the gain on sale. Any further gain (or loss) recognized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Corporation generally will be entitled to a tax deduction in the same amount. If, however, the optionee meets the applicable holding period, the Corporation will generally not be entitled to a tax deduction with respect to capital gains recognized by the optionee. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.

Nonqualified Stock Options and Stock Appreciation Rights

An optionee will generally not recognize income at the time a nonqualified stock option is granted. Rather, the optionee recognizes compensation, taxable as income, only when the nonqualified stock option is exercised. The amount of income recognized is equal to the excess of the fair market value of the common stock received over the exercise price. The Corporation is generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee. Upon a subsequent disposition of the common stock acquired under a nonqualified stock option, the optionee will recognize short-term or long-term capital gain (or loss) depending on the holding period.

Stock appreciation rights are treated very similar to nonqualified stock options for tax purposes. A participant receiving a stock appreciation right will not normally recognize any taxable income upon the grant of the stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise or (ii) if common stock is received, upon the exercise of the stock appreciation right, the fair market value of the common stock received. The Corporation will generally be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Unrestricted Stock and Other Stock-Based Awards

The tax consequences of receiving common stock pursuant to a stock award under our Amended Plan are similar to receiving cash compensation from the Corporation, unless the common stock awarded is restricted stock (i.e., subject to a substantial risk of forfeiture). If the shares of common stock are unrestricted (i.e., not subject to a substantial risk of forfeiture), the participant must recognize compensation, taxable as ordinary income equal to the fair market value of the common stock received less any amount paid for common stock. The federal income tax consequences of other stock-based incentive awards will depend on how the awards are structured. Generally, the Corporation will be entitled to a deduction with respect to other incentive awards only to the extent that the recipient recognizes ordinary income in connection with such awards.

Restricted Stock

A participant that receives a restricted stock award under our Amended Plan will normally not be required to recognize income for federal income tax purposes at the time of grant, nor is the Corporation entitled to any deduction, to the extent that the common stock awarded has not vested (i.e., no longer subject to a substantial risk of forfeiture). When any part of a restricted stock award vests, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the vested common stock on the vesting date. The participant may, however, make an election, referred to as a Section 83(b) election, within thirty days following the grant of the restricted stock award, to be taxed at the time of the grant of the award based on the fair market value of the common stock on the grant date (determined without regard to the restrictions). If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Corporation will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will recognize short-term or long-term capital gain or loss depending on the holding period.

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Restricted Stock Units

A participant who receives restricted stock units will not recognize taxable income for federal income tax purposes, and the Corporation is not entitled to a deduction, at the time of grant. Rather, upon the settlement of units, the recipient of such units generally will be subject to tax at ordinary income rates on the fair market value of any common stock issued or cash paid in settlement of the award of such units, and the Corporation generally will be entitled to a deduction equal to the amount of the ordinary income recognized by the recipient. If the recipient receives shares of common stock upon settlement then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held.

Performance Awards

A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance award, the participant will recognize compensation, taxable as ordinary income, in an amount equal to the cash received or, if the performance award is payable in common stock, the fair market value of the common stock received. When the participant recognizes ordinary income upon payment of a performance award, the Corporation will generally be entitled to a tax deduction in the same amount.

The Board of Directors Unanimously Recommends that You Vote “FOR” Approval of the CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan.

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ADDITIONAL MATTERS

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a shareholder for inclusion in the Corporation’s proxy materials for the Annual Meeting of Shareholders in 2021 must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Corporate Secretary of CNX at our principal executive offices no later than 5:30 p.m. Eastern Time on November 24, 2020. Any such proposal should be addressed to the Corporate Secretary, CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317.

The Bylaws require that all shareholder proposals to be submitted at the annual meeting, but not included in the Corporation’s Proxy Statement, be received by the Corporate Secretary of CNX as written notice no later than the close of business on February 5, 2021, nor earlier than the close of business on January 6, 2021, together with all information specified in the Bylaws. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year’s annual meeting, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by CNX.

General Information Regarding the Requirements for Shareholder Nominations of Directors

Any shareholder desiring to nominate an individual for election as a director of CNX must submit to the Corporate Secretary the information required by Section 2.8 of the Bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) all information relating to the nominee that is required to be disclosed in a proxy statement or other filings pursuant to Section 14 of the Exchange Act, (iii) a description of all direct and indirect compensation and other material arrangements between the shareholder and the nominee, (iv) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made, (v) a written representation and agreement of the nominee in the form provided by the Corporate Secretary that they are not party to and will not become party to any agreement about how they will act or vote, and (vi) the nominee’s agreement to comply with the Corporation’s corporate governance policies, if elected. In addition, CNX may require the shareholder to provide such further information as we may reasonably request. To be timely, a shareholder nomination must be received within the timeframe described above for proposals to be submitted at the annual meeting but not included in CNX’s Proxy Statement.

Additionally, CNX’s Bylaws provide “proxy access” rights to shareholders that provide notice to CNX consistent with the requirements set forth in the Bylaws (the “proxy access notice”). A summary of these procedures is as follows. As set forth in Section 2.14 of our Bylaws, a shareholder, or group of twenty or fewer shareholders, that (i) own at least 3% of the aggregate voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors and (ii) have owned such shares continuously for at least three years as of the date that the Corporation receives the proxy access notice and as of the record date for determining shareholders eligible to vote at the applicable annual meeting of shareholders, may nominate candidates to serve on the Board and have such candidates included in CNX’s Proxy Statement. The shareholder(s) may nominate director candidates constituting the greater of (i) two individuals or (ii) the largest whole number that does not exceed 20% of the number of directors in office on the last day on which the proxy access notice may be delivered, consistent with the requirements set forth in the Bylaws, provided that the shareholder(s) and nominee(s) satisfy the requirements specified in Section 2.14 of our Bylaws. To be timely, the proxy access notice must be delivered to the Corporate Secretary of CNX at CNX’s principal executive offices not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date that CNX mailed its proxy statement for the preceding year’s annual meeting of shareholders (i.e., for the

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2021 annual meeting of shareholders, no later than November 24, 2020 and no earlier than October 25, 2020). The proxy access notice must contain the information required in our Bylaws, and the shareholder(s) and nominee(s) must comply with the information and other requirements set forth in Sections 2.8 and 2.14 of our Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address and the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. CNX and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or CNX that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive separate proxy statements, they should notify their broker if their shares are held in a brokerage account, or CNX if they hold registered shares. CNX will deliver promptly upon written or oral request a separate copy of the annual report, proxy statement or Notice, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. To request the start or end of householding, shareholders should notify their broker or CNX. Any such written notice directed to CNX should be addressed to the Investor Relations department of CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317, or oral notice may be given by calling CNX at (724) 485-4000:

•	to receive a separate copy of the annual report or proxy statement for the Annual Meeting;
•	to receive separate copies of those materials for future meetings; or
•	if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements, rather than receiving multiple copies.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By the Order of the Board of
Directors of CNX Resources Corporation

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Appendix A	Reconciliation of Non-GAAP Measures*

•	Net Asset Value. Net Asset Value, or NAV, is a non-GAAP measure calculated as the present value of the company’s future cash flows less the value of net debt as of a specific date. There is no comparable GAAP measure provided in CNX’s financial statements and, thus, no applicable reconciliation.
•	Definitions. EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDAX is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes, depreciation, depletion and amortization, and exploration. Adjusted EBITDAX consolidated is defined as EBITDAX after adjusting for the discrete items listed below. Stand-alone EBITDAX is defined as the adjusted EBITDAX related to both CNX’s E&P and Unallocated segments (See Note 24 - Segment Information in CNX’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for more information) plus the distributions CNX receives during the current period from CNXM related to its limited partnership units, general partner units, and incentive distribution rights (IDRs)(On January 29, 2020, CNX and CNXM entered into and closed definitive agreements to eliminate CNXM’s IDRs held by its general partner and to convert the 2.0% general partner interest in CNXM into a non-economic general partnership interest (collectively, the “IDR Elimination Transaction”)). Although EBIT, EBITDAX, Stand-alone EBITDAX and adjusted EBITDAX consolidated are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Resources because they are widely used to evaluate a company’s operating performance. We exclude stock-based compensation from adjusted EBITDAX because we do not believe it accurately reflects the actual operating expense incurred during the relevant period and may vary widely from period to period irrespective of operating results. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDAX, Stand-alone EBITDAX or adjusted EBITDAX consolidated identically, the presentation here may not be comparable to similarly titled measures of other companies. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles.
•	Adjusted Net Income

For the Year Ended December 31, 2019
Dollars in thousands	Total Company
Net Income from EBITDAX Reconciliation	$31,948
Adjustments:
Total Pre-tax Adjustments from EBITDAX Reconciliation	195,570
Tax effect of Adjustments	(51,106)
ADJUSTED NET INCOME	$176,412

Using weighted average shares outstanding at December 31, 2019 of 190,727,122 adjusted net income was $0.92 per share.

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•	Adjusted EBITDAX Consolidated and Stand-Alone EBITDAX

	For the Year Ended December 31, 2019
Dollars in thousands	Stand-alone(1)	Midstream	Total Company
Net (Loss) Income	$(134,706)	$166,654	$31,948
Interest Expense	121,054	30,325	151,379
Interest Income	(1,915)	(34)	(1,949)
Income Tax Expense	27,736	—	27,736
EARNINGS BEFORE INTEREST & TAXES (EBIT)	$12,169	$196,945	$209,114
Depreciation, Depletion & Amortization	474,351	34,112	508,463
Exploration Expense	44,337	43	44,380
EARNINGS BEFORE INTEREST, TAXES, DD&A AND EXPLORATION (EBITDAX)	$530,857	$231,100	$761,957
Adjustments:
Unrealized Gain on Commodity Derivative Instruments	$(306,325)	$—	$(306,325)
Impairment of Exploration and Production Properties	327,400	—	327,400
Impairment of Unproved Properties and Expirations	119,429	—	119,429
(Gain) Loss on Certain Asset Sales and Abandonments	(3,665)	7,229	3,564
Severance Expense	2,881	436	3,317
Stock-Based Compensation	36,545	1,880	38,425
Loss on Debt Extinguishment	7,614	—	7,614
Shaw Event	4,305	—	4,305
Shaw Insurance Recovery	(2,159)	—	(2,159)
Total Pre-tax Adjustments	$186,025	$9,545	$195,570
ADJUSTED EBITDAX CONSOLIDATED	$716,882	$240,645	$957,527
MIDSTREAM DISTRIBUTIONS	55,333	N/A	N/A
STAND-ALONE EBITDAX	$772,215	N/A	N/A

(1)	Stand-alone includes both CNX’s E&P and Unallocated segments. See Note 24 - Segment Information in CNX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, for more information.

•	Adjusted EBITDAX for STIC

Adjusted EBITDAX Attributable to CNX Shareholders
($ in Thousands)	December 31, 2019
Net Income	$31,948
Add: Interest Expense	151,379
Less: Interest Income	(1,949)
Add: Income Taxes	27,736
Earnings Before Interest & Taxes (EBIT) from Continuing Operations	$209,114
Add: Depreciation, Depletion & Amortization	508,463
Add: Exploration Expense	44,380
Earnings Before Interest, Taxes, and DD&A (EBITDAX) from Continuing Operations	$761,957
Adjustments:
Unrealized Gain on Commodity Derivative Instruments	(306,325)
Loss on Certain Asset Sales and Abandonments	3,564
Severance Expense	3,317
Stock Based Compensation	38,425
Loss on Debt Extinguishment	7,614
Impairment of Proved Property	327,400
Impairment of Unproved Property	119,429
Net Impact of Shaw Event	2,146
Adjustment to get STIC to Target Payout	10,358
Total Pre-tax Adjustments	$205,928
ADJUSTED EBITDAX CONSOLIDATED TTM	$967,885

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•	Adjusted EBITDAX per Share for STIC

Equals Adjusted EBITDAX divided by the basic shares of common stock outstanding at the end of the on-year performance period, December 31, 2019 (186,642,962 shares), as reported on the Form 10-K, to arrive at $5.19/share.

•	Achieved Cash Return on PP&E Invested

	For the Year Ended December 31, 2019
Dollars in millions	Stand-alone(1)	+	CNX Gathering		=	CNX	+	Midstream		=	Total Company
Cash From Operations	$763.5	+	$10.9	(2)	=	$774.4	+	$206.2	(2)	=	$980.6
Interest Expense	$121.1	+	$—		=	$121.1	+	$30.3		=	$151.4
Cash Return	$884.6	+	$10.9		=	$895.5	+	$236.5		=	$1,132.0
PP&E Invested	$9,269.4	+	$46.1		=	$9,315.5	+	$1,302.6		=	$10,572.0
Cash Return/PP&E Invested						10%

(1)	Stand-alone includes both CNX’s E&P and Unallocated segments.
(2)	MLP cash flow from operations and CNX Gathering calculated using same percentage mix of gross adjusted EBITDA and adjusted EBITDA net to the MLP, which in Q4 2019 was 95.0% and 5.0%, respectively. Consolidated cash flow from operations for CNX Midstream for 2019 was $217.1 million.

•	Stand-Alone E&P Capital Expenditures

	For the Year Ended December 31, 2019
Dollars in millions	Stand-alone(1)	+	CNX Gathering		=	CNX	+	Midstream		=	Total Company
Capital Expenditures	$867.9	+	$9.2	(2)	=	$877.1	+	$315.5	(2)	=	$1,192.6

(1)	Stand-alone includes both CNX’s E&P and Unallocated segments.
(2)	Consolidated capital for CNX Midstream for 2019 was $324.7 million.

•	SG&A Cash Spend. CNX is unable to provide a reconciliation of projected SG&A cash spend without unreasonable efforts. This is due to our inability to calculate comparable GAAP projected metrics given the unknown effect, timing, and potential significance of certain income statement items.

*	Please note that Management believes that the presentation of the above non-GAAP financial measures applicable to business performance provides useful information to investors because they are widely used by professional analysts and sophisticated investors in evaluating oil and gas companies such as CNX.

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Appendix B	CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan

CNX Resources Corporation

Amended and Restated Equity and Incentive Compensation Plan

Effective May 6, 2020

Capitalized terms shall have the meaning set forth in Section 16 of the Plan.

1.	Purpose

The purposes of the CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan, as set forth herein, are to promote the interests of the Company and its shareholders by (i) attracting and retaining Eligible Directors, officers and other employees of the Company and its Affiliates, and certain Consultants to the Company and its Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.

2.	Responsibility for Administration

(a)	Authority of Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Board by the Plan, the Board shall have full power and discretionary authority to decide all matters relating to the administration and interpretation of the Plan; provided, however, that responsibilities of the Plan may be delegated to the Company’s officers, as set forth in Section 2(d) below. The Board’s powers include the authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Board; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to Awards (except those restrictions imposed by law); (x) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect; (xi) determine whether, and the extent to which, adjustments are required pursuant to Section 3(c) hereof and authorize the termination, conversion, substitution or succession of Awards upon the occurrence of a transaction or an event of the type described in Section 3(c) below; and (xii) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan. All decisions and determinations of the Board shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(b)	Board Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Board, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder and any Employee. Unless otherwise determined by the Board, all Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Board shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award.

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(c)	Delegation to Committee. Except as otherwise provided herein, the Board has delegated its authority for the administration of the Plan to the Committee; provided, however, that the Board shall approve (i) any Awards to the Company’s Eligible Directors and (ii) amendments to the Plan. All references to the Board in the Plan shall mean and relate to the Committee except as otherwise provided by the Board. At the discretion of the Board, the Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties so delegated to the Committee.

(d)	Delegation to Officer. Except to the extent prohibited by applicable law or regulation, the Board or the Committee may delegate all or any portion of its responsibilities and powers to any person or persons selected by it, and may revoke such delegation at any time. The ministerial responsibilities of the Plan (e.g., management of day-to-day matters) are a function that has been delegated to the Company’s officers as permitted by the terms of the Plan and in compliance with applicable law and regulation. No officer to whom administrative authority has been delegated pursuant to this provision may waive or modify any restriction applicable to an Award to such officer under the Plan.

(e)	No Liability. No member of the Board or the Committee, or any person to whom the Board or Committee delegates responsibilities and/or duties, shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

3.	Shares Available for Awards; Limitations

(a)	Shares Available. Subject to adjustment as set forth in Section 3(c) below, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 59,690,944. The aggregate number of Shares available with respect to Awards under the Plan shall be reduced by one (1) Share for each Share to which an Award relates; provided, however, that (i) such aggregate number of Shares available with respect to Awards under the Plan shall be reduced by 1.62 Shares for each Share which relates to a Full-Value Award, (ii) no more than 11,550,400 Shares may be issued with respect to Incentive Stock Options and (iii) any Award (or any portion thereof) settled in cash will not be counted against, or have any effect upon, the number of Shares available for issuance under this Plan. If, after the Effective Date, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or the Award (or portion thereof) otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of shares with respect to which Awards may be granted (including, for this purpose, any shares of the Company’s common stock relating to Awards that are converted into the securities of another corporation or entity pursuant to Section 3(c) below) (including the 1.62 Shares that relate to Full Value Awards), to the extent of any such forfeiture, termination or cancellation, shall again become Shares with respect to which Awards may be granted; provided, however, that Shares (i) delivered in payment of the exercise price of an Option or Stock Appreciation Right, (ii) not issued upon the settlement of stock-settled Awards, (iii) repurchased by the Company using proceeds from Option exercises or (iv) delivered to or withheld by the Company to pay federal, state or local withholding taxes, shall not become available again for issuance under this Plan. Notwithstanding the foregoing, if, under the Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on Fair Market Value, such Shares will not count against the aggregate limit under this Section 3(a) of the Plan.

(b)	Limitations on Awards. No Participant may be granted Stock Options or Stock Appreciation Rights under the Plan for more than 3,465,120 Shares, in the aggregate, in any one calendar year of the Company. The foregoing limitation shall be subject to adjustment as provided in Section 3(c). In addition, prior to the repeal of the qualified performance-based compensation exception under Section 162(m), in any one calendar year of the Company, no Participant was permitted to have been granted Qualified Performance-Based Awards: (i) (payable in Shares) for more than 2,310,080 Shares (based on a target Award level on the Grant Date) or (ii) (payable in cash) for more than $15,000,000 (based on a target Award level on the Grant Date).

Notwithstanding anything in this Plan to the contrary and subject to adjustment pursuant to Section 3(c) hereof, no Eligible Director may be granted, in any one fiscal year of the Company, compensation for such services having an aggregate maximum value (measured at the Grant Date as applicable, and calculating the value of any Awards on the grant date fair value for financial reporting purposes), of more than $900,000.

The number of Shares subject to any Awards that are converted or substituted in the event of a corporate transaction or event involving the Company of the type described in Section 3(c) shall be disregarded for purposes of the limitations set forth in this Section 3(b).

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(c)	Adjustments. In the event a dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in an equitable manner, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (B) the maximum number of Shares subject to an Award granted to a Participant pursuant to Section 3(b) of the Plan, (C) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, (D) the grant or exercise price with respect to any Award, and (E) any applicable performance goals with respect to Awards; provided, in each case, that (A) with respect to Awards of Incentive Stock Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended, unless the Board determines otherwise, (B) with respect to any Award subject to Section 409A of the Code, no such adjustment shall be authorized to the extent that such authority would cause the Plan to fail to comply with, or qualify for, an exception to Section 409A of the Code, and (C) any fractional shares resulting from such adjustment shall be eliminated.

In the event of a corporate transaction or event involving the Company of the type described in this Section 3(c), the Board may, in its sole discretion, provide that outstanding Awards will be assumed by another entity or otherwise equitably converted or substituted into the securities of such entity in connection with such transaction or event.

Notwithstanding the foregoing, in the event of a transaction in which the Company is not the surviving entity, or any other transaction in which the shareholders of the Company exchange their Shares in the Company for stock or equity securities of another company, or in the event of complete liquidation or dissolution of the Company, or in the case of a tender offer accepted by the Board, all outstanding Awards shall thereupon terminate, provided that the Board may, prior to the effective date of any such transaction, either (i) make all outstanding Awards immediately exercisable or vested or (ii) arrange to have the surviving entity grant to the Participants replacement awards (including cash) on terms which the Board shall determine to be fair and reasonable. The Board, in its sole discretion and to the extent not inconsistent with Section 14(r) hereof, may determine that, in the event of a transaction in which the Company is not the surviving entity, each outstanding Award shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each such Award, cash or other property, including securities of any entity acquiring the Company, in an amount equal to the fair market value of such Award (if any) as determined by the Board in its sole discretion. In addition, for each Option or Stock Appreciation Right with an exercise price or base price, as the case may be, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Board may, in its sole discretion, elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right.

(d)	Substitute Awards. Any Shares underlying Substitute Awards shall not, unless required by law, be counted against the Shares available for Awards under the Plan.

(e)	Sources of Shares Deliverable under Awards. Shares to be issued under the Plan may be made available from authorized and unissued Shares or of treasury Shares. During the term of the Plan, the Company will, at all times, reserve and keep available the number of Shares of Stock that shall be sufficient to satisfy the requirements of the Plan.

(f)	Minimum Vesting Requirements of Awards. Except in the case of Substitute Awards, Awards granted under this Plan to Participants shall either be subject to a minimum vesting or minimum performance period, in the case of Performance Awards, of one year. Notwithstanding the foregoing, (i) the Board may authorize acceleration of vesting of such Awards in the event of the Participant’s death, Disability, termination of service or the occurrence of a change in control, (ii) the Board may grant Awards without the above-described minimum requirements with respect to Awards covering up to 5% of the aggregate number of Shares authorized for issuance under the Plan, and (iii) with respect to Awards granted to Eligible Directors, the vesting of such Awards will be deemed to satisfy the minimum vesting requirement to the extent that the Awards vest based on the approximate one-year period beginning on each regular annual meeting of the Company’s shareholders and ending on the date of the next regular annual meeting of the Company’s shareholders.

4.	Eligibility

Any Employee, including any officer or employee-director of the Company, or any Affiliate, who is not a member of the Board, and Consultants shall be eligible to be designated a Participant. Eligible Directors shall be eligible for Awards as described in Section 10.

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5.	Stock Options

(a)	Grant. Subject to the provisions of the Plan, the Board shall have the authority to determine the Participants to whom Options shall be granted (provided that Incentive Stock Options may only be granted to employees of the Company or a parent or subsidiary of the Company within the meaning of Code Sections 424 (e) and (f), respectively), the number of Shares to be covered by each Option, the Option price and the conditions and limitations applicable to the exercise of the Option. The Board shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. If an Option that is intended to be an Incentive Stock Option fails to meet the requirements thereof, the Option shall automatically be treated as a Non-Qualified Stock Option to the extent of such failure.

(b)	Exercise Price. The Board in its sole discretion shall establish the exercise price at the time each Option is granted. The exercise price of an Option may not be less than the Fair Market Value on the Grant Date (or 110% of the Fair Market Value in the case of an Incentive Stock Option granted to a 10% Shareholder), except in the case of Substitute Awards.

(c)	Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Board may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable. Notwithstanding the foregoing, an Option shall not be exercisable after the expiration of ten years from the Grant Date (or five years in the case of an Incentive Stock Option granted to a 10% Shareholder). The Board may provide in any Award Agreement for the automatic exercise of an Option upon such terms and conditions as established by the Board.

(d)	Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Option price is received by the Company. Such payment may be made in cash or its equivalent, by exchanging, actually or constructively, Shares owned by the Participant (for any minimum period set forth in the Award Agreement or as may otherwise be required by the Board and which are not the subject of any pledge or other security interest), by another means approved by the Board, or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such Option price. A Participant may elect to pay all or any portion of the aggregate exercise price by having Shares with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company or sold by a broker-dealer.

(e)	Extension of Exercise Period. If the exercise of an Option is prevented by Section 14(d), the Option shall remain exercisable until thirty days after the date that such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such Option.

(f)	No Dividend Right. An Option may not provide for any dividends or dividend equivalents thereon.

6.	Stock Appreciation Rights

(a)	Grant. Subject to the provisions of the Plan, the Board shall have authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Each Stock Appreciation Right shall have a grant price no less that the Fair Market Value of Shares covered by the right on the Grant Date (except with respect to a Substitute Award).

(b)	Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the grant price thereof. The Board shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares. No Stock Appreciation Right may be exercised more than ten years from the Grant Date. The Board may provide in an Award Agreement for the automatic exercise of a Stock Appreciation Right upon such terms and conditions as established by the Board.

(c)	Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine, at or after the grant of a Stock Appreciation Right, the term (up to a maximum of ten years from the Grant Date), methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Board may be changed by the Board from time to time

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and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination, as well as Stock Appreciation Rights granted or exercised thereafter. The Board may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

(d)	Extension of Exercise Period. If the exercise of a Stock Appreciation Right is prevented by Section 14(d), the Stock Appreciation Right shall remain exercisable until thirty days after the date that such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such Stock Appreciation Right.

(e)	No Dividend Right. A Stock Appreciation Right may not provide for any dividends or dividend equivalents thereon.

7.	Restricted Stock And Restricted Stock Units

(a)	Grant. Subject to the provisions of the Plan, the Board shall have authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.

(b)	Transfer Restrictions. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Shares of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates to the Participant or the Participant’s legal representative.

(c)	Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share on the settlement or payment date of such Award. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Board, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(d)	Dividends and Distributions. Dividends and other distributions paid on or in respect of any Shares of Restricted Stock or Restricted Stock Units may be paid directly to the Participant, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Board in its sole discretion; provided that such dividends and other distributions will be subject to the same restrictions on vesting, payment or otherwise as the underlying Award.

(e)	Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the date of grant, a copy of such election with the Company and the Internal Revenue Service in accordance with the regulations under Section 83 of the Code. The Committee may provide in the applicable Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

8.	Performance Awards

(a)	Grant. Subject to the limitations set forth in Section 3, the Board shall have sole and complete authority to determine the eligible individuals who shall receive a “Performance Award,” which shall consist of a right that is (i) denominated and/or payable in cash, Shares or any other form of Award issuable under this Plan (or any combination thereof), (ii) valued, as determined by the Board, in accordance with the achievement of such performance goals during such performance periods as the Board shall establish, and (iii) payable at such time and in such form as the Board shall determine. Unless otherwise determined by the Board, any such Performance Award shall be evidenced by an Award Agreement containing the terms of such Award, including, but not limited to, the performance criteria and such terms and conditions as may be determined from time to time by the Board, in each case, not inconsistent with this Plan.

(b)	Terms and Conditions. Qualified Performance-Based Awards granted prior to the repeal of the exception for performance-based compensation under Section 162(m) were required to be conditioned upon the achievement of pre-established, objective goals relating to one or more of the following performance measures, as determined in writing by the Board and subject to such modifications as specified by the Board: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation

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thereof); earnings per share, diluted or basic; earnings per share from continuing operations; internal rate of return; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; share price; equity ratios; economic value added; cost of capital; assets or change in assets; expenses; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; mine closures; stock price; interest-sensitivity gap levels; return on equity or capital employed; total or relative increases to shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; amount of oil and gas reserves; oil and gas reserve additions; oil and gas reserve replacement ratios and similar measures; finding and development costs (including costs of finding oil and gas reserves); daily natural gas and/or oil production; volumes metrics (including volumes sold, volumes produced, volumes transported and similar measures); drilling and well metrics (including number of gross or net wells drilled, number of horizontal wells drilled, cost per well and similar measures); operating efficiency metrics; charge-offs; non-performing assets; asset sale targets; asset quality levels; asset write downs; value of assets; employee retention/attrition rates; talent management; diversity; investments; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; value creation; achievement of balance sheet or income statement objectives; and completion of acquisitions, business expansion, major project or organizational initiatives, product diversification and other non-financial operating and management performance objectives.

The Board may determine that certain adjustments shall apply, in whole or in part, in such manner as determined by the Board, to include or exclude the effect of any of the following events that occur during a performance period including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains/losses on the sale of assets; foreign exchange gains and/ or losses; expenses related to stock offerings and stock repurchases; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/ or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Board. For the avoidance of doubt, the Board may approve Performance Awards other than Qualified Performance-Based Awards that are based on the performance measures set forth in this Section 8(b) or other performance measures determined by the Board.

(c)	Additional Restrictions. The Board, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as conditions precedent to the payment of all or a portion of any Performance Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of this Plan to the contrary, the Board, in its sole discretion, may retain the discretion to increase or reduce the amount of any Performance Award to a Participant if it concludes that such increase or reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry or peer group; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Board deems relevant.

(d)	Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Board, on a deferred basis.

9.	Other Stock-Based Awards

The Board shall have authority to grant to Participants Other Stock-Based Awards, which shall consist of any right that is (i) not an Award described in Sections 5 through 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Board to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine the terms and conditions of any such Other Stock-Based Award.

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10.	Eligible Directors

Except as otherwise determined by the Board in its sole discretion, Eligible Directors shall receive Awards in accordance with this Section. Except as otherwise provided in this Section, Awards to Eligible Directors shall be subject to the remaining provisions of the Plan.

(a)	Terms of Grants. The exercise price per Share of each Option granted to an Eligible Director shall be the Fair Market Value of a Share on the Grant Date. Except as otherwise provided in this paragraph, Options shall expire ten (10) years from the Grant Date and have such other terms and conditions as provided in the Award Agreement.

(b)	Deferred Stock Unit Grants. The Board may grant Deferred Stock Units to Eligible Directors in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to the Eligible Directors. Each Deferred Stock Unit shall entitle the Eligible Director to receive one Share or an amount of cash equal to the Fair Market Value of a Share on the payment date, on terms and conditions established by the Board. The Board may also permit Eligible Directors to elect to receive Deferred Stock Units in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to the Eligible Director in cash, or to defer receipt of Shares or cash to be paid pursuant to Deferred Stock Units, in accordance with a deferred compensation policies established by the Company.

(c)	Other Awards. The Board in its sole discretion may grant other types of Awards to Eligible Directors other than those specifically described in this Section 10.

11.	Termination of Employment/Service

The Board shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment/service, including a termination by the Company or an Affiliate of the Company without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement.

12.	Change In Control

To the extent not inconsistent with Section 14(r) hereof, in the event that the Company engages in a transaction constituting a Change in Control, the Board shall have complete authority and discretion, but not the obligation, to accelerate the vesting of outstanding Awards and the termination of restrictions on Shares. In addition, the Board may, if deemed appropriate, in its discretion, in connection with a Change in Control, (i) provide for an equivalent award or Substitute Award in respect of securities of the surviving entity of such transaction; (ii) upon advance notice to the affected Participants, cancel any outstanding Options or Stock Appreciation Rights and pay to the holders thereof, in cash, stock or other property (including the property, if any, payable in such a transaction) (or any combination thereof), an amount equal to the excess of the fair market value of the Shares covered by the Award, based on the price per Share received or to be received by other shareholders of the Company in such a transaction or such other value as determined by the Board (the “Transaction Fair Market Value”), over the exercise price of the Award, or (iii) make provision for a cash payment or payment of other property (including the property, if any, payable in such transaction) to the holder of any other outstanding Award in settlement of such Award; provided that, in the case of an Option or Stock Appreciation Right with an exercise price that equals or exceeds the Transaction Fair Market Value, the Board may cancel such Options or Stock Appreciation Right without payment or consideration therefor. Any such action taken shall be performed in accordance with the applicable provisions of the Code and treasury regulations issued thereunder so as not to affect the status of (A) any Award intended to qualify as an Incentive Stock Option under Section 422 of the Code, unless the Board determines otherwise or (B) any Award intended to comply with, or qualify for an exception to, Section 409A of the Code. Any such action taken by the Board will be final, conclusive and binding for all purposes of this Plan.

13.	Amendment and Termination

(a)	Amendments to the Plan and Award Agreements. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, cancel or terminate the Plan or an Award Agreement or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation, cancellation or termination shall: (i) be made without shareholder approval if such approval is necessary to comply with any applicable law, tax or regulatory requirement, or listing requirement of the New York Stock Exchange or any other national exchange on which the Shares are listed, for which or with which the Board deems it necessary or desirable to qualify or comply; or (ii) be made without the consent of the affected Participant, if such action would adversely affect any material rights of such

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Participant under any outstanding Award. Notwithstanding the foregoing or any provision of the Plan or an Award Agreement to the contrary, the Board may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or an Award Agreement to the extent necessary to: (i) conform the provisions of the Plan and/or Award with Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of the Plan and/or Award shall adversely affect the rights of a Participant; and (ii) to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

(b)	Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 3(c) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution, reduction or enlargement of the benefits or potential benefits made or intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 409A.

(c)	Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Board may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award except to the extent that such payment would violate the requirements of Section 409A of the Code. Notwithstanding the foregoing and any other provision of this Plan, except for adjustment provided in Section 3(c) or in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, other Company securities, or other property), stock split, extraordinary cash dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other Company securities, or similar transaction(s)), the terms of outstanding Options or Stock Appreciation Rights may not be (i) amended to reduce the exercise price of such outstanding Options or Stock Appreciation Rights or (ii) cancelled in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without obtaining shareholder approval.

14.	General Provisions

(a)	Dividend Equivalents. In the sole and complete discretion of the Board, an Award, other than an Option or Stock Appreciation Right, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property; provided that such dividends or dividend equivalents will be subject to the same restrictions on vesting, payment, or otherwise as the underlying Award.

(b)	Nontransferability. Except to the extent provided in an Award Agreement, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

(c)	No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Eligible Directors, consultants, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(d)	Share Certificates and Legal Restrictions. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, the listing standards of the New York Stock Exchange or any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)	Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant an amount (in cash, Shares, other securities, other Awards or other property) sufficient to cover any federal, state, local or foreign income taxes or such other applicable taxes required by law in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company may, in its discretion, permit a

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Participant (or any beneficiary or other Person entitled to act) to elect to pay a portion or all of the amount such taxes in such manner as the Committee shall deem to be appropriate, including, but not limited to, authorizing the Company to withhold, or agreeing to surrender to the Company, Shares owned by such Participant or a portion of such forms of payment that would otherwise be distributed pursuant to an Award.

Notwithstanding the foregoing or any provisions of the Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718 and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements or as otherwise determined in the discretion of the Board.

(f)	Award Agreements. Unless otherwise determined by the Board, each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g)	No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Stock, Shares and other types of Awards provided for hereunder (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h)	No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i)	No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Stock.

(j)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

(k)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)	Other Laws. The Board may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Board in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(m)	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(n)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o)	Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

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(p)	Parachute Payments. The Board may provide in an Award Agreement that no amounts shall be paid or considered paid to the extent that any such payments would be nondeductible by the Company under Code Section 280G.

(q)	Section 162(m). Notwithstanding any provision of the Plan or Award Agreement to the contrary if an Award under this Plan is intended to qualify as performance-based compensation under Section 162(m) and the regulations issued thereunder and a provision of this Plan or an Award Agreement would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed). In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 162(m).

(r)	Section 409A. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(i)	If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of termination unless another compliant date is specified in the applicable agreement.

(ii)	For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A.

(iii)	The Board, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Board shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options, Stock Appreciation Rights and other stock rights subject to Section 409A. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Board to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period). To the extent authorized, a Participant who first becomes eligible to participate in the Plan may file an election (“Initial Election”) at any time prior to the 30-day period following the date on which the Participant initially becomes eligible to participate in the Plan (or at such other date as may be specified by the Board to the extent consistent with Section 409A). Any such Initial Election shall only apply to compensation earned and payable for services rendered after the effective date of the Election.

(iv)	The grant of Non-Qualified Stock Options, Stock Appreciation Rights and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Employees and Eligible Directors of the Company and its subsidiaries and affiliates in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

(s)	Disclaimer. Although it is the intent of the Company that this Plan and Awards hereunder, to the extent the Committee deems appropriate and to the extent applicable, comply with Rule 16b-3, 409A and 422 of the Code: (a) none of the Company, the Board or the Committee warrants that any Award under the Plan will qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (b) in no event shall any member of the Board or the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Rule 16b-3, 409A or 422 of the Code or for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

- 2020 Proxy Statement	B-10

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(t)	Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to Awards and recovery of amounts relating thereto. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or Awards.

(u)	Sub-Plans. The Board may from time to time establish sub-plans under this Plan, including, but not limited to, for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Board determines are necessary or desirable. All sub-plans shall be deemed a part of this Plan, but, if applicable, each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

15.	Term of the Plan

(a)	Effective Date. The amendment and restatement of this Plan shall be effective on May 6, 2020 (the “Effective Date”). The Plan, as amended and restated herein, becomes effective upon approval of the Plan at the Company’s Annual Meeting of Shareholders to be held on May 6, 2020 (or such other date upon which the Company’s shareholders approve the Plan, the “Annual Meeting”). If the Plan, as amended and restated, is not so approved, then the Plan, as in effect immediately prior to such Annual Meeting, shall remain in effect. Notwithstanding the foregoing or anything else contained herein to the contrary, all remuneration payable under the terms of this Plan pursuant to written binding contracts in effect on November 2, 2017 shall be governed by the terms and conditions of this Plan in effect immediately prior to this amendment and restatement and, as a result, and, for the avoidance of doubt, none of the changes made pursuant to this amendment and restatement of this Plan shall result in the material modification of the remuneration payable under such contracts.

(b)	Expiration Date. No Awards may be granted under the Plan after the day immediately preceding the tenth anniversary of May 6, 2020. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

16.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

“10% Shareholder” means an Employee who, as of the date on which an Incentive Stock Option is granted to such Employee, owns more than ten percent (10%) of the total combined voting power of all classes of Shares then issued by the Company or any of its subsidiaries.

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest and (iii) an Affiliate of the Company as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, in either case as determined by the Committee.

“Annual Meeting” shall have the meaning set forth in Section 15(a).

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Award, Other Stock-Based Award or other Award permitted under the Plan.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award. An Award Agreement may be in an electronic medium and, unless otherwise determined by the Board, shall not become effective until executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

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“Cause” shall mean, unless otherwise defined in the applicable Award Agreement, a determination by the Committee that a Participant has: (1) committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Company; (2) deliberately and repeatedly violated the rules of the Company or the valid instructions of the Board or an authorized officer of the Company; (3) made any unauthorized disclosure of any of the material secrets or confidential information of the Company; or (4) engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Company.

“Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, the earliest to occur of: (1)  any one “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares), or more than one “person” acting as a “group,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Shares that, together with the Shares held by such “person” or “group,” possess more than 50% of the total fair market value or total voting power of the Shares and other stock of the Company; (2) a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (3) the sale of all or substantially all of the Company’s assets (which shall be determined in the sole discretion of the Committee); provided, however, that, in addition to the foregoing, such event must also qualify as a “Change in Control” event within the meaning of Treas. Reg. Section 1.409A-3(i)(5)(i) with respect to the Company. For the avoidance of doubt, references within this definition of “Change in Control” to the “Company” are solely to CNX Resources Corporation, such that a sale of a subsidiary of CNX Resources Corporation shall not constitute a “Change in Control” under the Plan unless otherwise determined in the sole discretion of the Committee.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean a committee of the Board designated by the Board to be responsible for the administration of the Plan (though excluding day-to-day administration). To the extent deemed appropriate by the Board, the Committee shall be composed of not less than two individuals who are “non-employee directors” within the meaning of Section 16 and “independent directors” within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual, and, for remuneration that was granted pursuant to a written binding contract that was in effect on November 2, 2017, the Committee must be comprised solely of two or more individuals who are “outside directors” within the meaning of Section 162(m).

“Company” shall mean CNX Resources Corporation, and its successors.

“Consultant” shall mean a natural person that provides bona fide services to the Company and/or its Affiliates; provided, however, that a Consultant shall not include a person whose services are in connection with the offer or sale of the Company’s securities in a capital-raising transaction including, directly or indirectly, the promotion or maintenance of a market for the Company’s securities.

“Deferred Stock Unit” means a right, granted to Eligible Directors in accordance with Section 10, to acquire a Share for no consideration or some other amount determined by the Board.

“Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a Participant’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months), to perform for the Company or an Affiliate substantially the same services as he or she performed prior to incurring such incapacity or injury. Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A (and not excepted therefrom) and payable upon Disability, such term shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months.

“Effective Date” shall have the meaning set forth in Section 15(a) hereof.

“Eligible Director” means a director who is not an employee of the Company or any of its Affiliates.

“Employee” shall mean an employee or consultant of the Company or of any Affiliate, including any individual who enters into an employment agreement with the Company or an Affiliate which provides for commencement of employment within three months of the date of the agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the fair market value of the property or other items being valued, as determined by the Board in its sole discretion. Fair Market Value with respect to the Shares, as of any date, shall mean (i) if the Shares are listed on a securities exchange, the closing sales price per share of the Shares on such exchange or over such system on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on

- 2020 Proxy Statement	B-12

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which sales were reported, (ii) if the Shares are not so listed or traded, the mean between the bid and offered prices of the Shares for such date or (iii) in the event there is no public market for the Shares, the fair market value as determined by the Board in its sole discretion. The Board is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Award Agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

“Full-Value Award” means any Award of Shares under this Plan or an Award payable in Shares, other than an Option or a Stock Appreciation Right.

“Grant Date” means, with respect to an Award, date on which the Board makes the determination to grant such Award, or such other date as is determined by the Board. Within a reasonable time thereafter, the Company will deliver an Award Agreement to the Participant.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 5 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 5 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean any right granted under Section 9 of the Plan.

“Participant” shall mean any Employee or Eligible Director who receives an Award under the Plan.

“Performance Award” shall mean any right granted under Section 8 of the Plan.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” shall mean this CNX Resources Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan, as may be amended and restated from time to time.

“Restricted Stock” shall mean any Share granted under Section 7 of the Plan.

“Qualified Performance-Based Award” means any a Performance Award, or a portion of such Award, that was intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m). (Effective for tax years after 2017, the qualified performance-based compensation exception under Section 162(m) was repealed, and, thereafter, no further Qualified Performance-Based Awards shall be granted under the Plan; provided, however that notwithstanding such repeal, the qualified performance-based compensation exception under Section 162(m) is subject to a transition rule for remuneration that is payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified thereafter. For the avoidance of doubt, it is the intent of the Company to preserve the qualified performance-based compensation exception that is and/or may be payable under the Plan to the maximum extent permissible by law.)

“Restricted Stock Unit” shall mean any unit granted under Section 7 of the Plan.

“Retirement” shall mean with respect to a Participant other than an Eligible Director retirement of a Participant from the employ or service of the Company or any of its Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such Participant’s 65th birthday, unless otherwise defined or provided in the applicable Award Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor agency thereto, and shall include the staff thereof.

“Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

“Section 162(m)” shall mean Section 162(m) of the Code and the rules promulgated thereunder or any successor provision thereto as in effect from time to time.

“Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

“Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where

- 2020 Proxy Statement	B-13

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legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. A Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

“Shares” shall mean shares of the common stock, $.01 par value, of the Company, or such other securities of the Company as may be designated by the Board from time to time.

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with the regulations issued under Code Section 409A and the procedures established by the Company.

“Stock Appreciation Right” shall mean any right granted under Section 6 of the Plan.

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

“Transaction Fair Market Value” shall have the meaning set forth in Section 12.

- 2020 Proxy Statement	B-14

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2020 for shares held in the 401(k) plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CNX2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2020 for shares held in the 401(k) plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D00909-Z76481

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CNX RESOURCES CORPORATION

1. Election of Directors:	For	Against	Abstain
1a. J. Palmer Clarkson	☐	☐	☐
1b. Nicholas J. DeIuliis	☐	☐	☐
1c. Maureen E. Lally-Green	☐	☐	☐
1d. Bernard Lanigan, Jr.	☐	☐	☐
1e. William N. Thorndike, Jr.	☐	☐	☐
1f. Ian McGuire	☐	☐	☐

The Board recommends a vote FOR Proposal 2.	For	Against	Abstain
2. Ratification of Anticipated Appointment of Ernst & Young LLP as Independent Auditor.	☐	☐	☐
The Board recommends a vote FOR Proposal 3.	**For**	**Against**	**Abstain**
3. Advisory Approval of 2019 Named Executive Compensation.	☐	☐	☐
The Board recommends a vote FOR Proposal 4.	**For**	**Against**	**Abstain**
4. Adoption of the CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan.	☐	☐	☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so these shares may be represented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K, and Shareholder Letter are available at www.proxyvote.com.

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

D00910-Z76481

Proxy — CNX RESOURCES CORPORATION

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nicholas J. Deluliis and Stephanie L. Gill, and each of them, as proxies with power of substitution to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Shareholders of CNX Resources Corporation, as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of CNX Resources Corporation to be held on May 6, 2020 at 10:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/CNX2020 and any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein. **If no direction is made, this Proxy will be voted "FOR" the election of each of the nominees in Proposal 1, "FOR" the ratification of the anticipated appointment of Ernst & Young LLP as independent auditor in Proposal 2, "FOR" the advisory approval of 2019 named executive compensation in Proposal 3, and "FOR" the adoption of the CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan in Proposal 4. The proxies are also authorized to vote, in accordance with their judgment, upon such other matters as may properly come before the Annual Meeting (including, without limitation, to adjourn the Annual Meeting) and any postponement or adjournment thereof.**

Continued and to be signed on reverse side